Exhibit 10.1

COMBINATION AGREEMENT
BETWEEN
PHELPS DODGE CORPORATION
AND
INCO LIMITED
Dated as of June 25, 2006

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Exhibit A	Form of Italy Resolution
Exhibit B	Form of Plan of Arrangement
Exhibit C	Form of Restated Certificate of Incorporation
Exhibit D	Form of Support Agreement Amendment
Exhibit E	Form of Portugal — France Agreement
Exhibit F	Form of Convertible Note Purchase Agreement

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COMBINATION AGREEMENT
      This COMBINATION AGREEMENT is made and entered into as of June 25, 2006, between Phelps Dodge Corporation, a New York corporation (“Portugal”), and Inco Limited, a corporation organized and existing under the laws of Canada (“Italy”).
RECITALS
      A. The board of directors of Italy has (i) determined that it is in the best interests of Italy and its shareholders to effect the business combination and other transactions provided for herein, including the Arrangement pursuant to which an indirect wholly-owned subsidiary of Portugal will acquire all of the outstanding common shares of Italy and the shareholders of Italy immediately prior to the effectiveness of the Arrangement will receive the consideration described herein and in the Plan of Arrangement, and (ii) resolved to recommend that the shareholders of Italy vote in favour of the Arrangement.
      B. The board of directors of Portugal has (i) deemed it advisable and in the best interests of Portugal and its shareholders to effect the business combination and other transactions provided for herein, including the Portugal Share Issuance and the Portugal Charter Amendment, and (ii) resolved to recommend that the shareholders of Portugal vote in favor of the Portugal Share Issuance and the Portugal Charter Amendment.
      C. Contemporaneously with the execution and delivery of this Agreement, (i) Italy and Falconbridge Limited, a corporation organized and existing under the laws of Ontario (“France”), have entered into an amendment to the Support Agreement between them in the form set forth as Exhibit D hereto, (ii) Portugal and France have entered into an Agreement in the form set forth as Exhibit E, and (iii) Italy and Portugal have entered into the Convertible Note Purchase Agreement in the form set forth in Exhibit F hereto.
      NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS
      1.1.     Certain Definitions. The following terms shall have the following meanings:

“1933 Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

“1934 Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“Action” means any action, claim, suit, litigation, demand, cause of action, charge, complaint, arbitration or other proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes of the foregoing, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. For the avoidance of doubt, a Subsidiary of any Person shall be deemed to be an Affiliate of such Person, and such Person shall be deemed to be an Affiliate of such Subsidiary.

“Agreement” means this Combination Agreement, including the Exhibits and schedules hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“ARC” means an advance ruling certificate issued by the Commissioner pursuant to Section 102 of the Competition Act.

“Arrangement” means an arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 9.4 hereof or Article VII of the Plan of Arrangement or made at the direction of the Court in the Final Order.

“Articles of Arrangement” means the articles of arrangement of Italy in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made.

“CBCA” means the Canada Business Corporations Act, as now in effect and as it may be amended from time to time prior to the Effective Time.

“Canadian Securities Regulatory Authorities” means the OSC and each other securities commission or similar regulatory authority in each of the provinces and territories of Canada.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commissioner” means the Commissioner of Competition under the Competition Act.

“Competition Act” means the Competition Act (Canada), as amended.

“Competition Act Approval” means receipt of an ARC or, in the alternative to an ARC, the waiver, expiration or earlier termination of the waiting period under Part IX of the Competition Act and receipt of a letter from the Commissioner or a person authorized by the Commissioner that the Commissioner has determined not to make an application for an order under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement.

“Contract” means any written agreement, commitment, contract, note, bond, mortgage, indenture, lease, instrument or other binding arrangement.

“Court” means the Superior Court of Justice (Ontario).

“Director” means the Director appointed pursuant to section 260 of the CBCA.

“Disclosed Publicly by Italy” means disclosed in a public filing by Italy with the OSC on or after January 1, 2004 and prior to the date hereof.

“Disclosed Publicly by Portugal” means disclosed in a public filing by Portugal with the SEC on or after January 1, 2004 and prior to the date hereof.

“Disclosed to Italy” means disclosed by Portugal in the Portugal Dataroom or made available in writing by Portugal to Italy.

“Disclosed to Portugal” means disclosed by Italy in the Italy Dataroom or made available in writing by Italy to Portugal.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in Article IV of the Plan of Arrangement.

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement.

“Employee Plan” means, with respect to any Person, any “employee benefit plan,” as defined in Section 3(3) of ERISA, and any stock purchase, stock option, stock appreciation, stock incentive, phantom stock, severance, termination, employment, change-in-control, retention, insurance (including self-insurance), split-dollar, health, medical, disability, sick pay, workers compensation, supplemental unemployment, post-employment, pension, savings, retirement, profit sharing, vacation, fringe benefit, multiemployer, collective bargaining, bonus, incentive, deferred compensation, loan and any other employee benefit plan, agreement, program, policy or other arrangement (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether or not subject to ERISA, whether formal or informal.

“Environmental Laws” means all Laws and Orders of any international, provincial, federal, state, local and any other Governmental Entity that relate to the protection of the environment, protection of wildlife and/or wildlife habitat, protection of cultural or historic resources, including those relating to reclamation, remediation or restoration of mineral or other properties, the natural environment or to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, or to the impact of Hazardous Substances on the environment, health or property.

“Environmental Lien” means any Lien in favor of any Governmental Entity arising under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with such Person within the meaning of Section 414 of the Code.

“France Subsequent Acquisition Transaction” means the acquisition by Italy of the common shares of France held by Persons who have not accepted the Italy Bid in the manner contemplated under the heading “Acquisition of France Shares Not Deposited” in the Italy Bid Circular.

“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended or varied at any time prior to the Effective Time or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal.

“Governmental Entity” means any (a) multinational, federal, provincial, state, regional, municipal or other government, or governmental department, central bank, court, tribunal, arbitrator, commission, board, bureau or agency, whether U.S., Canadian, foreign or multinational, (b) subdivision, agent, commission, board or authority of any of the foregoing or (c) stock exchange, including the NYSE or TSX.

“Hazardous Substance” means any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid or any combination thereof, whether waste material, raw material, finished product, intermediate product, byproduct or any other material or article, that is listed or regulated under any applicable Environmental Laws as a hazardous substance, toxic substance, waste or contaminant or is otherwise listed or regulated under any applicable Environmental Laws because it poses a hazard to human health or the environment, including petroleum products, asbestos, PCBs, urea formaldehyde foam insulation and lead-containing paints or coatings.

“ICA” means the Investment Canada Act (Canada), as amended, and the regulations thereunder.

“ICA Approval” means the determination or deemed approval by the Minister responsible for the administration of the ICA that the transactions contemplated hereby are of “net benefit to Canada” pursuant to Part IV of the ICA.

“In the Money Amount” in respect of a stock option at any time means the amount, if any, by which the aggregate fair market value at that time of the securities subject to the option exceeds the aggregate exercise price under the stock option.

“Intellectual Property” means all federal, state, provincial, foreign and multinational intellectual and industrial property rights, including without limitation, all (i) patents; (ii) copyrights; (iii) trademarks and service marks, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (iv) trade secrets; and (v) all registrations, applications, and recordings related to the foregoing.

“Interim Order” means the interim order of the Court, as the same may be amended in respect of the Arrangement, as contemplated by Section 2.4.

“ITA” means the Income Tax Act (Canada), as amended, and the regulations thereunder, as amended, in each case, except as otherwise provided herein, as of the date hereof.

“Italy Bid” means the offer, as the same may be amended from time to time, by Italy to acquire all of the outstanding common shares of France as described in the Italy Bid Circular.

“Italy Bid Circular” means the take-over bid circular of Italy dated October 24, 2005, as the same has been amended or varied and as the same may be amended or varied from time to time, relating to the Italy Bid.

“Italy Dataroom” means the electronic dataroom relating to Italy to which Portugal has had access prior to the date hereof.

“Italy Employee Plan” means any Employee Plan under which (i) any current or former director, officer, consultant or employee of Italy or any of its Subsidiaries (or any of their beneficiaries or dependants) has any present or future right to benefits and which is contributed to, entered into, sponsored by or maintained by Italy, any of its Subsidiaries or any of their ERISA Affiliates or (ii) Italy or any of its Subsidiaries has or reasonably would be expected to have any present or future liability.

“Italy Meeting” means the special meeting of holders of Italy Common Shares, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement and other matters related to this Agreement and the Arrangement.

“Italy Option Plans” means the stock option or incentive plans for directors, officers and employees of Italy and its Subsidiaries and other eligible persons (as applicable).

“Italy Resolution” means the special resolution of the holders of the Italy Common Shares, to be substantially in the form of Exhibit A hereto.

“Italy SAR” means a stock appreciation right included in an Italy Option and exercisable in lieu of (but not in addition to) such Italy Option.

“knowledge” of Italy, means the actual knowledge of the Persons set forth in Section 1.2 of the Italy Disclosure Schedule, and of Portugal, means the actual knowledge of the Persons set forth in Section 1.2 of the Portugal Disclosure Schedule.

“Laws” means laws (including common law), statutes, rules, regulations, orders, ordinances, codes, treaties, and judicial, arbitral, administrative, ministerial or departmental judgments, awards or other requirements of any Governmental Entity.

“Lien” means, with respect to any property, right or asset, any mortgage, lien, pledge, charge, security interest, purchase option, right of first offer or refusal, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” means, with respect to each party, any fact, change, event, occurrence or effect (a) that is or would reasonably be expected to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of such party, its Subsidiaries and its material joint ventures, taken as a whole, other than any such fact, change, event, occurrence or effect relating to (i) the announcement of the execution of this Agreement or the transactions contemplated hereby, including the consummation of the acquisition of common shares of France as contemplated by the Support Agreement and this Agreement, the exercise of dissent rights in connection with any subsequent acquisition transaction, and any divestitures or other actions required to obtain all necessary regulatory approvals relating thereto, (ii) changes, circumstances or conditions generally affecting the mining industry and not having a materially disproportionate effect on such party, (iii) changes in general economic conditions in the United States or Canada, (iv) changes in any of the principal markets served by such party’s business generally or shortages or price changes with respect to raw materials, metals or other products (including, but not limited to, nickel, copper, cobalt, molybdenum, any platinum-group metals, sulfur, sulphuric acid, electricity, zinc or aluminum) used or sold by that party, (v) changes in generally applicable Laws or regulations (other than orders, judgments or decrees against such party, any of its Subsidiaries or any of its material joint ventures), or (vi) changes in US GAAP or Canadian GAAP or (b) that as of the date hereof is, or would reasonably be expected to be, materially adverse to the ability of such party to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall (A) a change in the trading prices of a party’s equity securities, or (B) any failure by a party, including France, to meet any internal or published projections, forecasts or revenue or synergy or earnings predictions (collectively “Estimates”) by itself, be deemed to constitute a Material Adverse Effect (it being understood that the foregoing shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such change in trading prices or Estimates independently constitutes a Material Adverse Effect); it being understood and agreed that, after the consummation of the acquisition of common shares of France as contemplated by the Support Agreement and this Agreement, for purposes of determining whether a Material Adverse Effect with respect to Italy shall have occurred, the financial condition, business and results of operations of Italy shall be deemed to include the financial condition, business and results of operations of Italy, France and their collective Subsidiaries and material joint ventures, taken as a whole.

“NYSE” means The New York Stock Exchange, Inc.

“OBCA” means the Business Corporations Act (Ontario), as now in effect and as it may be amended from time to time prior to the Effective Time.

“Order” means any legally enforceable judgment, order, decision, writ, injunction, stipulation, ruling or decree of, or any settlement under jurisdiction of, any Governmental Entity.

“OSC” means the Ontario Securities Commission.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company, unlimited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Plan of Arrangement” means, subject to Section 2.2(a), the plan of arrangement, substantially in the form of Exhibit B hereto as amended by any amendments or variations thereto made in accordance with Section 9.4 hereof or Article VII of the Plan of Arrangement or made at the direction of the Court in the Final Order.

“Portugal Charter Amendment” means the amendment and restatement of the certificate of incorporation of Portugal so that, after giving effect thereto, the certificate of incorporation of Portugal shall be substantially in the form set forth as Exhibit C.

“Portugal Dataroom” means the electronic dataroom relating to Portugal to which Italy has had access prior to the date hereof.

“Portugal Employee Plan” means any Employee Plan under which (i) any current or former director, officer, consultant or employee of Portugal or any of its Subsidiaries (or any of their beneficiaries or dependants) has any present or future right to benefits and which is contributed to, entered into, sponsored by or maintained by Portugal, any of its Subsidiaries or any of their ERISA Affiliates or (ii) Portugal or any of its Subsidiaries has or reasonably would be expected to have any present or future liability.

“Portugal Meeting” means the special meeting of holders of Portugal Common Shares, including any adjournment or postponement thereof, to be called to consider the Portugal Charter Amendment and the Portugal Share Issuance.

“Portugal Share Issuance” means the issuance of Portugal Common Shares pursuant to the Arrangement.

“Proprietary Subject Matter” means: (i) all information (whether or not protectable by patent, copyright, mask work or trade secret rights) not generally known to the public, including know-how and show-how, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, specifications, technical manuals and data, libraries, blueprints, drawings, product information, development work-in-process, inventions and trade secrets; (ii) patentable subject matter, patented inventions and inventions subject to patent applications; (iii) industrial models and industrial designs; (iv) works of authorship, software and copyrightable subject matter; (v) mask works; and (vi) trademarks, trade names, service marks, brand names, corporate names, emblems, logos, trade dress, domain names, insignia and related marks.

“Regulatory Approvals” means, with respect to a party, those Orders, sanctions, consents, exemptions, waivers, permits, agreements, certificates, authorizations and other Approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities that are necessary or advisable in connection with the transactions contemplated hereby, including, in the case of Italy, those referred to in Section 3.5(b) hereof and, in the case of Portugal, those referred to in Section 4.5(b) hereof.

“Securities Act (Ontario)” means the Securities Act (Ontario) and all rules and regulations enacted thereunder, as now in effect and as it may be amended from time to time prior to the Effective Time.

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the Securities Act (Ontario) and the equivalent legislation in the other provinces and territories of Canada, the 1933 Act, and the 1934 Act, all as now enacted or as the same may from time to time be amended, and the applicable rules and regulations promulgated thereunder.

“Stock Award Exchange Ratio” means the sum of (i) the Share Exchange Ratio plus (ii) the fraction resulting from dividing the Per Share Cash Amount by the closing price of the Portugal Common Shares on the NYSE on the last trading day immediately preceding the Closing Date expressed in Canadian dollars based upon the noon buying rate of the Bank of Canada on such date.

“Subsidiary” shall mean, when used with reference to any party, any Person of which such party (either alone or through or together with any other Subsidiary) either owns, directly or indirectly, fifty percent (50%) or more of the outstanding capital stock or other equity interests the holders of which are generally entitled to vote for the election of directors or members of any other governing body of such Person or, in the case of a Person that is a partnership, is a general partner of such partnership, or any Person the accounts of which such party is required to consolidate in its own financial statements under the generally accepted accounting principles applicable to such party.

“Support Agreement” means the Support Agreement, dated October 10, 2005, between Italy and France, as amended from time to time (including pursuant to amendments dated January 12, 2006, February 20, 2006, March 21, 2006, May 13, 2006 and the date hereof).

“TSX” means The Toronto Stock Exchange.
      1.2.     Terms Defined in Other Sections. The following terms are defined elsewhere in this Agreement in the following Sections:

Acquisition Proposal	Section 5.3(j)
Approvals	Section 3.1(a)
Canadian GAAP	Section 3.7(b)
Change in Italy Recommendation	Section 5.2(c)

Change in Portugal Recommendation	Section 6.2(c)
Change in Recommendation	Section 6.2(c)
Closing Date	Section 2.5(a)
Collective Agreements	Section 3.12(a)
Confidentiality Agreements	Section 7.1(a)
Converted Portugal Option	Section 2.1(c)
Converted Portugal Option Exercise Price	Section 2.1(c)
DOJ	Section 7.5
European Commission	Section 7.5
Expenses	Section 9.3(d)
France	Recitals
France Condition	Section 8.1(g)
FTC	Section 7.5
HSR Act	Section 3.5(b)
Indemnified Parties	Section 7.6
Infringe	Section 3.19
IRD	Section 7.5
Italy	Preamble
Italy Charter Documents	Section 3.2
Italy Circular	Section 5.2(b)
Italy Common Shares	Section 3.3(a)
Italy Competing Proposal	Section 9.3(d)
Italy Disclosure Schedule	Article III
Italy Documents	Section 3.7(a)
Italy Environmental Permits	Section 3.18(c)
Italy Financial Statements	Section 3.7(b)
Italy Insurance Policies	Section 3.16
Italy Intellectual Property	Section 3.19
Italy Options	Section 3.3(a)
Italy Preferred Shares	Section 3.3(a)
Italy Property	Section 3.18(a)
Italy Restricted Shares	Section 3.3(a)
Italy Returns	Section 3.17(b)(i)
Italy Shareholder Approval	Section 2.4(b)
Italy Termination Fee	Section 9.3(d)
Italy-Used Proprietary Subject Matter	Section 3.19
KEIP Plans	Section 3.3(a)
LYON Notes	Section 3.3(a)
Material Italy Contract	Section 3.20
Material Portugal Contract	Section 4.20
Permit	Section 3.5(a)
Per Share Cash Amount	Section 2.1(a)(ii)
Portugal	Preamble
Portugal Canada	Section 2.1(a)
Portugal Charter Documents	Section 4.2

Portugal Competing Proposal	Section 9.3(d)
Portugal Common Shares	Section 4.3(a)
Portugal Disclosure Schedule	Article IV
Portugal Environmental Permits	Section 4.18(c)
Portugal Financial Statements	Section 4.7(b)
Portugal Insurance Policies	Section 4.16
Portugal Intellectual Property	Section 4.19
Portugal Preferred Shares	Section 4.3(a)
Portugal Property	Section 4.18(a)
Portugal Proxy Statement	Section 6.2(b)
Portugal Returns	Section 4.17(a)(i)
Portugal SEC Reports	Section 4.7(a)
Portugal Stockholder Approval	Section 4.22
Portugal Termination Fee	Section 9.3(d)
Portugal-Used Proprietary Subject Matter	Section 4.19
Sarbanes-Oxley Act	Section 3.7(c)
Share Exchange Ratio	Section 2.1(a)(ii)
Shareholder Solicitations	Section 7.2(a)
Superior Proposal	Section 5.3(j)
Support Agreement Contracts	Section 3.20(b)
Takeover Statute	Section 7.7
Tax	Section 3.17(a)
Tax Pools	Section 3.17(b)(iv)
Termination Date	Section 9.1(b)
US GAAP	Section 4.7(b)
      1.3.     Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Unless otherwise indicated, the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” a Person, such reference shall be deemed to include the business of such Person and all direct and indirect Subsidiaries of such Person taken as a whole. Reference to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.
ARTICLE II
THE ARRANGEMENT
      2.1.     The Arrangement. Subject to the terms hereof, at the Effective Time and as more fully set forth in the Plan of Arrangement:

(a) A newly-formed, Canadian wholly-owned Subsidiary of Portugal (“Portugal Canada”) will acquire all outstanding Italy Common Shares; Italy and Portugal Canada will amalgamate; and each outstanding Italy Common Share (other than (x) Italy Common Shares held by a holder who has validly exercised its Dissent Rights or by Portugal or any Subsidiary of Portugal and (y) the Italy Restricted Shares) will be exchanged by the holder thereof for:

(i) 0.672 Portugal Common Shares (the “Share Exchange Ratio”), plus

(ii) Cdn.$17.50 in cash (the “Per Share Cash Amount”).

(b) Each Italy Restricted Share granted under the KEIP Plans and outstanding immediately prior to the Effective Time will be exchanged for the number of restricted Portugal Common Shares (on the same terms and conditions as were applicable prior to the Effective Time to such award of Italy Restricted Shares pursuant to the relevant KEIP Plan under which such Italy Restricted Share was issued and the agreement evidencing the grant thereof) equal to the Stock Award Exchange Ratio.

(c) Each Italy Option outstanding immediately prior to the Effective Time, whether or not vested, shall be exchanged for a fully vested option granted by Portugal (a “Converted Portugal Option”) to acquire (on the same terms and conditions, other than vesting, as were applicable to such Italy Option pursuant to the relevant Italy Option Plan under which it was issued and the agreement evidencing the grant thereof prior to the Effective Time) the number (rounded down to the nearest whole number) of Portugal Common Shares determined by multiplying (A) the number of Italy Common Shares subject to such Italy Option immediately prior to the Effective Time by (B) the Stock Award Exchange Ratio. The exercise price per Portugal Common Share subject to any such Converted Portugal Option (the “Converted Portugal Option Exercise Price”) will be an amount (rounded up to the nearest one hundredth of a cent) equal to the quotient of (A) the exercise price per Italy Common Share subject to such Italy Option immediately prior to the Effective Time and (B) the Stock Award Exchange Ratio, expressed in U.S. dollars based on the noon buying rate of the Bank of Canada on the last trading day immediately preceding the Closing Date; provided that the exercise price otherwise determined shall be increased to the extent, if any, required to ensure that the In The Money Amount of the Converted Portugal Option immediately after the exchange is equal to the in the Money Amount of the corresponding Italy Option immediately before the exchange. The conversion mechanism set forth in this Section 2.1(c) shall be adjusted to the extent required to comply with Section 409A of the Code and the rules, regulations and guidance promulgated thereunder, where applicable.

(d) For greater certainty, if a particular Italy Option includes an Italy SAR, the corresponding Converted Portugal Option will include a stock appreciation right subject to the same terms and conditions (other than vesting) as were applicable to the Italy SAR except that the stock appreciation right, which may be exercised in lieu of, but not in addition to the Converted Portugal Option shall represent the right to receive, upon exercise (and consequent surrender of the Converted Portugal Option), (i) the number of Portugal Common Shares (rounded down to the nearest whole share) having an aggregate fair market value on the date of exercise equal to the positive difference between (A) the aggregate fair market value of the Portugal Common Shares subject to the corresponding Converted Portugal Option and (B) the aggregate Converted Portugal Option exercise price, (ii) the equivalent amount of cash, or (iii) an equivalent combination thereof, as Portugal may determine in its sole discretion. The conversion mechanism in relation to the Italy SAR shall be adjusted as necessary to the extent required to comply with section 409A of the Code and the rules, regulations and guidance promulgated thereunder, where applicable.
      2.2.     Implementation Steps by Italy. Italy covenants in favor of Portugal that Italy shall:

(a) subject to the terms of this Agreement and the preparation of a substantially complete Italy Circular in accordance with Section 5.2 of this Agreement, as soon as reasonably practicable, apply in a manner reasonably acceptable to Portugal under Section 192 of the CBCA for an order approving the Arrangement and for the Interim Order, and thereafter proceed with and diligently seek the Interim Order. Notwithstanding that this Agreement contemplates that the Arrangement will be implemented under the CBCA, the parties agree that the Arrangement may, if the parties consider it to be appropriate in the circumstances, be effected under the OBCA with necessary modifications to the Plan of Arrangement and without any requirement to amend or otherwise modify this Agreement. In such event, at the option of Portugal, the Plan of Arrangement may be modified at any time prior to the Italy Meeting to provide that the France Subsequent Acquisition Transaction shall be completed as part of the Arrangement;

(b) subject to the terms of this Agreement and in accordance with the Interim Order, as soon as reasonably practicable, convene and hold the Italy Meeting for the purpose of considering the Italy Resolution;

(c) provided that Italy has taken up and paid for not less than 66 2/3 % of the outstanding common shares of France pursuant to the Italy Bid, to use its reasonable best efforts, in consultation and with the prior approval of Portugal, to complete a France Subsequent Acquisition Transaction as soon as practicable and in any event prior to the Effective Time;

(d) subject to obtaining such approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order; and

(e) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favor of each party, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement.

      2.3.     Implementation Steps by Portugal. Portugal covenants in favor of Italy that:

(a) subject to the terms of this Agreement, Portugal shall, as soon as reasonably practicable, convene and hold the Portugal Meeting for the purpose of considering the Portugal Share Issuance and the Portugal Charter Amendment;

(b) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favor of each party, on the Closing Date and prior to the Effective Time, Portugal shall file the restated certificate of incorporation of Portugal, in the form set forth in Exhibit C hereto, with the Secretary of State of the State of New York.
      2.4.     Interim Order. The notice of motion for the application referred to in Section 2.2(a) shall request that the Interim Order provide:

(a) for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Italy Meeting and for the manner in which such notice is to be provided;

(b) that, subject to the approval of the Court, the requisite approval for the Italy Resolution shall be 66 2/3% of the votes cast on the Italy Resolution by holders of Italy Common Shares present in person or by proxy at the Italy Meeting (the “Italy Shareholder Approval”);

(c) that, in all other respects, the terms, restrictions and conditions of the Italy Charter Documents, including quorum requirements and all other matters, shall apply in respect of the Italy Meeting;

(d) for the grant of the Dissent Rights; and

(e) for the notice requirements with respect to the presentation of the application to the Court for a Final Order.
      2.5.     Closing.
      (a) The closing of the transactions contemplated hereby will take place at 8:00 am, Eastern Time, at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, NY 10022, on the second business day after the satisfaction or waiver (subject to applicable Laws) of the conditions set forth in Article VIII (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing Date), or such other date, time and place as is agreed to in writing by the parties hereto (such date, the “Closing Date”).
      (b) On the Closing Date, the Articles of Arrangement shall be filed with the Director. The Articles of Arrangement shall implement the Plan of Arrangement.

      (c) At the Effective Time, each Italy Common Share outstanding immediately prior to the Effective Time will be exchanged or converted, as provided in the Plan of Arrangement, and the Arrangement will, from and after the Effective Time, have all of the effects provided by applicable Laws, including the CBCA.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ITALY
      Italy represents and warrants to Portugal, subject to such exceptions as are specifically disclosed in writing in the disclosure schedule (arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III with the disclosures in any section or subsection of such schedule qualifying the corresponding section or subsection in this Article III, as well as any other section or subsection of this Article III if the relevance of the disclosed item to such other section or subsection is reasonably apparent on its face) supplied by Italy to Portugal dated as of the date hereof (the “Italy Disclosure Schedule”), as follows:
      3.1.     Organization and Qualification; Subsidiaries.
      (a) Each of Italy and its Subsidiaries that is a corporation or other legal entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate, partnership or similar power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Italy. Each of Italy and its Subsidiaries is in possession of all franchises, grants, qualifications, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) from all Governmental Entities necessary to own, lease and operate the properties it purports to own, operate or lease and to lawfully carry on its business as now conducted, except where the failure to have such Approvals has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Italy.
      (b) Italy has no material Subsidiaries except as Disclosed to Portugal prior to the date hereof.
      (c) Except as Disclosed Publicly by Italy or as Disclosed to Portugal, all of the outstanding capital stock of, or other equity securities or ownership interests in, each Subsidiary of Italy, is owned by Italy, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity securities or ownership interests). Except as Disclosed Publicly by Italy or as Disclosed to Portugal, there are no outstanding (i) securities of Italy or its Subsidiaries convertible into or exchangeable for capital or equity securities or ownership interests in any Subsidiary of Italy or (ii) except for employee or director stock options issued pursuant to Italy’s stock option plans, options or other rights to acquire from Italy or any of its Subsidiaries, or other obligation of Italy or any of its Subsidiaries to issue, any capital stock or other equity securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other equity securities or ownership interests in, any Subsidiary of Italy. Except as Disclosed Publicly by Italy or as Disclosed to Portugal, there are no outstanding obligations of Italy or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the items referred to in clauses (i) and (ii) above.
      (d) Except as Disclosed Publicly by Italy or as Disclosed to Portugal, neither Italy nor any of its Subsidiaries has agreed nor is it obligated to make nor is it bound by any Contract under which it may become obligated to acquire any material equity interest or investment in, or make any material capital contribution to, any Person (other than a wholly-owned Subsidiary of Italy). Except as Disclosed Publicly by Italy or as Disclosed to Portugal, neither Italy nor any of its Subsidiaries directly or indirectly owns any material interest or investment (whether equity or debt) nor has any rights to acquire any material interest or investment in any Person (other than a Subsidiary of Italy).

      (e) Italy and each of its Subsidiaries that is a corporation or other legal entity is duly qualified to do business as a foreign corporation or other foreign legal entity, and is in good standing, under the Laws of all jurisdictions where the nature of its business requires such qualification, except for those jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Italy.
      3.2.     Articles of Incorporation and Bylaws. Italy has Disclosed to Portugal complete and correct copies of its Articles of Incorporation and Bylaws or other similar organizational documents (together, the “Italy Charter Documents”), as amended to date. Such Italy Charter Documents, as so amended, and the equivalent organizational documents of each of its Subsidiaries, are in full force and effect. Italy is not in violation of any of the provisions of the Italy Charter Documents, and no material Subsidiary of Italy is in violation of any of its organizational documents.
      3.3.     Capitalization.
      (a) The authorized capital of Italy consists of (i) an unlimited number of common shares, without par value (the “Italy Common Shares”), and (ii) 45,000,000 preferred shares issuable in series (the “Italy Preferred Shares”). As of June 16, 2006, 198,755,104 Italy Common Shares, including 155,931 restricted Italy Common Shares in respect of which the restriction period has not expired (the “Italy Restricted Shares”) awarded pursuant to Italy’s 2001 Key Executive Incentive Plan and 2005 Key Executive Incentive Plan (the “KEIP Plans”), are outstanding and no Italy Preferred Shares are outstanding. As of June 16, 2006, options to acquire an aggregate of 1,780,539 Italy Common Shares (the “Italy Options”) and 715,300 Italy SARs are outstanding under the Italy Option Plans. In addition, Italy has issued and there are outstanding as of June 16, 2006: (i) liquid yield option notes representing an aggregate amount payable at maturity of U.S. $178,908,000, which are due and payable on March 29, 2021 (the “LYON Notes”), which are convertible into an aggregate of 4,750,544 Italy Common Shares; (ii) subordinated convertible debentures due on March 14, 2052, which are convertible into an aggregate of 8,670,469 Italy Common Shares with U.S. $225,545,000 amount payable at maturity; and (iii) U.S. $176,579,000 aggregate principal amount of convertible debentures due on March 14, 2023, which are convertible into an aggregate of 5,639,121 Italy Common Shares. Italy has also issued warrants for the purchase of Italy Common Shares at an exercise price of Cdn. $30, expiring on August 21, 2006, of which 10,770,964 warrants remain outstanding as of June 16, 2006. As of the date hereof, no shares of capital stock of Italy are held by any Subsidiary of Italy or in treasury by Italy. All issued and outstanding shares of capital stock of Italy have been duly authorized and validly issued and are fully paid and nonassessable.
      (b) Except as Publicly Disclosed by Italy or as Disclosed to Portugal or as set forth in Section 3.3(a), there are no subscriptions, options, warrants, phantom shares, stock units, stock appreciation rights, other equity-based awards, equity securities, partnership interests, conversion privileges or similar ownership interests, calls, rights (including preemptive rights) or Contracts of any character to which Italy or any of its Subsidiaries is a party or by which it is bound obligating Italy or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or to repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any equity securities, partnership interests or similar ownership interests of Italy or any of its Subsidiaries, or obligating Italy or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, phantom share, stock unit, stock appreciation right, other equity-based award, equity security, call, right, commitment or agreement. Except as Disclosed to Portugal or as set forth in Section 3.3(a), there are no outstanding bonds, debentures, or other evidences of indebtedness of Italy or any Subsidiary thereof having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of Italy Common Shares on any matter. Except as Disclosed to Portugal or as contemplated by this Agreement, there is no voting trust, proxy, registration rights agreement, rights plan, anti-takeover plan or other Contract or understanding to which Italy or any of its Subsidiaries is a party or by which it is bound with respect to any equity security of any class of Italy or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

      3.4.     Authority Relative to this Agreement.
      (a) Italy has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to the receipt of the Italy Shareholder Approval, the Interim Order and the Final Order, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Italy of this Agreement and the consummation by Italy of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Italy, and no other corporate proceedings on the part of Italy are necessary to authorize this Agreement, or to consummate the transactions so contemplated, other than the Italy Shareholder Approval, the Interim Order and the Final Order. This Agreement has been duly and validly executed and delivered by Italy and, assuming the due authorization, execution and delivery by Portugal, constitutes a valid, legal and binding obligation of Italy, enforceable against Italy in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought and (iii) the Currency Act (Canada) precludes a court in Canada from rendering judgment in any currency other than Canadian currency.
      (b) At a meeting duly called and held, Italy’s board of directors has unanimously: (i) determined that this Agreement and the transactions contemplated hereby (including the Arrangement) are fair to the holders of the Italy Common Shares and in the best interests of Italy; (ii) authorized and approved this Agreement and the transactions contemplated hereby (including the Arrangement); and (iii) resolved to recommend approval and adoption of the Arrangement by its shareholders at the Italy Meeting.
      3.5.     No Conflict; Required Filings and Consents.
      (a) The execution, delivery and performance by Italy of this Agreement and the consummation by Italy of the transactions contemplated hereby do not and will not, subject to obtaining the Italy Shareholder Approval and receipt of the Approvals referred to in Section 3.5(b) below, (i) contravene, conflict with or result in a violation or breach of any provision of the Italy Charter Documents or the equivalent organizational documents of any of Italy’s material Subsidiaries, (ii) contravene, conflict with or result in a violation or breach of any provisions of any Law applicable to Italy or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, amendment, acceleration, triggering or cancellation or other change of any right or obligation or the loss of any benefit to which Italy or any of its Subsidiaries is entitled under (A) any provision of any Contract or other instrument binding upon Italy or any of its Subsidiaries or (B) any license, permit, franchise, certificate, approval or other similar authorization (a “Permit”) held by, or affecting, or relating in any way to, the assets or business of, Italy or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Italy or any of its Subsidiaries, other than such exceptions in the case of clause (ii), (iii) or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy.
      (b) The execution, delivery and performance by Italy of this Agreement and the consummation by Italy of the transactions contemplated hereby do not, and shall not, require any Approval, action by or in respect of, filing with or notification to, any Governmental Entity, to be made or obtained by Italy or its Subsidiaries, except for (A) the Competition Act Approval, (B) the compliance with any applicable requirements of the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), including pre-merger notification requirements, (C) compliance with any applicable requirements of Council Regulation (EC) 139/2004 of 20 January 2004 on the control of concentrations between undertakings; (D) any other applicable competition, merger control, antitrust or similar Law of foreign Governmental Entities, (E) the filing with the Canadian Securities Regulatory Authorities and the mailing to the shareholders of Italy of the Italy

Circular, (F) such other filings, authorizations, decisions or orders as may be required by the rules and regulations of the TSX or NYSE, (G) the Interim Order, the Final Order and any approvals required by the Interim Order, the Final Order or filings with the Director under the CBCA and (H) any other Approvals or Permits, which, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy.
      3.6.     Compliance; Permits.
      (a) Each of Italy and its Subsidiaries is, and at all times since January 1, 2004 has been, in compliance with all Laws and Orders applicable to it or by which its properties are bound or affected, other than non-compliance matters that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy.
      (b) Neither Italy nor any of its Subsidiaries is in default or violation of (i) any Law or Order applicable to Italy or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material Contract, Permit or other instrument or obligation to which Italy or any of its Subsidiaries is a party or by which Italy or any of its Subsidiaries or its or any of their respective properties is bound or affected; except, in each case, for any conflicts, defaults or violations that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy. To the knowledge of Italy, no investigation or review by any Governmental Entity is pending or threatened against Italy or its Subsidiaries, other than, in each such case, those the outcome of which have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy.
      (c) Since January 1, 2004 Italy has complied in all material respects with the applicable listing and corporate governance rules and regulations of the TSX and NYSE.
      (d) Each of Italy and its Subsidiaries owns, possesses or has obtained, and is in compliance with, all Permits of or from any Governmental Entity necessary to conduct its business as now conducted, except for such failures which have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy.
      3.7.     Reports; Financial Statements.
      (a) Since January 1, 2004, Italy has filed with the Canadian Securities Regulatory Authorities, the SEC, the TSX and the NYSE the forms, reports and documents, including financial statements, annual information forms, material change reports and management proxy circulars required to be filed by Italy under applicable Securities Laws, including but not limited to all documents relating to the transactions contemplated by the Support Agreement (collectively, the “Italy Documents”). The Italy Documents, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the requirements of applicable Securities Laws and did not contain any misrepresentation (as defined in the Securities Act (Ontario)) or any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Italy has not filed any confidential material change report with the Canadian Securities Regulatory Authorities or any other securities authority or regulator or any stock exchange or other self-regulatory authority which as of the date hereof remains confidential. None of Italy’s Subsidiaries is required to file any reports or other documents with any of the Canadian Securities Regulatory Authorities, the SEC, the TSX or the NYSE.
      (b) The annual audited consolidated financial statements and the quarterly unaudited consolidated financial statements (including in each case, any related notes thereto) contained in the Italy Documents (the “Italy Financial Statements”) complied as to form in all material respects with the published rules and regulations of applicable Governmental Entities, the Canadian Securities Regulatory Authorities, the SEC, the TSX and the NYSE with respect thereto as of their respective dates, and have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto). The Italy Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Italy and its Subsidiaries as of the dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments that are not expected to be material in amount and the absence of notes thereto) on a consolidated basis.
      (c) Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), Italy has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act (including, without limitation, Section 402 thereof) and the rules and regulations promulgated thereunder.
      (d) The books and records of Italy and its Subsidiaries, in all material respects, (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) state in reasonable detail the material transactions and dispositions of the assets of Italy and its Subsidiaries and (iii) accurately and fairly reflect the basis for the Italy Financial Statements. Italy has (i) designed and maintains disclosure controls and procedures to ensure that material information relating to Italy and its Subsidiaries is made known to management of Italy by others within those entities to allow timely decisions regarding required disclosure, and (ii) designed and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements, including that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary (x) to permit preparation of consolidated financial statements in conformity with Canadian GAAP and (y) to maintain accountability of the assets of Italy and its Subsidiaries; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability of assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The management of Italy has disclosed, based on its most recent evaluation, to Italy’s auditors and the audit committee of Italy’s board of directors (i) all significant deficiencies in the design or operation of internal controls which could adversely affect Italy’s ability to record, process, summarize and report financial data and have identified for Italy’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Italy’s internal controls.
      (e) To the knowledge of Italy, as of the date hereof, Italy has not identified any material weaknesses in the design or operation of its internal controls over financial reporting. To the knowledge of Italy, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, when first due.
      (f) PricewaterhouseCoopers LLP are and were at all times during the audit engagement period with Italy (i) independent registered public accountants with respect to Italy and its Subsidiaries in accordance with the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board and (ii) a “participating audit firm” within the meaning of National Instrument 52-108 — Auditor Oversight of the Canadian Securities Administrators and in compliance with any restrictions or sanctions imposed by the “Canadian Public Accountability Board”.
      (g) No attorney representing Italy or any of its Subsidiaries, whether or not employed by Italy or any of its Subsidiaries, has reported evidence of a violation of any Securities Laws, breach of fiduciary duty or similar violation by Italy or any of its Subsidiaries or their respective officers, directors, employees or agents to Italy’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors.
      (h) None of the information to be supplied by Italy or its Affiliates in writing specifically for use in the Portugal Proxy Statement will, at the time of the mailing of the Portugal Proxy Statement and any amendments or supplements thereto, and at the time of the Portugal Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

      (i) None of the information to be included in or incorporated by reference into the Italy Circular (other than information supplied in writing by Portugal specifically for use therein) will, at the time of the mailing of the Italy Circular and any amendments or supplements thereto, and at the time of the Italy Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.
      3.8.     No Undisclosed Liabilities. Except as Disclosed to Portugal, neither Italy nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent, determined, determinable or otherwise) or obligations, in each case, of the type that would be required to be disclosed on a consolidated balance sheet of Italy (or the notes thereto) and there is no existing condition, situation or set of circumstances that could be reasonably expected to result in such a liability or obligation, except (i) liabilities or obligations fully reflected or reserved against in Italy’s balance sheet as of December 31, 2005 (or the notes thereto), included in the Italy Financial Statements, (ii) liabilities or obligations disclosed in any Italy Document filed after December 31, 2005 and prior to the date of this Agreement, (iii) liabilities incurred since December 31, 2005 in the ordinary course of business consistent with past practice, (iv) obligations arising pursuant to the terms of the Contracts disclosed in Section 3.20 (or not required to be so disclosed) or (v) liabilities or obligations that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy.
      3.9.     Absence of Certain Changes or Events. Since December 31, 2005, the business of Italy and its Subsidiaries has been conducted in the ordinary course consistent with past practices and except as Disclosed Publicly by Italy there has not been (i) any event, occurrence or development of a state of circumstances or facts which has had or would, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect with respect to Italy, (ii) any material revaluation by Italy of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any material sale of assets of Italy other than in the ordinary course of business, (iii) any material damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of Italy or its Subsidiaries, (iv) any Material Italy Contract cancelled, terminated, or materially adversely modified that would reasonably be expected to have a Material Adverse Effect with respect to Italy or (v) any event or action that if taken after the date hereof would be prohibited by Section 5.1 hereof.
      3.10.     Absence of Litigation. Except as Disclosed Publicly by Italy or as Disclosed to Portugal, (a) there is no Action that has been commenced or, to the knowledge of Italy, threatened against or affecting Italy or any Subsidiary thereof or any of their respective properties, rights or assets before any Governmental Entity which, if determined adversely with respect to Italy, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Italy; and (b) neither Italy nor any Subsidiary thereof, nor any of their respective properties, rights or assets, is subject to any outstanding Order that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy.
      3.11.     Employee Plans.
      (a) Italy and each Subsidiary thereof has complied, in all material respects, with all the terms of, and all applicable Laws in respect of, each Italy Employee Plan, and has made all funding contributions required under applicable Law to be made to such Italy Employee Plans. All Italy Employee Plans are in good standing in all material respects under applicable Law. Italy has Disclosed to Portugal copies of all material Italy Employee Plans (and in the case of any material Italy Employee Plan that is not written, a written description of such plan or board of directors or compensation committee resolution providing for such plan).
      (b) Each Italy Employee Plan intended to be tax qualified under the Code has been the subject of determination letters from the U.S. Internal Revenue Service to the effect that such plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. Each Italy Employee Plan intended to be tax qualified under the ITA has been established, registered and operated in accordance with the applicable requirements of the ITA and other applicable Law. No step has been taken, no event has occurred and no condition or circumstance exists that has resulted or could reasonably be expected to result in any Italy Employee Plan being ordered or required to be terminated or wound up in whole or in part or having its tax qualification or registration under applicable Law refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any material Taxes, fees, penalties or levies under applicable Laws. There are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations, or other proceedings which are pending or threatened in respect of any of the Italy Employee Plans or their assets which individually or in the aggregate would have a Material Adverse Effect with respect to Italy.
      (c) No event has occurred or condition exists with respect to any of the Italy Employee Plans or relating to any current or former employee of Italy or any Subsidiary thereof (or any of their beneficiaries or dependants) which, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect with respect to Italy.
      (d) Except as Disclosed Publicly by Italy or as Disclosed to Portugal, the consummation of the transactions contemplated by this Agreement will not by itself entitle any employee or any independent contractor of Italy or any Subsidiary thereof to severance or similar pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) or compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Italy Employee Plan.
      (e) The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of additional acts or events) result in any payment under any Italy Employee Plan that would constitute an “excess parachute payment” for purposes of Section 280G or 4999 of the Code.
      3.12.     Labor Matters.
      (a) Italy has Disclosed to Portugal copies of all collective agreements (“Collective Agreements”) to which Italy or any Subsidiary thereof is a party. To the knowledge of Italy, there are no threatened or apparent union organizing activities involving employees of Italy or any Subsidiary thereof that are not already covered by a Collective Agreement that would have a Material Adverse Effect with respect to Italy. Neither Italy nor any Subsidiary thereof is in material violation of any provision under any Collective Agreement. There is no strike or lock out occurring or, to the knowledge of Italy, threatened affecting Italy or any Subsidiary thereof that would have a Material Adverse Effect with respect to Italy.
      (b) Neither Italy nor any Subsidiary thereof is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or threatened, or any litigation, actual or threatened, relating to its employees or independent contractors (including any termination of such persons) other than those claims or such litigation as would not individually or in the aggregate have a Material Adverse Effect with respect to Italy. Italy and each Subsidiary thereof has operated in material compliance with all applicable Laws with respect to employment and labor, including, but not limited to, employment and labor standards, occupational health and/or safety, employment equity, pay equity, workers’ compensation, human rights and labor relations and there are no current, pending or threatened proceedings before any board or tribunal with respect to any of the areas listed herein other than where the failure to so operate, or for such proceedings which individually or in the aggregate, would not have a Material Adverse Effect with respect to Italy. Italy and each Subsidiary thereof has operated in material compliance with the National Labor Relations Act (U.S.) as amended, and the rules and regulations promulgated thereunder, the Labour Relations Act, 1995 (Ontario), and the rules and regulations promulgated thereunder and any and all similar Laws.
      (c) Each of Italy and its Subsidiaries is in compliance with all applicable Laws covering occupational health and/or safety, including the Occupational Health and Safety Act (Ontario), as amended, and the regulations promulgated thereunder, and the Workplace Safety and Insurance Act, 1977 (Ontario) as

amended and any regulations promulgated thereunder, except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect with respect to Italy.
      3.13.     Property and Title. Applying customary standards in the Canadian mining industry, each of Italy, its Subsidiaries and its material joint ventures has, to the extent necessary to permit the operation of their respective businesses as presently conducted: (a) sufficient title, clear of any title defect or Lien (other than as Disclosed to Portugal or Disclosed Publicly by Italy) to its operating properties and properties with estimated proven and probable mineral reserves and/or estimated mineral resources (other than property to which it is lessee, in which case it has a valid leasehold interest) and (b) good and sufficient title to the real property interests including, without limitation, fee simple estate of and in real property, leases, easements, rights of way, permits, mining claims, concessions or licenses from landowners or authorities permitting the use of land by Italy, its Subsidiaries and its material joint ventures (other than as Disclosed Publicly by Italy). Italy, its Subsidiaries and its material joint ventures hold all mineral rights required to continue their respective businesses and operations as currently conducted and as proposed to be conducted as Disclosed Publicly by Italy, except to the extent that a failure to do so would not constitute a Material Adverse Effect with respect to Italy. Except for such failures of title or liens and royalty burdens that would, individually or in the aggregate, not have a Material Adverse Effect with respect to Italy, (x) all mineral rights held by Italy, its Subsidiaries and its material joint ventures are free and clear of all Liens and royalty burdens (other than as Disclosed Publicly by Italy), and (y) none of such mineral rights are subject to reduction by reference to mine payout or otherwise except for those created in the ordinary course of business and which would not have a Material Adverse Effect with respect to Italy.
      3.14.     Mineral Reserves and Resources. The estimated proven and probable mineral reserves and estimated, indicated, measured and inferred mineral resources disclosed in the Italy Documents as of December 31, 2005 have been prepared and disclosed in all material respects in accordance with all applicable Laws. There has been no material reduction (other than as a result of operations in the ordinary course of business) in the aggregate amount of estimated mineral reserves and estimated mineral resources of Italy, its Subsidiaries and its material joint ventures, taken as a whole, from the amounts Disclosed Publicly by Italy.
      3.15.     Operational Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy:

(a) all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens and other payments due or payable on or prior to the date hereof under or with respect to the direct or indirect assets of Italy, its Subsidiaries and its material joint ventures have been properly and timely paid;

(b) all rentals, payments, and obligations due and payable or performable on or prior to the date hereof under or on account of any of the direct or indirect assets of Italy, its Subsidiaries and its material joint ventures have been duly paid, performed, or provided for prior to the date hereof;

(c) all (i) mines where Italy or a Subsidiary of Italy is operator at the relevant time have been developed and operated in accordance with good mining practices and in compliance with all then-applicable Laws, and (ii) mines located in or on the lands of Italy, any Subsidiary or material joint venture of Italy, or lands pooled or unitized therewith, which have been abandoned by Italy or any Subsidiary or material joint venture of Italy, have been developed, managed, and abandoned in accordance with good mining practices and in compliance with all applicable Laws, and (iii) all future abandonment, remediation and reclamation obligations have been accurately Disclosed Publicly by Italy without omission of information necessary to make the disclosure not misleading, and (iv) all costs, expenses, and liabilities payable on or prior to the date hereof under the terms of any Material Italy Contract have been properly and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.
      3.16.     Insurance. Italy maintains insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of Italy and its Subsidiaries (collectively, the “Italy

Insurance Policies”) which are of the type and in amounts which it believes are reasonably appropriate to conduct its business. To Italy’s knowledge, there is no material claim by Italy or any of its Subsidiaries pending under any of the material Italy Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds that would have a Material Adverse Effect with respect to Italy.
      3.17.     Taxes.
      (a) Definition of Taxes. For the purposes of this Agreement, “Tax” and “Taxes” means any and all taxes, charges, fees, levies or other assessments imposed by Laws, including all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income) and all capital taxes, mining taxes, gross receipts taxes, environmental taxes, profits taxes, disability taxes, registration taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, development taxes, education taxes, business taxes, social services taxes, surtaxes, land transfer taxes, harmonized sales taxes, withholding taxes or other withholding obligations, net worth taxes, recording taxes, capital stock taxes, payroll taxes, employment taxes, excise taxes, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services taxes, service use taxes, customs duties or other governmental charges, estimated or other taxes, assessments, charges, duties or imposts of any kind whatsoever, including Canada Pension Plan and provincial pension plan contributions, unemployment insurance payments and workers’ compensation premiums, together with any installments with respect thereto, and any interest, penalties, additional taxes, additions to tax or other amounts imposed by any taxing authority with respect to the foregoing and any liability for any such Taxes imposed by Law with respect to any other person, including under any tax sharing, indemnification or other agreements or arrangements or any liability for taxes of a predecessor or transferor entity.
      (b) Taxes. Except as Disclosed Publicly by Italy or as Disclosed to Portugal or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy:

(i) All Tax returns, statements, reports, forms, declarations, remittances, and similar statements (including estimated Tax returns, claims for refunds, amended returns and reports and information returns and reports) required to be filed with any taxing authority by or on behalf of Italy or any of its Subsidiaries (collectively, the “Italy Returns”) were filed when due with all appropriate taxing authorities (including any applicable extension periods) in accordance with all applicable Laws and were correct and complete in all material respects.

(ii) Italy and each of its Subsidiaries have timely paid, or withheld and remitted to the appropriate taxing authority, all Taxes due and payable by any of them under any applicable Law, including all Taxes required to be withheld, collected and paid in connection with (i) amounts paid or owing to any present or former employee, independent contractor, creditor or shareholder or to any other Person, (ii) goods and services received from or provided to any Person and (iii) amounts paid or credited to any Person not resident in the jurisdiction of the relevant payor.

(iii) The charges, accruals and reserves for Taxes with respect to Italy and its Subsidiaries reflected on the Italy Financial Statements (whether or not due and whether or not shown on any Italy Return but excluding any provision for deferred income Taxes) are adequate under Canadian GAAP to cover Taxes accruing through the date thereof.

(iv) The tax basis of the assets of Italy and its Subsidiaries by category including the classification of such assets as being depreciable, amortizable or resource properties giving rise to resource pools (collectively, the “Tax Pools”) as reflected in the Italy Returns is true and correct in all material respects.

(v) There is no Action or audit now pending or threatened in writing in respect of any Tax or “tax asset” of Italy or any of its Subsidiaries. For purposes of this Section 3.17 and Section 4.17 below, the term “tax asset” shall include but is not limited to any net operating loss, non-capital losses, net capital losses, Tax Pools, investment tax credit, foreign tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes. There are no reassessments of Italy’s or any of its Subsidiaries’ Taxes that have been issued and which remain outstanding.

(vi) Neither Italy nor any of its Subsidiaries is party to any tax sharing agreement, tax indemnification agreement or other agreement or arrangement relating to Taxes with any Person (other than Italy or any of its Subsidiaries). Neither Italy nor any of its Subsidiaries has been a member of an affiliated, combined or unitary group filing a combined, unitary, or other return for Canadian provincial, local or non-Canadian tax purposes reflecting the income, assets, or activities of affiliated companies, or has any liability for the Taxes of any other Person (other than Italy or any of its Subsidiaries) under any provision of Canadian federal, provincial, local, or non-Canadian Law, or as a transferee or successor, or by contract, or otherwise.

      3.18.     Environmental Matters. Except as Disclosed Publicly by Italy or except for items with respect to which adequate provision in accordance with Canadian GAAP has been made in the Italy Financial Statements or except as has not had and would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Italy:

(a) (i) No Hazardous Substance has been discharged, disposed of, dumped, pumped, deposited, spilled, leaked, emitted or released by Italy or any of its Subsidiaries (or, to the knowledge of Italy, is otherwise present) at, on, under or from any property now or previously owned, leased or operated by Italy or any of its Subsidiaries (“Italy Property”) in such manner or quantity that exceeds remediation criteria or standards under any applicable Environmental Laws or as would require investigation or remediation (either by Italy or its Subsidiaries, or for which Italy or its Subsidiaries would otherwise be liable) under any applicable Environmental Laws or as would adversely affect the business or operations of Italy or any of its Subsidiaries and (ii) to the knowledge of Italy, there are no liabilities of Italy or any of its Subsidiaries arising out of any Environmental Laws or any agreement with a third party and relating to any Hazardous Substances at, on, under or about any property other than a Italy Property.

(b) The operations of Italy and each of its Subsidiaries are and have been in compliance with all, and have not violated any, applicable Environmental Laws.

(c) (i) Italy and its Subsidiaries hold all approvals, certificates, authorizations, agreements, permits, licenses, certificates, clearances and consents under or pursuant to applicable Environmental Laws (the “Italy Environmental Permits”) necessary for the conduct of Italy’s and its Subsidiaries’ businesses as conducted currently and through the most recent fiscal year, (ii) all such Italy Environmental Permits are valid and in full force and effect, (iii) Italy and its Subsidiaries have not violated any such Italy Environmental Permits, and (iv) neither Italy nor any of its Subsidiaries has received any notice that any Italy Environmental Permits will be revoked, adversely modified or not renewed, and to the knowledge of Italy there is no reasonable basis for revoking, adversely modifying or refusing to renew any such Italy Environmental Permits.

(d) No Order or Action is pending, and to Italy’s knowledge, no Order or Action has been threatened, by any Governmental Entity or third party against or, to Italy’s knowledge, affecting Italy or any of its Subsidiaries concerning any alleged violation of or liability under any Environmental Law or concerning any Hazardous Substance.

(e) No Environmental Lien is pending, and to Italy’s knowledge, no Environmental Lien has been threatened against or affecting Italy, any of its Subsidiaries, or any real or personal property of Italy or any of its Subsidiaries.
      3.19.     Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy, (i) Italy or one or more of its Subsidiaries is the owner or has the right to use all Intellectual Property and Proprietary Subject Matter used in the conduct of its business as it is currently conducted (such Intellectual Property which is owned or used by Italy or one of its Subsidiaries, the “Italy Intellectual Property” and such Proprietary Subject

Matter, the “Italy-Used Proprietary Subject Matter”), free and clear of all Liens; (ii) there are no Orders or Actions pending, or to Italy’s knowledge, threatened, respecting the ownership, validity, enforceability or use of any Italy Intellectual Property or Italy-Used Proprietary Subject Matter, and to the knowledge of Italy, no facts or circumstances exist as a valid basis for same; (iii) the Italy Intellectual Property has not been, and Italy has no reason to expect it to become, abandoned, cancelled or invalidated; (iv) Italy and its Subsidiaries have taken all reasonable actions to protect the Italy Intellectual Property, including Italy Intellectual Property that is confidential in nature; and (v) to the knowledge of Italy the conduct of the business of Italy and its Subsidiaries as currently conducted does not infringe, misappropriate, dilute or otherwise violate or make unauthorized use of (“Infringe”) any Intellectual Property of any Person, and no Person is currently Infringing Italy Intellectual Property.
      3.20.     Agreements, Contracts and Commitments.
      (a) Except as Publicly Disclosed by Italy or as limited by confidentiality obligations and applicable regulatory requirements, Italy has Disclosed to Portugal (prior to the date hereof with respect to contracts existing on the date hereof) each material Contract to which Italy and each of its Subsidiaries is a party (each, a “Material Italy Contract”). Except for breaches, violations or defaults which have not had and would not, individually or in the aggregate, have a Material Adverse Effect with respect to Italy, (i) each of the Material Italy Contracts is valid and in full force and effect, unamended, and (ii) neither Italy nor any of its Subsidiaries, nor to Italy’s knowledge any other party to a Material Italy Contract, has violated any material provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of any such Material Italy Contract, and neither Italy nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the Material Italy Contracts. Neither Italy nor any Subsidiary of Italy is a party to, or otherwise a guarantor of or liable with respect to, any interest rate, currency or other swap or derivative transaction, other than any such transactions in the ordinary course of business.
      (b) All Contracts to which Italy or any of its Subsidiaries is a party relating to the transactions contemplated by the Support Agreement (including but not limited to contracts with France or any of its Subsidiaries) are set forth on Schedule 3.20 (such contracts, together with the Support Agreement, the “Support Agreement Contracts”). All Support Agreement Contracts are valid and in full force and effect and neither Italy nor any of its Subsidiaries has violated any material provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of any Support Agreement Contract.
      3.21.     Brokers. Italy and its Subsidiaries have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than fees and expenses payable to Morgan Stanley & Co. Incorporated, Goldman Sachs Canada Credit Partners Co. and RBC Dominion Securities Corporation.
      3.22.     Opinions of Financial Advisors. On the date of this Agreement the board of directors of Italy received from its financial advisors, Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co. and RBC Dominion Securities Corporation, separate opinions, each dated the date of this Agreement, to the effect that, as of such date, the consideration to be received by the holders of Italy Common Shares pursuant to the Combination Agreement is fair, from a financial point of view, to the holders of the Italy Common Shares.
      3.23.     Vote Required. The only votes of the holders of any class or series of the Italy Common Shares, Italy Options or other securities of Italy necessary to approve this Agreement and the Arrangement and the transactions contemplated hereby and thereby is, subject to any requirement of the Interim Order and subject to obtaining any required exemptions from applicable Canadian Securities Regulatory Authorities, the Italy Shareholder Approval.

      3.24.     No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement, neither Italy nor its Subsidiaries nor any other Person or its Subsidiaries makes any representation or warranty, express or implied, on behalf of Italy and its Subsidiaries with respect to the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PORTUGAL
      Portugal represents and warrants to Italy, subject to such exceptions as are specifically disclosed in writing in the disclosure schedule (arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article IV with the disclosures in any section or subsection of such schedule qualifying the corresponding section or subsection in this Article IV, as well as any other section or subsection of this Article IV if the relevance of the disclosed item to such other section or subsection is reasonably apparent on its face) supplied by Portugal to Italy dated as of the date hereof (the “Portugal Disclosure Schedule”) as follows:
      4.1.     Organization and Qualification; Subsidiaries.
      (a) Each of Portugal and its Subsidiaries that is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate, partnership or similar power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Portugal. Each of Portugal and its Subsidiaries is in possession of all Approvals from all Governmental Entities necessary to own, lease and operate the properties it purports to own, operate or lease and to lawfully carry on its business as now conducted, except where the failure to have such Approvals has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Portugal.
      (b) Portugal has no material Subsidiaries except those as Disclosed to Italy prior to the date hereof.
      (c) Except as Disclosed Publicly by Portugal or as Disclosed to Italy, all of the outstanding capital stock of, or other equity securities or ownership interests in, each Subsidiary of Portugal, is owned by Portugal, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity securities or ownership interests). Except as Disclosed Publicly by Portugal or as Disclosed to Italy, there are no outstanding (i) securities of Portugal or its Subsidiaries convertible into or exchangeable for capital stock or other equity securities or ownership interests in any Subsidiary of Portugal or (ii) except for employee or director stock options issued pursuant to Portugal’s employee stock option plans, options or other rights to acquire from Portugal or any of its Subsidiaries, or other obligation of Portugal or any of its Subsidiaries to issue, any capital stock or other equity securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other equity securities or ownership interests in, any Subsidiary of Portugal. Except as Disclosed Publicly by Portugal or as Disclosed to Italy, there are no outstanding obligations of Portugal or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the items referred to in clauses (i) and (ii) above.
      (d) Except as Disclosed Publicly by Portugal or as Disclosed to Italy, neither Portugal nor any of its Subsidiaries has agreed nor is it obligated to make nor is it bound by any Contract under which it may become obligated to acquire any material equity interest or investment in, or make any material capital contribution to, any Person (other than a wholly-owned Subsidiary of Portugal). Except as Disclosed Publicly by Portugal or as Disclosed to Italy, neither Portugal nor any of its Subsidiaries directly or indirectly owns any material interest or investment (whether equity or debt) nor has any rights to acquire any material interest or investment in any Person (other than a Subsidiary of Portugal).

      (e) Portugal and each of its Subsidiaries that is a corporation or other legal entity is duly qualified to do business as a foreign corporation or other foreign legal entity, and is in good standing, under the Laws of all jurisdictions where the nature of its business requires such qualification, except for those jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Portugal.
      4.2.     Certificate of Incorporation and Bylaws. Portugal has Disclosed to Italy complete and correct copies of its Certificate of Incorporation and Bylaws (together, the “Portugal Charter Documents”), as amended to date. Such Portugal Charter Documents, as so amended, and the equivalent organizational documents of each of its Subsidiaries, are in full force and effect. Portugal is not in violation of any of the provisions of the Portugal Charter Documents, and no material Subsidiary of Portugal is in violation of any of its organizational documents.
      4.3.     Capitalization.
      (a) The authorized capital stock of Portugal consists of (i) 300,000,000 shares of common stock, par value $6.25 per share (“Portugal Common Shares”) (including 1,642,433 restricted shares in respect of which the restriction period has not expired awarded pursuant to Portugal’s equity-based incentive plans), and (ii) 6,000,000 shares of preferred stock (“Portugal Preferred Shares”). As of June 20, 2006, (1) 219,991,676 Portugal Common Shares and (2) no Portugal Preferred Shares are outstanding. As of the date hereof, options to acquire an aggregate of 582,473 Portugal Common Shares and 129,947 deferred share units payable in cash or Portugal Common Shares are outstanding under Portugal’s stock equity-based incentive plans. In addition, as of the date hereof, no shares of capital stock of Portugal are held by any Subsidiary of Portugal and 15,998,219 shares of capital stock of Portugal are held by Portugal in treasury. All issued and outstanding shares of capital stock of Portugal have been duly authorized and validly issued and are fully paid and nonassessable.
      (b) Except as Publicly Disclosed by Portugal or as Disclosed to Italy or as set forth in Section 4.3(a), there are no subscriptions, options, warrants, phantom shares, stock units, stock appreciation rights, other equity-based awards, equity securities, partnership interests, conversion privileges or similar ownership interests, calls, rights (including preemptive rights) or Contracts of any character to which Portugal or any of its Subsidiaries is a party or by which it is bound obligating Portugal or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or to repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any equity securities, partnership interests or similar ownership interests of Portugal or any of its Subsidiaries, or obligating Portugal or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, phantom share, stock unit, stock appreciation right, other equity-based awards, equity security, call, right, commitment or agreement. Except as Disclosed to Italy or as set forth in Section 4.3(a), there are no outstanding bonds, debentures, or other evidences of indebtedness of Portugal or any Subsidiary thereof having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of Portugal Common Shares on any matter. Except as Disclosed to Italy or as contemplated by this Agreement, there is no voting trust, proxy, registration rights agreement, rights plan, anti-takeover plan or other Contract or understanding to which Portugal or any of its Subsidiaries is a party or by which it is bound with respect to any equity security of any class of Portugal or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.
      (c) The Portugal Common Shares to be issued at the Effective Time as part of the Arrangement have, subject to the receipt of the Portugal Stockholder Approval, been duly authorized and, when issued and delivered in accordance with the terms of this Agreement will have been validly issued and will be fully paid and nonassessable and the issuance thereof will not be subject to any preemptive or other similar right.
      (d) The Portugal Common Shares are prescribed shares for the purpose of paragraph 110(1)(d) of the ITA.

      4.4.     Authority Relative to this Agreement.
      (a) Portugal has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to the receipt of the Portugal Stockholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance by Portugal of this Agreement and the consummation by Portugal of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Portugal, and no other corporate proceedings on the part of Portugal are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than the Portugal Stockholder Approval, the Interim Order and the Final Order. This Agreement has been duly and validly executed and delivered by Portugal and, assuming the due authorization, execution and delivery by Italy, constitutes a valid, legal and binding obligation of Portugal, enforceable against Portugal in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought and (iii) the Currency Act (Canada) precludes a court in Canada from rendering judgment in any currency other than Canadian currency.
      (b) At a meeting duly called and held, Portugal’s board of directors has unanimously: (i) determined that this Agreement and the transactions contemplated hereby (including the Portugal Share Issuance, the Portugal Charter Amendment and the Arrangement) are advisable and fair to and in the best interests of the Portugal and the holders of the Portugal Common Shares; (ii) authorized and approved this Agreement and the transactions contemplated hereby (including the Portugal Share Issuance, the Portugal Charter Amendment and the Arrangement); and (iii) resolved to recommend approval and adoption of the Portugal Charter Amendment and approval of the Portugal Share Issuance by its shareholders at the Portugal Meeting.
      4.5.     No Conflict; Required Filings and Consents.
      (a) The execution, delivery and performance by Portugal of this Agreement and the consummation by Portugal of the transactions contemplated hereby, do not and will not, subject to obtaining the Portugal Stockholder Approval and receipt of the Approvals referred to in Section 4.5(b) below, (i) contravene, conflict with or result in a violation or breach of any provision of the Portugal Charter Documents or the equivalent organizational documents of any of Portugal’s material Subsidiaries, (ii) contravene, conflict with or result in a violation or breach of any provisions of any Law applicable to Portugal or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, amendment, acceleration, triggering or cancellation or other change of any right or obligation or the loss of any benefit to which Portugal or any of its Subsidiaries is entitled under (A) any provision of any Contract or other instrument binding upon Portugal or any of its Subsidiaries or (B) any Permit held by, or affecting, or relating in any way to, the assets or business of, Portugal or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Portugal or any of its Subsidiaries, other than such exceptions in the case of clause (ii), (iii) or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal.
      (b) The execution, delivery and performance by Portugal of this Agreement and the consummation by Portugal of the transactions contemplated hereby do not, and shall not, require any Approval, action by or in respect of, filing with or notification to, any Governmental Entity, to be made or obtained by Portugal or its Subsidiaries, except for (A) the Competition Act Approval, (B) the ICA Approval, (C) the compliance with any applicable requirements of the HSR Act, including pre-merger notification requirements, (D) compliance with any applicable requirements of Council Regulation (EC) 139/2004 of 20 January 2004 on the control of concentrations between undertakings; (E) any other applicable competition, merger control, antitrust or similar Law of foreign Governmental Entities, (F) the filing with the SEC and the mailing to the Portugal shareholders of the Portugal Proxy Statement, and the filing with the SEC of any reports that might be required pursuant to the 1934 Act in connection with this Agreement and the transactions contemplated hereby, (G) the filing with the Secretary of State of the State of New York of the restated certificate of incorporation of Portugal, in the form attached hereto as Exhibit C, (H) such other filings, authorizations, decisions or orders as may be required by the rules and regulations of the NYSE or any state securities or blue sky laws, or by the rules and policies of the TSX, (I) the Interim Order, the Final Order and any approvals required by the Interim Order, the Final Order or filings with the Director under the CBCA and (J) any other Approvals or Permits, which, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal.
      4.6.     Compliance; Permits.
      (a) Each of Portugal and its Subsidiaries is, and at all times since January 1, 2004 has been, in compliance with all Laws and Orders applicable to it or by which its properties are bound or affected, other than non-compliance matters that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal.
      (b) Neither Portugal nor any of its Subsidiaries is in default or violation of (i) any Law or Order applicable to Portugal or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material Contract, Permit or other instrument or obligation to which Portugal or any of its Subsidiaries is a party or by which Portugal or any of its Subsidiaries or its or any of their respective properties is bound or affected; except, in each case, for any conflicts, defaults or violations that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal. To the knowledge of Portugal, no investigation or review by any Governmental Entity is pending or threatened against Portugal or its Subsidiaries, other than, in each such case, those the outcome of which have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal.
      (c) Since January 1, 2004 Portugal has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.
      (d) Each of Portugal and its Subsidiaries owns, possesses or has obtained, and is in compliance with, all Permits of or from any Governmental Entity necessary to conduct its business as now conducted, except for such failures which have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal.
      4.7.     SEC Filings; Financial Statements.
      (a) Since January 1, 2004, Portugal has filed with the SEC and NYSE all forms, reports, schedules, prospectuses, registration statements, proxy or information statements and other documents required to be filed by Portugal under applicable Securities Laws (collectively, the “Portugal SEC Reports”). The Portugal SEC Reports, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), (i) complied in all material respects with the requirements of the applicable Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Portugal’s Subsidiaries is required to file any reports or other documents with the SEC.
      (b) The annual audited consolidated financial statements and the unaudited consolidated interim financial statements (including, in each case, any related notes thereto) contained in the Portugal SEC Reports (the “Portugal Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with United States generally accepted accounting principles (“US GAAP”) applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q under the 1934 Act) present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Portugal and its Subsidiaries as of the dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments that are not expected to be material in amount and the absence of notes thereto) on a consolidated basis.
      (c) Since the enactment of the Sarbanes-Oxley Act, Portugal has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act (including, without limitation, Section 402 thereof) and the rules and regulations promulgated thereunder.
      (d) The books and records of Portugal and its Subsidiaries, in all material respects, (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) state in reasonable detail the material transactions and dispositions of the assets of Portugal and its Subsidiaries and (iii) accurately and fairly reflect the basis for the Portugal Financial Statements. Portugal has (i) designed and maintains disclosure controls and procedures to ensure that material information relating to Portugal and its Subsidiaries is made known to management of Portugal by others within those entities to allow timely decisions regarding required disclosure, and (ii) designed and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements, including that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded in reasonable detail accurately and fairly as necessary (x) to permit preparation of consolidated financial statements in conformity with US GAAP, and that receipts and expenditures of the issuer are being made only in accordance with authorizations of management and directors of Portugal and its Subsidiaries, as applicable, (y) to maintain accountability of the assets of Portugal and its Subsidiaries and (z) to provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the issuer’s assets that could have a material effect on the financial statements; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability of assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The management of Portugal has disclosed, based on its most recent evaluation, to Portugal’s auditors and the audit committee of Portugal’s board of directors (i) all significant deficiencies in the design or operation of internal controls which could adversely affect Portugal’s ability to record, process, summarize and report financial data and have identified for Portugal’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Portugal’s internal controls.
      (e) To the knowledge of Portugal, as of the date hereof, Portugal has not identified any material weaknesses in the design or operation of its internal controls over financial reporting.
      (f) PricewaterhouseCoopers LLC are and were at all times during the audit engagement period with Portugal independent registered public accountants with respect to Italy and its Subsidiaries in accordance with the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board.
      (g) No attorney representing Portugal or any of its Subsidiaries, whether or not employed by Portugal or any of its Subsidiaries, has reported evidence of a violation of any Securities Laws, breach of fiduciary duty or similar violation by Portugal or any of its Subsidiaries or their respective officers, directors, employees or agents to Portugal’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors.
      (h) None of the information to be supplied by Portugal or its Affiliates in writing specifically for use in the Italy Circular or the Italy Bid Circular will, at the time of the mailing of the Italy Circular or any notice of variation in respect of the Italy Bid and any amendments or supplements thereto, and in the case of the Italy Circular at the time of the Italy Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

      (i) None of the information to be included in or incorporated by reference into the Portugal Proxy Statement (other than information supplied in writing by Italy specifically for use therein) will, at the time of the mailing of the Portugal Proxy Statement and any amendments or supplements thereto, and at the time of the Portugal Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.
      4.8.     No Undisclosed Liabilities. Except as Disclosed to Italy, neither Portugal nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent, determined, determinable or otherwise) or obligations, in each case, of the type that would be required to be disclosed on a consolidated balance sheet of Portugal (or the notes thereto) and there is no existing condition, situation or set of circumstances that could be reasonably expected to result in such a liability or obligation, except (i) liabilities or obligations fully reflected or reserved against in Portugal’s balance sheet as of December 31, 2005 (or the notes thereto), included in the Portugal Financial Statements, (ii) liabilities or obligations disclosed in any Portugal SEC Report filed after December 31, 2005, and prior to the date of this Agreement, (iii) liabilities incurred since December 31, 2005 in the ordinary course of business consistent with past practice, (iv) obligations arising pursuant to the terms of the Contracts disclosed in Section 4.20 (or not required to be so disclosed) or (v) liabilities or obligations that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal.
      4.9.     Absence of Certain Changes or Events. Since December 31, 2005, the business of Portugal and its Subsidiaries has been conducted in the ordinary course consistent with past practices and except as Disclosed Publicly by Portugal there has not been (i) any event, occurrence or development of a state of circumstances or facts which has had or would, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect with respect to Portugal, (ii) any material revaluation by Portugal of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any material sale of assets of Portugal other than in the ordinary course of business, (iii) any material damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of Portugal or its Subsidiaries, (iv) any Material Portugal Contract cancelled, terminated, or materially adversely modified that would reasonably be expected to have a Material Adverse Effect with respect to Portugal or (v) any event or action that if taken after the date hereof would be prohibited by Section 6.1 hereof.
      4.10.     Absence of Litigation. Except as Disclosed Publicly by Portugal or as Disclosed to Italy, (a) there is no Action that has been commenced or, to the knowledge of Portugal, threatened against or affecting Portugal or any Subsidiary thereof or any of their respective properties, rights or assets before any Governmental Entity which, if determined adversely to Portugal, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal; and (b) neither Portugal nor any Subsidiary thereof, nor any of their respective properties, rights or assets is subject to any outstanding Order that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal.
      4.11.     Employee Plans.
      (a) Portugal and each Subsidiary thereof has complied, in all material respects, with all the terms of, and all applicable Laws in respect of, each Portugal Employee Plan, and all Portugal Employee Plans required under applicable Law to be funded are fully funded and in good standing in all material respects under applicable Law. Portugal has Disclosed to Italy copies of all material Portugal Employee Plans (and in the case of any material Portugal Employee Plan that is not written, a written description of such plan).
      (b) Each Portugal Employee Plan intended to be tax qualified under the Code has been the subject of determination letters from the U.S. Internal Revenue Service to the effect that such plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. No step has been taken, no event has occurred and no condition or circumstance exists that has resulted or could reasonably be expected to result in any Portugal Employee Plan being ordered or required to be terminated in whole or in part or having its tax qualification refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any material Taxes, fees, penalties or levies under applicable Laws. There are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations, or other proceedings which are pending or threatened in respect of any of the Portugal Employee Plans or their assets which individually or in the aggregate would have a Material Adverse Effect with respect to Portugal.
      (c) No event has occurred or condition exists with respect to any of the Portugal Employee Plans or relating to any current or former employee of Portugal or any Subsidiary thereof (or any of their beneficiaries or dependants) which, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect with respect to Portugal.
      (d) Except as Disclosed Publicly by Portugal or as Disclosed to Italy, the consummation of the transactions contemplated by this Agreement will not by itself entitle any employee or any independent contractor of Portugal or any Subsidiary thereof to severance or similar pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) or compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Portugal Employee Plan.
      (e) The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of additional acts or events) result in any payment under any Portugal Employee Plan that would constitute an “excess parachute payment” for purposes of Section 280G or 4999 of the Code.
      4.12.     Labor Matters.
      (a) Portugal has Disclosed to Italy copies of all Collective Agreements to which Portugal or any Subsidiary thereof is a party. To the knowledge of Portugal, there are no threatened or apparent union organizing activities involving employees of Portugal or any Subsidiary thereof that are not already covered by a Collective Agreement that would have a Material Adverse Effect with respect to Portugal. Neither Portugal nor any Subsidiary thereof is in material violation of any provision under any Collective Agreement. There is no strike or lock out occurring or, to the knowledge of Portugal, threatened affecting Portugal or any Subsidiary thereof that would have a Material Adverse Effect with respect to Portugal.
      (b) Neither Portugal nor any Subsidiary thereof is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or threatened, or any litigation, actual or threatened, relating to its employees or independent contractors (including any termination of such persons) other than those claims or such litigation as would not individually or in the aggregate have a Material Adverse Effect with respect to Portugal. Portugal and each Subsidiary thereof has operated in material compliance with all applicable Laws with respect to employment and labor, including, but not limited to, employment and labor standards, occupational health and/or safety, employment equity, pay equity, workers’ compensation, human rights and labor relations and there are no current, pending or threatened proceedings before any board or tribunal with respect to any of the areas listed herein other than where the failure to so operate, or for such proceedings which individually or in the aggregate, would not have a Material Adverse Effect with respect to Portugal. Portugal and each Subsidiary thereof has operated in material compliance with the National Labor Relations Act (U.S.) as amended, and the rules and regulations promulgated thereunder and any and all similar Laws.
      (c) Each of Portugal and its Subsidiaries is in compliance with all applicable Laws covering occupational health and/or safety, including the Occupational Health and Safety Act (U.S.), as amended, except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect with respect to Portugal.
      4.13.     Property and Title. Applying customary standards in the United States mining industry, each of Portugal, its Subsidiaries and its material joint ventures has, to the extent necessary to permit the operation of their respective businesses as presently conducted: (a) sufficient title, clear of any title defect or Lien (other than as Disclosed to Italy or Disclosed Publicly by Portugal) to its operating properties and properties with estimated proven and probable mineral reserves and/or estimated mineral resources (other than property to which it is lessee, in which case it has a valid leasehold interest) and (b) good and sufficient title to the real property interests including, without limitation, fee simple estate of and in real property, leases, easements, rights of way, permits, mining claims, concessions or licenses from landowners or authorities permitting the use of land by Portugal, its Subsidiaries and its material joint ventures (other than as Disclosed Publicly by Portugal). Portugal, its Subsidiaries and its material joint ventures hold all mineral rights required to continue their respective businesses and operations as currently conducted and as proposed to be conducted as Disclosed Publicly by Portugal, except to the extent that a failure to do so would not constitute a Material Adverse Effect with respect to Portugal. Except for such failures of title or liens and royalty burdens that would, individually or in the aggregate, not have a Material Adverse Effect with respect to Portugal, (x) all mineral rights held by Portugal, its Subsidiaries and its material joint ventures are free and clear of all Liens and royalty burdens (other than as Publicly Disclosed by Portugal), and (y) none of such mineral rights are subject to reduction by reference to mine payout or otherwise except for those created in the ordinary course of business and which would not have a Material Adverse Effect with respect to Portugal.
      4.14.     Mineral Reserves and Resources. The estimated proven and probable mineral reserves and estimated, indicated, measured and inferred mineral resources disclosed in the Portugal SEC Documents as of December 31, 2005 have been prepared and disclosed in all material respects in accordance with all applicable Laws. There has been no material reduction (other than as a result of operations in the ordinary course of business) in the aggregate amount of estimated mineral reserves and estimated mineral resources of Portugal, its Subsidiaries and its material joint ventures, taken as a whole, from the amounts Disclosed Publicly by Portugal.
      4.15.     Operational Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal:

(a) all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens and other payments due or payable on or prior to the date hereof under or with respect to the direct or indirect assets of Portugal, its Subsidiaries and its material joint ventures have been properly and timely paid;

(b) all rentals, payments, and obligations due and payable or performable on or prior to the date hereof under or on account of any of the direct or indirect assets of Portugal, its Subsidiaries and its material joint ventures have been duly paid, performed, or provided for prior to the date hereof;

(c) all (i) mines where Portugal or a Subsidiary of Portugal is operator at the relevant time have been developed and operated in accordance with good mining practices and in compliance with all then-applicable Laws, and (ii) mines located in or on the lands of Portugal, any Subsidiary or material joint venture of Portugal, or lands pooled or unitized therewith, which have been abandoned by Portugal or any Subsidiary or material joint venture of Portugal, have been developed, managed and abandoned in accordance with good mining practices and in compliance with all applicable Laws, and (iii) all future abandonment, remediation and reclamation obligations have been accurately Disclosed Publicly by Portugal without omission of information necessary to make the disclosure not misleading, and (iv) all costs, expenses, and liabilities payable on or prior to the date hereof under the terms of any Material Portugal Contract have been properly and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.
      4.16.     Insurance. Portugal maintains insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of Portugal and its Subsidiaries (collectively, the “Portugal Insurance Policies”) which are of the type and in amounts which it believes are reasonably appropriate to conduct its business. To Portugal’s knowledge, there is no material claim by Portugal or any of its Subsidiaries pending under any of the material Portugal Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds that would not have a Material Adverse Effect with respect to Portugal.

      4.17.     Taxes.
      (a) Except as Disclosed Publicly by Portugal or as Disclosed to Italy or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal:

(i) All Tax returns, statements, reports, forms, declarations, remittances, and similar statements (including estimated Tax returns, claims for refunds, amended returns and reports and information returns and reports) required to be filed with any taxing authority by or on behalf of Portugal or any of its Subsidiaries (collectively, the “Portugal Returns”) were filed when due with all appropriate taxing authorities (including any applicable extension periods) in accordance with all applicable Laws and were correct and complete in all material respects.

(ii) Portugal and each of its Subsidiaries have timely paid, or withheld and remitted to the appropriate taxing authority, all Taxes due and payable by any of them under any applicable Law, including all Taxes required to be withheld, collected and paid in connection with (i) amounts paid or owing to any present or former employee, independent contractor, creditor or shareholder or to any other Person, (ii) goods and services received from or provided to any Person and (iii) amounts paid or credited to any Person not resident in the jurisdiction of the relevant payor.

(iii) The charges, accruals and reserves for Taxes with respect to Portugal and its Subsidiaries reflected on the Portugal Financial Statements (whether or not due and whether or not shown on any Portugal Return but excluding any provision for deferred income Taxes) are adequate under US GAAP to cover Taxes accruing through the date thereof.

(iv) The tax basis of the assets of Portugal and its Subsidiaries by category including the classification of such assets as being depreciable or amortizable as reflected in the Portugal Returns is true and correct in all material respects.

(v) There is no Action or audit now pending or threatened in writing in respect of any Tax or “tax asset” of Portugal or any of its Subsidiaries. There are no reassessments of Portugal’s or any of its Subsidiaries’ Taxes that have been issued and which remain outstanding.

(vi) Neither Portugal nor any of its Subsidiaries is party to any tax sharing agreement, tax indemnification agreement or other agreement or arrangement relating to Taxes with any Person (other than Portugal or any of its Subsidiaries). Neither Portugal nor any of its Subsidiaries has been a member of an affiliated, combined or unitary group filing a consolidated, combined, unitary or other return for U.S. federal, state, local or non-U.S. tax purposes reflecting the income, assets or activities of affiliated companies (other than a group the common parent of which is Portugal), or has any liability for the Taxes of any other Person (other than Portugal or any of its Subsidiaries) under any provision of U.S. federal, state, local or non-U.S. law, or as a transferee or successor, or by contract, or otherwise.
      (b) Tax Status. Portugal is not, and immediately prior to the Effective Time Portugal will not be, a “foreign investment entity” within the meaning of the ITA assuming the enactment into law and the proclamation into force of proposed sections 94.1 to 94.4 and related provisions as contained in the draft legislation released on behalf of the Minister of Finance dated July 18, 2005 or in a form substantially similar to such proposed sections.
      4.18.     Environmental Matters. Except as Disclosed Publicly by Portugal or except for items with respect to which adequate provision in accordance with US GAAP has been made in the Portugal Financial Statements or except as has not had and would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Portugal:

(a) (i) No Hazardous Substance has been discharged, disposed of, dumped, pumped, deposited, spilled, leaked, emitted or released by Portugal or any of its Subsidiaries (or, to the knowledge of Portugal, is otherwise present) at, on, under or from any property now or previously owned, leased or operated by Portugal or any of its Subsidiaries (“Portugal Property”) in such manner or quantity that exceeds remediation criteria or standards under any applicable Environmental Laws or as would require investigation or remediation (either by Portugal or its Subsidiaries, or for which Portugal or its Subsidiaries would otherwise be liable) under any applicable Environmental Laws or as would adversely affect the business or operations of Portugal or any of its Subsidiaries and (ii) to the knowledge of Portugal, there are no liabilities of Portugal or any of its Subsidiaries arising out of any Environmental Laws or any agreement with a third party and relating to any Hazardous Substances at, on, under or about any property other than a Portugal Property.

(b) The operations of Portugal and each of its Subsidiaries are and have been in compliance with all, and have not violated any, applicable Environmental Laws.

(c) (i) Portugal and its Subsidiaries hold all approvals, certificates, authorizations, agreements, permits, licenses, certificates, clearances and consents under or pursuant to applicable Environmental Laws (the “Portugal Environmental Permits”) necessary for the conduct of Portugal’s and its Subsidiaries’ businesses as conducted currently and through the most recent fiscal year, (ii) all such Portugal Environmental Permits are valid and in full force and effect, (iii) Portugal and its Subsidiaries have not violated any such Portugal Environmental Permits, and (iv) neither Portugal nor any of its Subsidiaries has received any notice that any Portugal Environmental Permits will be revoked, adversely modified or not renewed, and to the knowledge of Portugal there is no reasonable basis for revoking, adversely modifying or refusing to renew any such Portugal Environmental Permits.

(d) No Order or Action is pending, and to Portugal’s knowledge, no Order or Action has been threatened, by any Governmental Entity or third party against or, to Portugal’s knowledge, affecting Portugal or any of its Subsidiaries concerning any alleged violation of or liability under any Environmental Law or concerning any Hazardous Substance.

(e) No Environmental Lien is pending, and to Portugal’s knowledge, no Environmental Lien has been threatened against or affecting Portugal, any of its Subsidiaries, or any real or personal property of Portugal or any of its Subsidiaries.

      4.19.     Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal, (i) Portugal or one or more of its Subsidiaries is the owner or has the right to use all Intellectual Property and Proprietary Subject Matter used in the conduct of its business as it is currently conducted (such Intellectual Property which is owned or used by Portugal or one of its Subsidiaries, the “Portugal Intellectual Property” and such Proprietary Subject Matter, the “Portugal-Used Proprietary Subject Matter”), free and clear of all Liens; (ii) there are no Orders or Actions pending, or to Portugal’s knowledge, threatened, respecting the ownership, validity, enforceability or use of any Portugal Intellectual Property or Portugal-Used Proprietary Subject Matter, and to the knowledge of Portugal, no facts or circumstances exist as a valid basis for same; (iii) the Portugal Intellectual Property has not been, and Portugal has no reason to expect it to become, abandoned, cancelled or invalidated; (iv) Portugal and its Subsidiaries have taken all reasonable actions to protect the Portugal Intellectual Property, including Portugal Intellectual Property that is confidential in nature; and (v) to the knowledge of Portugal the conduct of the business of Portugal and its Subsidiaries as currently conducted does not Infringe any Intellectual Property of any Person and no Person is currently Infringing Portugal Intellectual Property.
      4.20.     Agreements, Contracts and Commitments. Except as Publicly Disclosed by Portugal or as limited by confidentiality obligations and applicable regulatory requirements, Portugal has Disclosed to Italy (prior to the date hereof with respect to contracts existing on the date hereof) each material Contract to which Portugal and each of its Subsidiaries is a party (each, a “Material Portugal Contract”). Except for breaches, violations or defaults which have not had and would not, individually or in the aggregate, have a Material Adverse Effect with respect to Portugal, (i) each of the Material Portugal Contracts is valid and in full force and effect, unamended, and (ii) neither Portugal nor any of its Subsidiaries, nor to Portugal’s knowledge any other party to a Material Portugal Contracts, has violated any material provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of any such Material Portugal Contracts, and neither Portugal nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the Material Portugal Contracts. Neither Portugal nor any Subsidiary of Portugal is a party to, or otherwise a guarantor of or liable with respect to, any interest rate, currency or other swap or derivative transaction, other than any such transactions in the ordinary course of business.
      4.21.     Brokers. Portugal and its Subsidiaries have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, except for the fees of Citigroup Global Markets Inc. and HSBC Securities (USA) Inc.
      4.22.     Vote Required. The only votes of the holders of any class or series of Portugal’s capital stock or other securities of Portugal necessary to approve the transactions contemplated by this Agreement are: (i) the affirmative vote in favor of the Portugal Charter Amendment of the holders of a majority of the outstanding Portugal Common Shares and (ii) the affirmative vote in favor of the Portugal Share Issuance of a majority of the votes cast thereon by the holders of the outstanding Portugal Common Shares (provided that the total votes cast on the Portugal Share Issuance represent at least a majority of the Portugal Common Shares issued and outstanding and entitled to vote at the Portugal Meeting) (such approvals, collectively, the “Portugal Stockholder Approval”).
      4.23.     Portugal Common Shares. The Portugal Common Shares to be issued pursuant to the Arrangement will be duly and validly issued by Portugal, fully paid and non-assessable and free of preemptive rights, encumbrances, charges and liens on their respective dates of issue.
      4.24.     No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement, neither Portugal nor its Subsidiaries nor any other Person or its Subsidiaries makes any representation or warranty, express or implied, on behalf of Portugal and its Subsidiaries with respect to the transactions contemplated by this Agreement.
ARTICLE V
COVENANTS OF ITALY
      5.1.     Conduct of Business. During the period from the date of this Agreement to the Effective Time, except as provided in Section 5.1 of the Disclosure Schedule or as otherwise expressly contemplated or permitted in this Agreement and except to the extent Portugal shall otherwise give its prior written consent, not to be unreasonably withheld or delayed, each of Italy and its Subsidiaries shall: (i) conduct its business in the ordinary course and consistent with past practice and in compliance in all material respects with applicable Laws; (ii) pay or perform its material obligations when due; and (iii) use its commercially reasonable efforts consistent with past practices to: (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees, (C) preserve in all material respects its relationships with customers, suppliers, distributors, joint venture partners, and others with which it has significant business dealings, and (D) preserve in all material respects the Italy Intellectual Property. Without limiting the generality of the foregoing, except as provided in Section 5.1 of the Italy Disclosure Schedule or as expressly contemplated by this Agreement or the Plan of Arrangement, without the prior written consent of Portugal (not to be unreasonably withheld or delayed, except with respect to paragraph (l) below), during the period from the date of this Agreement to the Effective Time, Italy shall not, and shall not permit any of its Subsidiaries to, do any of the following:

(a) amend its articles of incorporation or by-laws or other applicable governing instruments;

(b) split, combine, subdivide or reclassify any shares of its capital stock or other equity interests or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities, except for (i) cash dividends with respect to the Italy Common Shares in the ordinary course, in each case with usual declaration, record and payment dates and in accordance with Italy’s current dividend policy and (ii) dividends paid to Italy or any of its Subsidiaries by any Subsidiary that is, directly or indirectly, wholly-owned by Italy; and (iii) dividends paid by non-wholly owned Subsidiaries in the ordinary course consistent with current dividend policy;

(c) adopt a plan or agreement of complete or partial liquidation, dissolution, winding up, merger, consolidation, amalgamation, restructuring, recapitalization or other material reorganization (other than in connection with the transactions contemplated by the Support Agreement or a merger, amalgamation or consolidation between wholly owned Subsidiaries of Italy);

(d) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or other equity interests or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or other equity interests, other than (i) the issuances of Italy Common Shares upon the exercise of Italy Options outstanding on the date hereof or issued after the date hereof in compliance with the terms of this Agreement in accordance with their present terms, (ii) grants of options to its employees and directors in the ordinary course of business consistent with past practice, using Italy’s standard form of stock option award agreement as of the date hereof, up to a maximum of 1,114,000 optioned Italy Common Shares in the aggregate in calendar year 2006 and 1,114,000 optioned Italy Common Shares in the aggregate in calendar year 2007 (and up to a further 750,000 optioned Italy Common Shares following the satisfaction of the France Condition), provided that none of the Italy Options referred to in this clause shall accelerate or become vested as a result of the consummation of the transactions contemplated by this Agreement, (iii) issuances of Italy Common Shares required pursuant to the conversion of convertible securities outstanding on the date hereof, and (iv) issuances of Italy Common Shares and Italy Options in connection with the acquisition of France pursuant to and on the terms set forth in the Support Agreement;

(e) except as required to ensure that any Italy Employee Plan in effect on the date of this Agreement is not then out of compliance with applicable Law or as specifically required or permitted pursuant to this Agreement or as provided in the Italy Disclosure Schedule or as required in connection with the termination of Italy’s Non-Employee Director Share Ownership Plan or the payment of any amount to the holders of deferred share units issued under such plan in consideration for the cancellation of such deferred share units, (A) adopt, enter into, terminate or amend any Italy Employee Plan, other than in the ordinary course of business consistent with past practice, (B) increase in any manner the compensation or benefits of, or pay any bonus to, any employee of Italy or its Subsidiaries, except for increases in base salary or payments of bonuses in the ordinary course of business consistent with past practice, as required to comply with any Italy Employee Plan in effect on the date of this Agreement, or in 2007 in connection with annual performance assessments consistent with past practice, (C) pay or provide to any employee of Italy or its Subsidiaries any benefit not provided for under an Italy Employee Plan as in effect on the date of this Agreement, other than the payment of base compensation in the ordinary course of business consistent with prior practice or as permitted by clause (B) above, (D) except to the extent expressly permitted under Section 5.1(d), grant any awards under any Italy Employee Plan (including the grant of stock or other equity options, stock or other equity appreciation rights, performance units, restricted stock or other equity, stock or other equity purchase rights or other stock or other equity-based or stock-related awards) or remove existing restrictions in any Italy Employee Plan or awards made thereunder, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Italy Employee Plan, except as required to comply with any Italy Employee Plan as in effect on the date of this Agreement or (F) take any action to accelerate the vesting or payment of any compensation or benefits under any Italy Employee Plan;

(f) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material business, other than the acquisition of France pursuant to and on the terms set forth in the Support Agreement;

(g) other than pursuant to Contracts in effect as of the date hereof and other than sales of inventory in the ordinary course of business consistent with past practice, sell, lease, license (as licensor or licensee), assign, encumber or otherwise transfer in one transaction or any series of related transactions, any material assets or material rights;

(h) incur, assume or guarantee any indebtedness for borrowed money or issue or sell any debt securities or warrants or other rights to acquire debt securities or enter into any keep-well or other arrangements to maintain the financial condition of any other Person, other than short-term borrowings in the ordinary course of business and in amounts and on terms consistent with past practices and indebtedness incurred in connection with the payment to the shareholders of France of the cash consideration provided for in the Support Agreement (for greater certainty, including payments to dissenting shareholders with respect to the France Subsequent Acquisition Transaction);

(i) make any loan, advance or capital contribution to or investment in any Person, other than (i) loans, advances or capital contributions to or investments in its Subsidiaries or pursuant to Contracts in effect at the date hereof, (ii) in connection with acquisitions permitted by Section 5.1(e), or (iii) in the ordinary course of business consistent with past practice, to the extent not individually or in the aggregate material to Italy; provided that none of such transactions permitted by this clause (iii) shall present a material risk of delaying or impairing the parties’ ability to consummate the transactions contemplated by this Agreement;

(j) change (i) its methods of accounting or accounting practices in any material respect, except as required by concurrent changes in Canadian GAAP or by Law and concurred in by Italy’s external auditors or (ii) its fiscal year;

(k) take any action that would, or would reasonably be expected to, prevent or materially impair or delay the ability of Italy to consummate the transactions contemplated by this Agreement, including the Arrangement and the transactions contemplated by the Arrangement;

(l) enter into, cancel, terminate, or grant any waiver in respect of any Support Agreement Contract or any Contract that would be a Support Agreement Contract if in effect on the date hereof; it being understood and agreed between the parties that, notwithstanding anything to the contrary set forth herein, after consultation with Portugal, Italy may, at its sole discretion, terminate any Support Agreement Contract in accordance with its terms;

(m) file any registration statement under the 1933 Act or an amendment to any 1933 Act registration statement (other than an amendment to its registration statement on Form F-8 relating to the Italy Bid); or

(n) agree or commit to do any of the foregoing.
      5.2.     Shareholders Meeting.
      (a) Subject to the terms of this Agreement, Italy shall use its reasonable best efforts to cause the Italy Meeting to be held as soon as reasonably practicable after the date hereof, provided that (x) the Italy Meeting shall not be held until counsel to Italy has had reasonable opportunity to review all comments from the staff of the SEC relating to the Portugal Proxy Statement or been advised in writing that the staff of the SEC will not have any comments thereon and (y) this covenant shall not restrict the ability of Italy to postpone or adjourn such meeting to the extent that Italy’s outside counsel advises Italy that it would be appropriate to do so for the purpose of allowing the holders of Italy Common Shares to review any additional disclosure that Italy, with the advice of its outside counsel, determines in good faith is advisable and should be made available to such holders by means of a supplemental management information circular or otherwise.
      (b) Subject to the terms hereof, Italy shall, promptly after the execution and delivery of this Agreement (i) finalize the notice of the Italy Meeting to be sent to holders of Italy Common Shares, the accompanying management information circular, and any other documents required by applicable Laws to be sent to holders of Italy Common Shares in connection with the Italy Meeting (such documents, as amended, supplemented or otherwise modified, the “Italy Circular”), and (ii) cause the Italy Circular and any other such documents to be sent to each holder of Italy Common Shares and filed as required by the Interim Order and applicable Laws.
      (c) Subject to the terms of this Agreement, Italy shall (i) take all lawful action to solicit in favor of the Italy Resolution and the Italy Shareholder Approval, (ii) recommend to all holders of Italy Common Shares that they vote in favor of this Agreement and the Arrangement and the other transactions contemplated hereby and thereby and (iii) not withdraw, modify or qualify (or publicly propose to or publicly state that it intends to withdraw, modify or qualify) in any manner adverse to Portugal such recommendation (any such action, a “Change in Italy Recommendation”) except as explicitly permitted by Section 5.3(b) provided, however, that Italy may (A) make such Change in Italy Recommendation if Italy’s board of directors, after consultation with outside legal counsel, has determined that failure to take such action would be inconsistent with its fiduciary duties under applicable Law and (B) upon such Change in Italy Recommendation, may solicit votes of the Italy shareholders consistent with such Change in Italy Recommendation.
      5.3.     No Solicitation; Opportunity to Match.
      (a) Italy shall not, directly or indirectly, through any officer, director, employee, representative (including for greater certainty any financial or other advisors) or agent of Italy or any Subsidiary of Italy: (i) solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing non-public information or permitting any visit to any facilities or properties of Italy or any Subsidiary of Italy, including any material joint ventures or material mineral properties) any inquiries, proposals or offers regarding any Acquisition Proposal; (ii) engage in any discussions or negotiations regarding, or provide any confidential information with respect to, any Acquisition Proposal, provided that for greater certainty, Italy may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Italy board of directors has so determined; (iii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Portugal, the approval or recommendation of the Italy board of directors or any committee thereof of this Agreement; (iv) approve or recommend, or remain neutral with respect to, or propose publicly to approve or recommend, or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal until 15 calendar days following the formal commencement of such Acquisition Proposal shall not be considered to be in violation of this Section 5.3(a)); or (v) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal.
      (b) Notwithstanding Section 5.3(a) and any other provision of this Agreement, the Italy board of directors shall be permitted to: (i) make a Change in Italy Recommendation, provided that Italy shall have complied in all material respects with all requirements of Section 5.3(f) below; and/or (ii) engage in discussions or negotiations with, or provide information pursuant to Section 5.3(b) to, any Person in response to an Acquisition Proposal by any such Person, provided that (A) it has received an unsolicited bona fide written Acquisition Proposal from such Person and the Italy board of directors has determined in good faith based on information then available and after consultation with its financial advisors that such Acquisition Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal; and (B) prior to providing any confidential information or data to such Person in connection with such Acquisition Proposal, (x) the Italy board of directors receives from such Person an executed confidentiality agreement which includes a standstill provision that restricts such Person from acquiring, or publicly announcing an intention to acquire, any securities or assets of Italy (other than pursuant to a Superior Proposal) for a period of not less than one year from the date of such confidentiality agreement and Italy sends a copy of any such confidentiality agreement to Portugal promptly upon its execution and promptly provides Portugal a list of, or in the case of information that was not previously made available to Portugal, copies of, any information provided to such Person, and (y) Italy has complied in all material respects with Section 5.3(d).

      (c) Italy will cease and cause to be terminated any existing solicitation, encouragement, activity, discussion or negotiation with any Person by Italy or any Subsidiary thereof or any of its or their representatives or agents with respect to any Acquisition Proposal, whether or not initiated by Italy, and, in connection therewith, Italy will discontinue access to any data rooms (virtual or otherwise) and will request (and reasonably exercise all rights it has to require) the return or destruction of all information regarding Italy and its Subsidiaries previously provided to any such Person or any other Person and will request (and reasonably exercise all rights it has to require) the destruction of all material including or incorporating or otherwise reflecting any information regarding Italy and its Subsidiaries. Italy shall not terminate, amend, modify or waive any provision of any confidentiality or standstill or similar agreement to which Italy or any of its Subsidiaries is a party with any other Person, other than to allow such Person to make and consummate a Superior Proposal.
      (d) From and after the date of this Agreement, Italy shall promptly (and in any event within 24 hours) notify Portugal, at first orally and then in writing, of any proposal, inquiry, offer (or any amendment thereto) or any request for discussions or negotiations in each case or request relating to or constituting an Acquisition Proposal, any request for representation on the Italy board of directors, or any request for non-public information relating to Italy or any Subsidiary of Italy or any material joint venture or material mineral property relating to or constituting an Acquisition Proposal of which Italy’s directors, officers, representatives or agents are or became aware. Such notice shall include a description of the terms and conditions of, and the identity of the Person making, any proposal, inquiry, offer (including any amendment thereto) or request, and shall include copies of any such proposal or offer or any amendment to such proposal or offer. Italy shall also provide such other details of the proposal or offer, or any amendment thereto, as Portugal may reasonably request. Italy shall keep Portugal promptly and fully informed of the status, including any change to the material terms, of any such proposal or offer, or any amendment thereto, and will respond promptly to all inquiries by Portugal with respect thereto.
      (e) Italy shall ensure that its officers, directors, representatives, agents and legal and financial advisors, and its Subsidiaries and their officers, directors, representatives, agents and legal and financial advisors, are aware of the provisions of Sections 5.3(a) to 5.3(d) hereof and agree to be bound thereby, and it shall be responsible for any breach of such provisions by any of them or by any employee of Italy or any Subsidiary.
      (f) Italy shall not make any Change in Italy Recommendation in respect of, or enter into any agreement relating to, an Acquisition Proposal (other than a confidentiality agreement contemplated by Section 5.3(b)(ii)(B) above) unless:

(i) the Acquisition Proposal constitutes a Superior Proposal;

(ii) Italy has provided Portugal with notice in writing that there is a Superior Proposal together with all documentation detailing the Superior Proposal (including a copy of the confidentiality agreement between Italy and the Person making the Superior Proposal if not previously delivered);

(iii) at least 10 business days shall have elapsed from the date that Portugal has received a copy of the written proposal in respect of the purported Superior Proposal (or any amendment or revision thereof);

(iv) if Portugal has proposed to amend the terms of the Arrangement and this Agreement in accordance with Section 5.3(g), the Italy board of directors (after receiving advice from its financial advisors and outside legal counsel) shall have determined in good faith that the Acquisition Proposal continues to constitute a Superior Proposal after taking into account such amendments;

(v) Italy’s board of directors, after consultation with outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under all applicable Laws; and

(vi) prior to entering into an agreement relating to such Superior Proposal (other than the aforesaid confidentiality agreement) Italy shall have terminated this Agreement pursuant to Section 9.1(j) and paid to Portugal the Italy Termination Fee.
      (g) Italy acknowledges and agrees that, during the 10 business day period referred to in Section 5.3(f)(iii), Portugal shall have the opportunity, but not the obligation, to propose to amend the terms of the Arrangement and this Agreement. The Italy board of directors will review any proposal by Portugal to amend the terms of the Arrangement and this Agreement in order to determine, in good faith in the exercise of its fiduciary duties, whether such proposal would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendments to the terms of the Arrangement and this Agreement.
      (h) Nothing in this Agreement shall prevent the Italy board of directors from responding through a directors’ circular or otherwise as required by applicable Securities Laws to any Acquisition Proposal or from calling and holding a meeting of the holders of the Italy Common Shares requisitioned by such shareholders pursuant to Section 143 of the CBCA or ordered to be held by a court pursuant to section 144 of the CBCA.
      (i) Italy acknowledges and agrees that each successive modification of the material terms of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of this Section 5.3.
      (j) When used in this Agreement, the following terms shall have the following meanings:

“Acquisition Proposal” means: (i) any merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, liquidation or winding-up in respect of Italy; (ii) any sale or acquisition of 20% or more of the fair market value of the assets of Italy on a consolidated basis; (iii) any sale or acquisition of 20% or more of Italy’s shares of any class or rights or interests therein or thereto; (iv) any sale of any material interest in any material joint ventures or material mineral properties; (v) any similar business combination or transaction, of or involving Italy, any material Subsidiary of Italy or material joint venture of Italy, other than with Portugal; or (vi) any proposal or offer to, or public announcement of an intention to do, any of the foregoing from any Person other than Portugal, provided, however, that the term “Acquisition Proposal” shall not include the transactions contemplated by this Agreement or the Support Agreement.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal made by a third party to Italy in writing after the date hereof: (i) to purchase or otherwise acquire, directly or indirectly, by means of a merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, liquidation, winding-up or similar transaction, all of the Italy Common Shares; (ii) that is reasonably capable of being completed, taking into account all legal, financial, regulatory (including U.S. and European Competition Authority and any Investment Canada approval) and other aspects of such proposal and the party making such proposal; (iii) in respect of which any required financing to complete such Acquisition Proposal has been demonstrated to the satisfaction of the Italy board of directors, acting in good faith (after receipt of advice from its financial advisors and outside legal counsel), is reasonably likely to be obtained, (iv) that is not subject to any due diligence condition; (v) that is offered or made available to all shareholders of Italy in Canada and the United States on the same terms; and (vi) in respect of which the Italy board of directors determines in good faith (after receipt of advice from its financial advisors with respect to (y) below and outside legal counsel with respect to (x) below) that (x) failure to recommend such Acquisition Proposal to Italy’s shareholders would be inconsistent with its fiduciary duties and (y) such Acquisition Proposal taking into account all of the terms and conditions thereof, if consummated in accordance with its terms (but not assuming away any risk of non-completion), would result in a transaction more favorable to shareholders from a financial point of view than the Arrangement (including any adjustment to the terms and conditions of the Arrangement and this Agreement proposed by Portugal pursuant to Section 5.3(g), and taking into account the long-term value and anticipated synergies anticipated to be realized as a result of the combination of Portugal and Italy).

      5.4.     Dissent Rights. Italy shall provide Portugal with a copy of any purported exercise of the Dissent Rights and written communications with such Italy shareholder purportedly exercising the Dissent Rights; and not settle or compromise any Action brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement, including the Arrangement, without the prior written consent of Portugal, not to be unreasonably withheld or delayed.
      5.5.     Italy Affiliates. At least 10 days prior to the Italy Meeting, Italy shall provide to Portugal a list of those persons who may be deemed to be, in Italy’s reasonable judgment, affiliates of Italy within the meaning of Rule 145 promulgated under the 1933 Act.
      5.6.     Preference Shares and Convertible Debentures. At the request of Portugal, in the event that Italy acquires control of France, Italy shall cause France to use its reasonable best efforts to redeem or repurchase all outstanding France preference shares and convertible debentures (including, without limitation, making offers to purchase any class of preference shares that are not redeemable at France’s option on such terms and conditions as are reasonably acceptable to Portugal and Italy). Without the prior written approval of Portugal, Italy will not cause France to amalgamate with Italy prior to the time that all convertible debentures and preference shares of France (whether or not redeemable at France’s option) have been redeemed or repurchased in full.
ARTICLE VI
COVENANTS OF PORTUGAL
      6.1.     Conduct of Business. During the period from the date of this Agreement to the Effective Time, except as otherwise expressly contemplated or permitted in this Agreement and except to the extent Italy shall otherwise give its prior written consent, not to be unreasonably withheld or delayed, each of Portugal and its Subsidiaries shall: (i) conduct its business in the ordinary course and consistent with past practice and in compliance in all material respects with applicable Laws; (ii) pay or perform its material obligations when due; and (iii) use its commercially reasonable efforts consistent with past practices to: (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees, (C) preserve in all material respects its relationships with customers, suppliers, distributors, joint venture partners and others with which it has significant business dealings, and (D) preserve in all material respects the Portugal Intellectual Property. Without limiting the generality of the foregoing, except as provided in Section 6.1 of the Portugal Disclosure Schedule or as expressly contemplated by this Agreement or the Plan of Arrangement, without the prior written consent of Italy, not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, Portugal shall not, and shall not permit any of its Subsidiaries to, do any of the following:

(a) amend its certificate of incorporation or by-laws or other applicable governing instruments;

(b) split, combine, subdivide or reclassify any shares of its capital stock or other equity interests or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities, except for (i) cash dividends with respect to the Portugal Common Shares, consistent with past practice and in the ordinary course, in each case with usual declaration, record and payment dates and in accordance with Portugal’s current dividend policy and (ii) dividends paid to Portugal or any of its Subsidiaries by any Subsidiary of Portugal;

(c) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, amalgamation, restructuring, recapitalization or other material reorganization (other than a merger, amalgamation or consolidation between wholly owned Subsidiaries of Portugal);

(d) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or other equity interests or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or other equity interests, other than

(i) the issuances of Portugal Common Shares upon the exercise of stock options outstanding on the date hereof or issued after the date hereof in compliance with the terms of this Agreement in accordance with their present terms, (ii) grants of options, restricted shares, and/or deferred stock units to its employees and directors in the ordinary course of business consistent with past practice, using Portugal’s standard form of award agreement as of the date hereof, in respect of a maximum of 500,000 Portugal Common Shares in the aggregate; or (iii) issuances of Portugal Common Shares required pursuant to the conversion of convertible securities outstanding on the date hereof;

(e) except as required to ensure that any Portugal Employee Plan in effect on the date of this Agreement is not then out of compliance with applicable Law or as specifically required or permitted pursuant to this Agreement or as provided in the Portugal Disclosure Schedule, (A) adopt, enter into, terminate or amend any Portugal Employee Plan, other than in the ordinary course of business consistent with past practice, (B) increase in any manner the compensation or benefits of, or pay any bonus to, any employee of Portugal or its Subsidiaries, except for increases in base salary or payments of bonuses in the ordinary course of business consistent with past practice or as required to comply with any Portugal Employee Plan in effect on the date of this Agreement, or in 2007 in connection with annual performance assessments consistent with past practices, (C) pay or provide to any employee of Portugal or its Subsidiaries any benefit not provided for under any Portugal Employee Plan as in effect on the date of this Agreement, other than the payment of base compensation in the ordinary course of business consistent with prior practice or as permitted by clause (B) above, (D) except to the extent expressly permitted under Section 6.1(d), grant any awards under any Portugal Employee Plan (including the grant of stock or other equity options, stock or other equity appreciation rights, performance units, restricted stock or other equity, stock or other equity purchase rights or other stock or other equity-based or stock-related awards) or remove existing restrictions in any Portugal Employee Plan or awards made thereunder, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Portugal Employee Plan, except as required to comply with any Portugal Employee Plan as in effect on the date of this Agreement or (F) take any action to accelerate the vesting or payment of any compensation or benefits under any Portugal Employee Plan;

(f) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material business;

(g) other than pursuant to Contracts in effect as of the date hereof and other than sales of inventory in the ordinary course of business consistent with past practice, sell, lease, license (as licensor or licensee), assign, encumber or otherwise transfer in one transaction or any series of related transactions, any material assets or material rights;

(h) incur, assume or guarantee any indebtedness for borrowed money or issue or sell any debt securities or warrants or other rights to acquire debt securities, or enter into any keep-well or other arrangements to maintain the financial condition of any other Person, other than short-term borrowings in the ordinary course of business and in amounts and on terms consistent with past practices;

(i) make any loan, advance or capital contribution to or investment in any Person, other than (i) loans, advances or capital contributions to or investments in its Subsidiaries or pursuant to Contracts in effect at the date hereof, (ii) in connection with acquisitions permitted by Section 6.1(e), or (iii) in the ordinary course of business consistent with past practice, to the extent not individually or in the aggregate material to Portugal; provided that none of such transactions permitted by this clause (iii) shall present a material risk of delaying or impairing the parties’ ability to consummate the transactions contemplated by this Agreement;

(j) change (i) its methods of accounting or accounting practices in any material respect, except as required by concurrent changes in US GAAP (or the permitted early adoption of such changes) or by Law and concurred in by Portugal’s external auditors or (ii) its fiscal year;

(k) take any action that would, or would reasonably be expected to, prevent or materially impair or delay the ability of Portugal to consummate the transactions contemplated by this Agreement, including the Arrangement and the transactions contemplated by the Arrangement; or

(l) agree or commit to do any of the foregoing.
      6.2.     Shareholders Meeting.
      (a) Subject to the terms of this Agreement, Portugal shall use its reasonable best efforts to cause the Portugal Meeting to be held as soon as practicable after the date hereof.
      (b) Subject to the terms hereof, Portugal shall (i) promptly after the execution and delivery of this Agreement, finalize the notice of the Portugal Meeting, the accompanying proxy statement, and all other documents required by the Securities Laws or other applicable Laws to be sent to holders of Portugal Common Shares in connection with the Portugal Meeting (such documents, as amended, supplemented or otherwise modified, the “Portugal Proxy Statement”), (ii) use its reasonable best efforts to have the Portugal Proxy Statement cleared by the SEC, and (iii) as promptly as practicable after such clearance, cause the Portugal Proxy Statement to be sent to each Portugal shareholder.
      (c) Subject to the terms of this Agreement, Portugal shall (i) take all lawful action to solicit in favor of the transactions contemplated by this Agreement the Portugal Stockholder Approval, (ii) recommend to holders of Portugal Common Shares that they vote in favor of (A) the Portugal Share Issuance and (B) the Portugal Charter Amendment and (iii) not withdraw, modify or qualify (or publicly propose to or publicly state that it intends to withdraw, modify or qualify) in any manner adverse to Italy such recommendation (any such action, a “Change in Portugal Recommendation” and, together with a Change in Italy Recommendation, a “Change in Recommendation”), provided, however, that Portugal may (A) make such Change in Portugal Recommendation if Portugal’s board of directors, after consultation with outside legal counsel, has determined that failure to take such action would be inconsistent with its fiduciary duties under applicable Law and (B) upon such a Change in Portugal Recommendation, may solicit votes of the Portugal stockholders consistent with such Change in Portugal Recommendation.
      6.3.     Section 3(a)(10) Exemption. In the event that the exemption from registration under Section 3(a)(10) of the 1933 Act is not available for any reason to exempt the issuance of the Portugal Common Shares in accordance with the Plan of Arrangement from the registration requirements of the 1933 Act, then Portugal shall take all necessary action to file a registration statement on Form S-4 (or on such other form that may be available to Portugal) in order to register such Portugal Common Shares and shall use its reasonable best efforts to cause such registration statement to become effective at or prior to the Effective Time.
      6.4.     Stock Exchange Listings. Portugal shall use its reasonable best efforts to obtain the approval of the NYSE for the listing of the Portugal Common Shares to be issued in connection with the transactions contemplated by this Agreement, and for the listing of the Portugal Common Shares on the TSX, such listings to be effective prior to or as of the time of issuance of such shares pursuant to the Arrangement.
      6.5.     Amendment to Governing Documents of Portugal. Subject to the receipt of the Portugal Stockholder Approval, Portugal shall take all actions necessary to cause the certificate of incorporation of Portugal at the Effective Time to be in the form of Exhibit C hereto.
      6.6.     Board Composition. Portugal shall use its reasonable best efforts to cause the full board of directors of Portugal, effective immediately following the filing of the Articles of Arrangement, to consist of (i) 11 individuals who are currently members of the board of directors of Portugal and (ii) 4 individuals who are currently members of the board of directors of Italy or, provided that the France Condition has been satisfied, and France, the identity of such individuals to be determined by the Committee on Directors and Corporate Governance of the Portugal Board of Directors.
      6.7.     Certain Officers. The parties hereby agree that (i) the current Chief Executive Officer of Portugal shall continue to serve as the Chairman and Chief Executive Officer of Portugal immediately following the filing of the Articles of Arrangement, (ii) Portugal shall take all actions necessary to cause the current Chief Executive Officer of Italy to become the Vice-Chairman of Portugal effective immediately following the filing of the Articles of Arrangement, and (iii) provided that the France Condition shall have been satisfied, Portugal shall take all action necessary to cause the current Chief Executive Officer of France to become the President-Operations of Portugal effective immediately following the filing of the Articles of Arrangement. The foregoing persons shall continue to serve in the foregoing positions until otherwise provided in accordance with the Portugal Charter Documents and applicable Laws.
ARTICLE VII
ADDITIONAL AGREEMENTS
      7.1.     Confidentiality; Access to Information.
      (a) Confidentiality. The parties acknowledge that Italy and Portugal have previously executed reciprocal confidentiality agreements, each dated as of June 4, 2006 (the “Confidentiality Agreements”), which Confidentiality Agreements will continue in full force and effect in accordance with their respective terms.
      (b) Access to Information. Each of Portugal and Italy will (and will use reasonable best efforts to cause each of its Subsidiaries to) afford the other party and its accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to its properties, books, records, Contracts and personnel during the period prior to the Effective Time to obtain all information concerning its business, properties, results of operations and personnel, as may be reasonably requested. No information or knowledge obtained by any party in any investigation pursuant to this Section 7.1(b) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Arrangement. Notwithstanding the foregoing, either party may restrict the foregoing access to the extent that any Law (including Laws relating to the exchange of information and all applicable antitrust, competition and similar Laws, and attorney-client and other privileges) applicable to such party requires such party or its Subsidiaries to restrict or prohibit such access. The parties will hold any information obtained pursuant to this Section 7.1(b) in confidence in accordance with, and otherwise subject to, the provisions of the applicable Confidentiality Agreement.
      7.2.     Cooperation in Filings.
      (a) Portugal and Italy shall cooperate in the preparation, filing and mailing of the Italy Circular and the Portugal Proxy Statement (collectively, the “Shareholder Solicitations”). Each of Portugal and Italy shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments with respect to its respective Shareholder Solicitation received from the SEC, the Canadian Securities Regulatory Authorities or any other Governmental Entity. The parties shall cooperate and each party shall provide the other with a reasonable opportunity to review and comment on its respective Shareholder Solicitation and any amendments or supplements thereto prior to filing such with the SEC, the Canadian Securities Regulatory Authorities and/or each other applicable Government Entity, and will provide each other with a copy of all such filings made. Each party will advise the other party, promptly after it receives notice thereof, of the time when its respective Shareholder Solicitation has been cleared by the SEC, the Canadian Securities Regulatory Authorities or any other Governmental Entity, or any request by the SEC, the Canadian Securities Regulatory Authorities or any other Governmental Entity for amendment of its respective Shareholder Solicitation.
      (b) Each of Portugal and Italy shall furnish to the other all such information concerning it and its shareholders as may be required (and, in the case of its shareholders, available to it) for the effectuation of the actions described in Sections 5.2 and 6.2 and the foregoing provisions of this Section 7.2, and each covenants that the information furnished by it (or, to its knowledge, with respect to information concerning its shareholders) in connection with such actions or otherwise in connection with the consummation of the transactions contemplated by this Agreement in the aggregate will not contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished.
      (c) Each of Portugal and Italy shall use its reasonable best efforts to ensure that its respective Shareholder Solicitation complies with all applicable Laws in all material respects and, without limiting the generality of the foregoing, that the information furnished by it (or, to its knowledge, with respect to information concerning its shareholders) for inclusion in the other party’s respective Shareholder Solicitation will not, in the aggregate, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by the other party or any third party that is not one of its Affiliates).
      (d) Each of Portugal and Italy shall promptly notify the other if, at any time before the Effective Time, it becomes aware that either Shareholder Solicitation or any application for an Interim Order or Final Order contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to such Shareholder Solicitation or such other document or application. In any such event, each of Portugal and Italy shall cooperate in the preparation of a supplement or amendment to such Shareholder Solicitation or such other document or application, as required and as the case may be, and, if required, shall cause the same to be distributed to shareholders of Portugal or Italy, respectively, and/or filed with the relevant Governmental Entities.
      7.3.     Public Announcements. Portugal and Italy shall use reasonable best efforts (i) to develop a joint communications plan, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except where the circumstances make it impractical or prompt disclosure is required by applicable law, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. Except in respect of any announcement required by applicable Law, no party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld or delayed.
      7.4.     Reasonable Best Efforts.
      (a) Upon the terms and subject to the conditions set forth in this Agreement, each of Portugal and Italy agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the Arrangement and the other transactions contemplated by this Agreement. The parties shall cooperate in all reasonable respects and will use reasonable best efforts to contest any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that prohibits, prevents or restricts the consummation of the transactions contemplated by this Agreement.
      (b) Upon the terms and subject to the conditions set forth in this Agreement, each of Portugal and Italy shall and shall use reasonable best efforts to cause its respective Subsidiaries to perform all obligations required or desirable to be performed by it or any of such Subsidiaries under this Agreement, cooperate with the other party in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, each party shall and where appropriate shall cause its Subsidiaries to:

(i) use its reasonable best efforts to obtain the requisite approvals of this Agreement from its shareholders, except to the extent that the board of directors of such party has effected a Change in Recommendation in compliance with the terms hereof (including Sections 5.2 and 6.2);

(ii) apply for and use its reasonable best efforts to promptly obtain all Regulatory Approvals to be obtained by it and its Subsidiaries and, in doing so, keep the other party reasonably informed, subject to ensuring that confidential competitively sensitive information is exchanged among outside counsel only, as to the status of the proceedings related to obtaining the Regulatory Approvals, including, but not limited to, (A) providing such other party with copies of all material related applications and notifications prepared for submission to any other Person or Governmental Entity, in draft form, in order for such other party to provide its reasonable comments and providing such other party with copies of all related material communications regarding this Agreement received by such party from, or given by such party to, any Governmental Entity and any material communication received or given in connection with any proceeding by a private party relating to such Regulatory Approvals, (B) consulting with the other party to the extent practicable in advance of any meeting or conference with Governmental Entities or, in connection with any proceeding by a private party, with any other Person and, to the extent permitted by such Governmental Entities, to permit the other party to attend such meetings and conferences, in each case to the extent relating to the transactions contemplated by this Agreement and (C) receiving the prior written consent of the other party before agreeing to extend any waiting period any antitrust merger control Laws or entering into any agreement with any Governmental Entity regarding antitrust, competition or similar Laws;

(iii) use its reasonable best efforts to obtain all necessary Approvals required to be obtained by it or its Subsidiaries from third parties in connection with the transactions contemplated by this Agreement, including the Arrangement;

(iv) carry out the terms of the Interim Order and the Final Order applicable to it and use its reasonable best efforts to comply promptly with all requirements which applicable Laws may impose on it or its Subsidiaries with respect to the transactions contemplated by this Agreement; and

(v) promptly advise the other party orally and, if then requested, in writing of any event occurring subsequent to the date of this Agreement that, if uncured at the Effective Time, would render it incapable of satisfying any condition to be satisfied by it pursuant to Article VII.
      7.5.     Regulatory Filings. Without limiting the generality of Section 7.4, as soon as may be reasonably practicable, Italy and Portugal each shall (i) file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, (ii) notify the Commissioner as required by Part IX of the Competition Act and/or request an ARC, (iii) make all appropriate filings with the European Commission (“European Commission”) pursuant to Council Regulation (EC) 139/2004 of 20 January 2004 or otherwise, and (iv) file comparable merger notification forms required by the merger notification or control Laws of any other applicable jurisdiction as required by Laws or that Portugal and Italy reasonably determine to be necessary. Italy and Portugal each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ, the Commissioner, the European Commission, or the competition or merger control authorities of any other jurisdiction. As soon as reasonably practicable, Portugal shall file with the Investment Review Division of Industry Canada (“IRD”), an application for review and any supplemental information (other than privileged information) which may be required in connection therewith pursuant to the ICA, which filings will comply in all material respects with the requirements of the ICA. Italy will provide Portugal with such information and documents as Portugal reasonably requests for purposes of preparing such filings.

      7.6.     Indemnification.
      (a) From and after the Effective Time, Portugal will fulfill, and will cause Italy and/or its successors to fulfill and honor in all respects its obligations pursuant to any indemnification agreements between Italy and the present and former directors or officers of Italy or any Subsidiary thereof (the “Indemnified Parties”) in effect immediately prior to the Effective Time and any indemnification provisions under the Italy Charter Documents or applicable Laws, in each case, as in effect on the date hereof (and shall also pay expenses in advance of the final disposition of any such action, suit or proceeding to each Indemnified Party to the fullest extent permitted under applicable Law, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances if indemnification is subsequently found by a court of competent jurisdiction, which finding is no longer subject to appeal or further proceedings, that such person is not entitled to indemnification). Portugal shall cause Italy and/or its successors to not amend, repeal or otherwise modify the provisions with respect to exculpation and indemnification contained in the Italy Charter Documents as in effect on the date hereof for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, prior to the Effective Time, were directors or officers of Italy, unless such modification is required by Law.
      (b) Prior to the Effective Time, Italy shall (or if Italy is unable to, Portugal shall) obtain and pay for “tail” insurance policies with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as Italy’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as Italy’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If Italy or Portugal for any reason fail to obtain such “tail” insurance policies as of the Effective Time, for a period of six (6) years after the Effective Time, Portugal will, or will cause Italy and/or its successors to, maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by Italy’s directors’ and officers’ liability insurance policy with respect to claims arising from facts or events that occurred on or before the Effective Time on terms comparable to those applicable to the current directors and officers of Italy.
      (c) This Section 7.6 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives.
      7.7.     Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each a “Takeover Statute”) is or may become applicable to the transactions contemplated by this Agreement or the Arrangement, each of Portugal, Italy and their respective boards of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Arrangement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.
      7.8.     Section 16(b). The board of directors of Italy and Portugal shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the 1934 Act to exempt the exchange of Italy Common Shares for Portugal Common Shares pursuant to the terms of this Agreement by officers or directors of Italy who may become an officer or director of Portugal subject to the reporting requirements of Section 16(a) of the 1934 Act.
      7.9.     U.S. Tax Treatment. Italy and Portugal intend for the acquisition by Portugal Canada of Italy Common Shares pursuant to this Agreement to be treated as a “qualified stock purchase” for U.S. federal income tax purposes in respect of which an election under Section 338(g) of the Code may be made. Italy and Portugal shall take all reasonable steps to ensure such treatment, including, if necessary, amending the Plan of Arrangement.

ARTICLE VIII
CONDITIONS
      8.1.     Conditions to Obligations of Each Party to Effect the Arrangement. The respective obligations of each party to this Agreement to effect the Arrangement and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Portugal Stockholder Approval. The Portugal Stockholder Approval shall have been obtained.

(b) Italy Shareholder Approval. The Italy Shareholder Approval shall have been obtained, in accordance with any conditions which may be imposed by the Interim Order.

(c) Interim Order; Final Order. The Interim Order and the Final Order shall each have been obtained in form and terms reasonably satisfactory to each of Portugal and Italy, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise.

(d) No Orders. No Order or Law entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction shall be in effect which restrains or enjoins the consummation of the Arrangement or makes the Arrangement or the other transactions contemplated by this Agreement illegal.

(e) Regulatory Approvals.

(i) Portugal shall have obtained the Competition Act Approval and the ICA Approval;

(ii) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated; and

(iii) the applicable waiting periods under Council Regulation (EC) 139/2004 of 20 January 2004 shall have expired or been terminated.

(f) Listing of Shares. The Portugal Common Shares issuable pursuant to the Arrangement shall have been approved for listing on the NYSE and TSX, subject to notice of issuance.

(g) France. Either (i) Italy shall have acquired at least two-thirds of the outstanding common shares of France on the terms set forth in the Support Agreement and the Italy Bid Circular, without the waiver or change of any material term or condition thereof except as approved by Portugal in writing, and shall have completed a France Subsequent Acquisition Transaction (the “France Condition”), or (ii) the Support Agreement has been terminated in accordance with its terms. Italy will give Portugal at least 5 days written notice of any determination to waive any material term or condition of the Support Agreement and the Italy Bid Circular and Portugal will inform Italy within such period whether or not Portugal consents to such waiver.

(h) Portugal Charter Amendment. Portugal’s certificate of incorporation shall have been amended and restated in the form attached as Exhibit C, provided that (i) such amendment and restatement shall be effectuated only upon satisfaction or waiver of all other conditions set forth in this Article VIII and (ii) Portugal shall not be entitled to rely on this condition precedent to the extent that it is in breach of its obligations hereunder in respect of the implementation of such amendment.
      8.2.     Additional Conditions to Obligations of Italy. The obligation of Italy to consummate and effect the Arrangement shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Italy:

(a) Representations and Warranties. The representations and warranties of Portugal contained in this Agreement (without giving effect to any materiality (including the word “material”) or “Material Adverse Effect” qualification) shall be true and correct as of the Closing Date with the same effect as if made at and as of the Closing Date (other than such representations that are made as of a specified date, which shall be true and correct as of such date), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Portugal. Italy shall have received a certificate with respect to the foregoing signed on behalf of Portugal by an authorized officer of Portugal.

(b) Agreements and Covenants. Portugal shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Italy shall have received a certificate to such effect signed on behalf of Portugal by an authorized officer of Portugal.

(c) No Material Adverse Effect. Since the date hereof, there shall not have occurred any fact, event, change, development, circumstance or effect which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Portugal.

(d) Portugal Board of Directors. Portugal shall have taken all such actions as are necessary to cause the board of directors of Portugal as of the Effective Time to be constituted in accordance with Section 6.6.

      8.3.     Additional Conditions to the Obligations of Portugal. The obligations of Portugal to complete the Arrangement shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Portugal:

(a) Representations and Warranties. The representations and warranties of Italy contained in this Agreement (without giving effect to any materiality (including the word “material”) or “Material Adverse Effect” qualification) shall be true and correct as of the Closing Date with the same effect as if made at and as of the Closing Date (other than such representations that are made as of a specified date, which shall be true and correct as of such date), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Italy; it being understood and agreed that for purposes of measuring the truth and correctness of the representations and warranties of Italy as of the Closing Date, if the France Acquisition has occurred, France, its Subsidiaries and material joint ventures shall not be considered to be Subsidiaries or material joint ventures of Italy. Portugal shall have received a certificate with respect to the foregoing signed on behalf of Italy by an authorized officer of Italy.

(b) Agreements and Covenants. Italy shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Portugal shall have received a certificate to such effect signed on behalf of Italy by an authorized officer of Italy.

(c) No Material Adverse Effect. Since the date hereof, there shall not have occurred any fact, event, change, development, circumstance or effect which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Italy.

(d) Dissent Rights. The holders of no more than 10% of all of the issued and outstanding Italy Common Shares shall have exercised their Dissent Rights (and shall not have lost or withdrawn such rights) in respect of the Arrangement, provided that in the event that any Person who holds, directly or indirectly, on the date hereof more than 10% of the common shares of France exercises Dissent Rights in respect of the Arrangement in respect of more than 5% of the Italy Common Shares, the first reference to 10% in this Section 8.3(d) shall be increased to 15%.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
      9.1.     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders of Italy or Portugal:

(a) by mutual written consent duly authorized by the boards of directors of each of Portugal and Italy;

(b) by either Italy or Portugal, if the Arrangement shall not have been consummated by March 31, 2007 for any reason (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Arrangement to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Italy or Portugal, if there shall be passed any Law that makes the consummation of the Arrangement illegal or otherwise prohibited, or if a Governmental Entity in the United States or Canada shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Arrangement, which Order or other action is final and nonappealable;

(d) by either Italy or Portugal, if the Italy Shareholder Approval shall not have been obtained by reason of the failure to obtain the Italy Shareholder Approval upon a vote taken thereon at the duly convened Italy Meeting or at any adjournment or postponement thereof;

(e) by either Italy or Portugal, if the Portugal Stockholder Approval shall not have been obtained by reason of the failure to obtain the Portugal Stockholder Approval upon a vote taken thereon at the duly convened Portugal Meeting or any adjournment or postponement thereof;

(f) by Italy, upon a breach of any representation, warranty, covenant or agreement on the part of Portugal set forth in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) are incapable of being satisfied on or before the Termination Date;

(g) by Portugal, upon a breach of any representation, warranty, covenant or agreement on the part of Italy set forth in this Agreement such that the conditions set forth in Section 8.3(a) or Section 8.3(b) are incapable of being satisfied on or before the Termination Date;

(h) by Italy or Portugal if the board of directors of Portugal shall have effected a Change in Portugal Recommendation;

(i) by Portugal or Italy if the board of directors of Italy shall have effected a Change in Italy Recommendation; or

(j) by Italy, if Italy proposes to enter into a definitive agreement with respect to a Superior Proposal in compliance with the provisions of Section 5.3(f), provided that Italy has previously or concurrently will have paid to Portugal the Italy Termination Payment.
      9.2.     Notice of Termination; Effect of Termination. Subject to Sections 9.1(j), any termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except that (i) Section 9.2, Section 9.3 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreements, all of which obligations shall survive termination of this Agreement in accordance with their terms.

      9.3.     Fees and Expenses.
      (a) General. Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Arrangement is consummated.
      (b) Italy Payments.
      (i) Italy shall pay to Portugal in immediately available funds, within one (1) business day after demand by Portugal, the Italy Termination Fee if this Agreement is terminated by Portugal or Italy pursuant to Section 9.1(i), unless: (A) the termination arises as a result of a Material Adverse Effect in respect of Portugal that has occurred since the date hereof, and (B) the Italy board of directors has determined in good faith (after receipt of advice from its legal and financial advisors) the failure to change the Board’s recommendation, or refusal to reaffirm such recommendation, would be inconsistent with its fiduciary duties.
      (ii) Italy shall pay Portugal in immediately available funds, within one (1) business day after demand by Portugal, the Expenses of Portugal if this Agreement is terminated by Portugal pursuant to Section 9.1(g).
      (iii) Italy shall pay Portugal in immediately available funds, within one (1) business day after demand by Portugal, the amount of US$125 million, if:

(A) this Agreement is terminated by Portugal or Italy pursuant to Section 9.1(b) and following the date hereof and prior to the termination of this Agreement, an Italy Competing Proposal shall have been publicly announced or otherwise communicated to the shareholders of Italy, or

(B) this Agreement is terminated by Italy or Portugal pursuant to Section 9.1(d).
      (iv) If any payment becomes due and payable either (x) pursuant to clause (ii) above in circumstances where an Italy Competing Proposal was publicly announced or otherwise communicated to the shareholders of Italy prior to the termination of this Agreement or (y) pursuant to clause (iii) above, and within twelve (12) months following the termination of this Agreement, an Italy Competing Proposal is consummated, then Italy shall pay to Portugal, within one (1) business day after demand by Portugal, an amount equal to the amount by which (A) the Italy Termination Fee exceeds (B) the amount Italy paid to Portugal pursuant to clause (ii) or (iii) above.
      (v) Italy shall pay to Portugal in immediately available funds the Italy Termination Fee immediately prior to the termination of this Agreement by Italy pursuant to Section 9.1(j).
      (vi) In the event that Italy acquires at least two-thirds of the outstanding common shares of France after the date that it has become obligated to pay pursuant to the terms hereof the Italy Termination Fee to Portugal, Italy shall, within one day of such acquisition, pay to Portugal an additional $450 million, so that the total amount paid by Italy in respect of the Italy Termination Fee shall equal $925 million.
      (vii) Italy acknowledges that the agreements contained in this Section 9.3(b) are an integral part of the transactions contemplated by this Agreement, and that if Italy fails to pay in a timely manner the amounts due pursuant to this Section 9.3(b) and, in order to obtain such payment, Portugal makes a claim that results in a judgment against Italy for the amounts set forth in this Section 9.3(b), Italy shall pay to Portugal its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 9.3(b) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 9.3(b) shall not be in lieu of damages incurred in the event of intentional or willful breach of this Agreement.
      (c) Portugal Payments.
      (i) Portugal shall pay to Italy in immediately available funds, within one (1) business day after demand by Italy, the Portugal Termination Fee if this Agreement is terminated by Italy or Portugal pursuant to Section 9.1(h) unless: (A) the termination arises as a result of a Material Adverse Effect in respect of Italy that has occurred since the date hereof, and (B) the Portugal board of directors has determined in good faith (after receipt of advice from its legal and financial advisors) that the failure to change the Board’s recommendation, or refusal to reaffirm such recommendation, would be inconsistent with its fiduciary duties.
      (ii) Portugal shall pay Italy in immediately available funds, within one (1) business day after demand by Italy, the Expenses of Italy if this Agreement is terminated by Italy pursuant to Section 9.1(f).
      (iii) Portugal shall pay Italy in immediately available funds, within one (1) business day after demand by Italy, the amount of US$125 million, if:

(A) this Agreement is terminated by Portugal or Italy pursuant to Section 9.1(b), and following the date hereof and prior to the termination of this Agreement, a Portugal Competing Proposal shall have been publicly announced or otherwise communicated to the shareholders of Portugal, or

(B) this Agreement is terminated by Italy or Portugal pursuant to Section 9.1(e).
      (iv) If any payment becomes due and payable either (x) pursuant to clause (ii) above in circumstances where a Portugal Competing Proposal was publicly announced or otherwise communicated to the shareholders of Portugal prior to the termination of this Agreement or (y) pursuant to clause (iii) above, and within twelve (12) months following the termination of this Agreement, an Portugal Competing Proposal is consummated, then Portugal shall pay to Italy, within one (1) business day after demand by Italy, an amount equal to the amount by which (A) the Portugal Termination Fee exceeds (B) the amount Portugal paid to Italy pursuant to clause (ii) or (iii) above.
      (v) Portugal acknowledges that the agreements contained in this Section 9.3(c) are an integral part of the transactions contemplated by this Agreement and that if Portugal fails to pay in a timely manner the amounts due pursuant to this Section 9.3(c) and, in order to obtain such payment, Italy makes a claim that results in a judgment against Portugal for the amounts set forth in this Section 9.3(c), Portugal shall pay to Italy its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 9.3(c) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 9.3(c) shall not be in lieu of damages incurred in the event of intentional or willful breach of this Agreement.
      (d) Defined Terms. For purposes of Sections 9.3(b) and (c), the following terms shall have the following meanings:

“Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers to a party hereto and its Affiliates), up to $40 million in the aggregate, incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of its Shareholder Solicitation, the filing of any required notices under applicable antitrust Laws or in connection with other Regulatory Approvals, and all other matters related to the Arrangement (including the Interim Order and Final Order) and the other transactions contemplated hereby.

“Italy Competing Proposal” means: (i) any merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, or similar transaction in respect of Italy; (ii) any purchase or other acquisition by a Person (other than Portugal) of such number of Italy’s Common Shares or any rights or interests therein or thereto which together with such Person’s other direct or indirect holdings of Common Shares and the holdings of any other Person or Persons with whom such first Person may be acting jointly or in concert constitutes at least a majority of Italy’s outstanding Common Shares; (iii) any similar business combination or transaction, of or involving Italy; or (iv) any proposal or offer to, or public announcement of an intention to do, any of the foregoing from any Person other than Portugal; provided that notwithstanding the foregoing neither (a) the acquisition by Italy of a third party, whether structured by means of a merger, amalgamation, consolidation or otherwise, in which Italy remains as the parent company and the shareholders of Italy immediately prior to the consummation of such transaction hold a majority of the outstanding shares of Italy calculated on a fully diluted basis immediately following such consummation nor (b) the acquisition by Italy of France as contemplated by the Support Agreement shall constitute an Italy Competing Proposal, and provided, further, that the offer by Teck Cominco in respect of the Italy Common Shares that was announced on May 8, 2006 shall not be considered an Italy Competing Proposal unless Teck Cominco amends such offer to increase or materially improve the consideration proposed to be paid by Teck Cominco thereunder.

“Italy Termination Fee” means an amount equal to US$475 million, provided that such amount shall be US$925 million from and after the date that Italy has acquired at least two-thirds of the outstanding common shares of France.

“Portugal Competing Proposal” means: (i) any merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, or similar transaction in respect of Portugal; (ii) any purchase or other acquisition by a Person (other than Italy) of such number of Portugal Common Shares or any rights or interests therein or thereto which together with such Person’s other direct or indirect holdings of Portugal Common Shares and the holdings of any other Person or Persons with whom such first Person may be acting jointly or in concert constitutes at least a majority of Portugal Common Shares outstanding; (iii) any similar business combination or transaction, of or involving Portugal; or (iv) any proposal or offer to, or public announcement of an intention to do, any of the foregoing from any Person other than Italy; provided that notwithstanding the foregoing the acquisition by Portugal of a third party, whether structured by means of a merger, amalgamation, consolidation or otherwise, in which Portugal remains as the parent company and the shareholders of Portugal immediately prior to the consummation of such transaction hold a majority of the outstanding shares of Portugal immediately following such consummation shall not constitute a Portugal Competing Proposal.

“Portugal Termination Fee” means an amount equal to US$500 million.

      9.4.     Amendment. Subject to applicable Law and the Interim Order, this Agreement may be amended, not later than the Effective Time, whether before or after the Italy Shareholder Approval and the Portugal Stockholder Approval have been obtained, by action taken or authorized by the respective boards of directors of the parties (or, to the extent permitted by Laws, any duly empowered committee thereof) at any time by execution of an instrument in writing signed on behalf of each of Portugal and Italy; provided that after the Portugal Stockholder Approval or Italy Shareholder Approval is obtained, no such amendment which requires further approval by the shareholders of Portugal or Italy, as the case may be, shall be effected without such further approval.
      9.5.     Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, shall be limited to its terms and shall not be deemed to extend or waive any other provision of this Agreement. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE X
GENERAL PROVISIONS
      10.1.     Non-Survival of Representations and Warranties. The representations and warranties of Italy and Portugal contained in this Agreement shall terminate at the Effective Time, and only the covenants and agreements that by their terms specifically survive the Effective Time shall survive the Effective Time.
      10.2.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):
      (i) if to Portugal, to:

Phelps Dodge Corporation
One North Central Ave.
Phoenix, AZ 85004
Attention: David Colton
Telecopy No.: (602) 366-7321

with copies to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, N.Y. 10022
Attention: Michael W. Blair
Gregory V. Gooding
Telecopy No.: (212) 909-6870

and

Heenan Blaikie LLP
P.O. Box 185, Suite 2600
200 Bay Street
South Tower, Royal Bank Plaza
Toronto, Ontario M5J 2J4
Attention: Jeff Barnes
Telecopy No.: (416) 360-8425
      (ii) if to Italy, to:

Inco Limited
145 King Street West
Suite 1500
Toronto, Ontario M5H 4B7,
Canada
Attention: Simon Fish
Telecopy No.: (416) 361-7781

with copies to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: James C. Morphy
George J. Sampas
Telecopy No.: 212-558-3588

and
Osler, Hoskin & Harcourt LLP
P.O. Box 50
1 First Canadian Place, Suite 6600
Toronto, Ontario
Canada M5X 1B8

Attention:	Dale R. Ponder
Douglas R. Marshall

Telecopy No.: 416-862-6666
      10.3.     Counterparts. This Agreement may be executed in one or more counterparts, which may be delivered by facsimile transmission, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
      10.4.     Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Italy Disclosure Schedule and the Portugal Disclosure Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior representations, agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and neither party is relying on any prior oral or written representations, agreements, understandings or undertakings with respect to the subject matter hereof, it being understood that the Confidentiality Agreements shall continue in full force and effect and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except (i) as specifically provided in Section 7.6 and (ii) the right of Italy’s shareholders to receive Portugal Common Shares and cash at the Effective Time and to recover, solely through an action brought by Italy, damages from Portugal in the event of a wrongful termination of this Agreement by Portugal.
      10.5.     Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
      10.6.     Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. The parties agree that, notwithstanding anything to the contrary herein, in the event of a willful or intentional breach of this Agreement by Portugal or any of its Subsidiaries, the damages recoverable by Italy for itself and on behalf of its shareholders shall be determined by reference to the total amount that would have been recoverable by the holders of the Italy Common Shares if all such holders brought an action against Portugal and were recognized as intended third party beneficiaries hereunder.
      10.7.     Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with, and any disputes arising out of or related to this Agreement shall be interpreted, construed and governed by and in accordance with, the laws of the

State of New York, except to the extent mandatorily governed by the laws of Canada. Except with respect to the Interim Order or Final Order or any other matter relating thereto over which the Court has jurisdiction, the parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Actions shall be heard and determined in such New York court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 10.2 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
      10.8.     No Personal Liability.
      (a) No director or officer of Portugal shall have any personal liability whatsoever to Italy under this Agreement, or any other document delivered in connection with the Arrangement on behalf of Portugal.
      (b) No director or officer of Italy shall have any personal liability whatsoever to Portugal under this Agreement, or any other document delivered in connection with the Arrangement on behalf of Italy.
      10.9.     Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any attempted assignment in violation hereof shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
      10.10.     WAIVER OF JURY TRIAL. EACH OF PORTUGAL AND ITALY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PORTUGAL OR ITALY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
      10.11.     Currency. Unless otherwise specifically indicated, all sums of money referred to in this Agreement are expressed in U.S. Dollars.
* * * * *

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

PHELPS DODGE CORPORATION

By:	/s/ J. Steven Whisler

Name: J. Steven Whisler
Title: Chairman and Chief Executive Officer

INCO LIMITED

By:	/s/ Scott M. Hand

Name: Scott M. Hand
Title: Chairman and Chief Executive Officer

Exhibit A
SPECIAL RESOLUTION OF THE ITALY SHAREHOLDERS
1.	The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”)involving Italy, as more particularly described in the management information circular of Italy accompanying the notice of this meeting (as the Arrangement may be or may have been modified or amended) is hereby authorized, approved and adopted.
2.	The plan of arrangement, as it may be or have been amended, (the “Plan of Arrangement”) involving Italy, the full text of which is set out as Exhibit B to the combination agreement dated as of June 25, 2006, as amended, between Italy and Portugal (the “Combination Agreement”) is hereby approved and adopted.
3.	The Combination Agreement, the actions of the directors of Italy in approving the Arrangement and the actions of the officers of Italy in executing and delivering the Combination Agreement and any amendments thereto are hereby ratified and approved.
4.	Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of Italy or that the Arrangement has been approved by the Superior Court of Justice (Ontario), the directors of Italy are hereby authorized and empowered without further notice to or approval of the shareholders of Italy (a) to amend the Combination Agreement, or the Plan of Arrangement to the extent permitted by the Combination Agreement, and (b) subject to the terms of the Combination Agreement, not to proceed with the Arrangement.
5.	Any officer or director of Italy is hereby authorized and directed for and on behalf of Italy to execute and to deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the CBCA in accordance with the Combination Agreement.
6.	Any officer or director of Italy is hereby authorized and directed for and on behalf of Italy to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.
A-1

Exhibit B

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT
ARTICLE I
INTERPRETATION
     1.1 Definitions. In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:
     “Amalgamating Corporations” means Inco and Phelps Dodge Subco and “Amalgamating Corporation” means either one of them;
     “Amalco” has the meaning ascribed thereto in section 3.2(e);
     “Amalco Common Shares” means the common shares which Amalco is authorized to issue and having the rights, privileges, restrictions and conditions set forth in Exhibit 1;
     “Amalgamation” has the meaning ascribed thereto in section 3.2(e);
     “Arrangement” means an arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with section 9.4 of the Combination Agreement or Article VII hereof or made at the direction of the Court in the Final Order;
     “Articles of Arrangement” means the articles of arrangement of Inco in respect of the Arrangement that are required by the CBCA to be sent to the Director after the Final Order is made;
     “Business Day” means any day on which commercial banks are generally open for business in Toronto, Ontario or New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the laws of the State of New York or the federal laws of the United States of America or in Toronto, Ontario under the laws of the Province of Ontario or the federal laws of Canada;
     “Cash Consideration” means $• per Inco Common Share;
     “CBCA” means the Canada Business Corporations Act, as amended;
     “Certificate” means the certificate of arrangement giving effect to the Arrangement, issued pursuant to subsection 192(7) of the CBCA after the Articles of Arrangement have been filed;
     “Code” means the United States Internal Revenue Code of 1986, as amended;
     “Combination Agreement” means the combination agreement made as of June 25, 2006 between Phelps Dodge and Inco, as amended, supplemented and/or restated in accordance therewith prior to the Effective Time, providing for, among other things, the Arrangement;
     “Converted Phelps Dodge Option” has the meaning ascribed thereto in section 3.2(c);

     “Converted Phelps Dodge Option Exercise Price” has the meaning ascribed thereto in section 3.2(c);
     “Court” means the Superior Court of Justice (Ontario);
     “Depositary” means •, at its offices set out in the Letter of Transmittal, being the depositary appointed by Phelps Dodge for the purpose of, among other things, exchanging the certificates representing Inco Common Shares for Phelps Dodge Common Shares and cash in connection with the Arrangement;
     “Director” means the Director appointed pursuant to section 260 of the CBCA;
     “Dissenting Shareholder” means an Inco Shareholder who dissents in respect of the Arrangement in compliance with the Dissent Rights and who has not withdrawn such exercise of Dissent Rights and is ultimately determined to be entitled to be paid fair value in respect of the Inco Common Shares so held;
     “Dissent Rights” has the meaning ascribed thereto in section 4.1;
     “Effective Date” means the date shown on the Certificate;
     “Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date;
     “Exchange Ratio” means • of a Phelps Dodge Common Share for each • Inco Common Share held;
     “Falconbridge” means Falconbridge Limited;
     “Falconbridge Subsequent Acquisition Transaction” has the meaning ascribed thereto in the Combination Agreement;
     “Final Order” means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed;
     “Final Proscription Date” has the meaning ascribed thereto in section 6.4;
     “Former Inco Shareholders” means the Inco Shareholders, other than Phelps Dodge and its Subsidiaries, immediately prior to the Effective Time;
     “Government Entity” means any (i) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (ii) any subdivision, agent, commission, board, or authority of any of the foregoing, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (iv) stock exchange, including the NYSE and the TSX;
     “Inco” means Inco Limited;

     “Inco Bid” has the meaning ascribed thereto in the Combination Agreement;
     “Inco Circular” means the management information circular prepared by Inco in connection with the Inco Meeting;
     “Inco Common Shares” means all of the common shares of Inco that are issued and outstanding immediately prior to the Effective Time including any Rights as such term is defined in the Shareholder Rights Plan Agreement dated as of September 14, 1998, as amended as of April 28, 1999 and amended and restated as of April 17, 2002, between Inco and CIBC Mellon Trust Company, as rights agent, as the same may be amended or replaced from time to time;
     “Inco Meeting” means the special meeting of Inco Shareholders, including any adjournment thereof, to be called and held in accordance with the Interim Order at which a resolution with respect to the Arrangement is to be voted on;
     “Inco Option Plans” means the stock option or incentive plans for directors, officers and employees of Inco or its Subsidiaries (as applicable) and other eligible persons;
     “Inco Options” means options to acquire Inco Common Shares granted pursuant to the Inco Option Plans, including in the case of any particular Inco Option, any stock appreciation right included therewith and exercisable in lieu of (but not in addition to) such Inco Option;
     “Inco Restricted Shares” has the meaning ascribed thereto in the Combination Agreement;
     “Inco SAR” means the stock appreciation rights included in certain Inco Options and exercisable in lieu of (but not in addition to) such Inco Options;
     “Inco Shareholders” means, collectively, the holders of Inco Common Shares;
     “Interim Order” means the interim order of the Court, as the same may be amended, in respect of the Arrangement, as contemplated by section 2.2 of the Combination Agreement;
     “In the Money Amount” in respect of a stock option at any time means the amount, if any, by which the aggregate fair market value at that time of the securities subject to the option exceeds the aggregate exercise price under the stock option;
     “KEIP Plans” has the meaning ascribed thereto in the Combination Agreement;
     “Letter of Transmittal” means the letter of transmittal for use by an Inco Shareholder in the form accompanying the Inco Circular;
     “NYSE” means the New York Stock Exchange;
     “Person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Government Entity, syndicate or other entity, whether or not having legal status;

     “Phelps Dodge” means Phelps Dodge Corporation;
     “Phelps Dodge Common Shares” means the common shares of Phelps Dodge;
     “Phelps Dodge Subco” means •, a company incorporated under the CBCA which, at the time of the consummation of the Arrangement, will be an indirect wholly-owned subsidiary of Phelps Dodge;
     “Preferred Shares” has the meaning ascribed thereto in section 5.3;
     “Stock Award Exchange Ratio” means the sum of (i) the Exchange Ratio plus (ii) the fraction resulting from dividing the Cash Consideration by the closing price of the Phelps Dodge Common Shares on the NYSE on the last trading day immediately preceding the Effective Date expressed in Canadian dollars based upon the noon buying rate of the Bank of Canada on such date;
     “Subject Shares” means the Inco Common Shares held, directly or indirectly, by or for the benefit of Phelps Dodge or its Subsidiaries immediately prior to the Effective Time, together with the Inco Common Shares deemed to be transferred to Phelps Dodge Subco pursuant to section 4.1;
     “Subsidiary” means, when used with reference to any party, any Person of which such party (either alone or through or together with any other Subsidiary) either owns, directly or indirectly, fifty percent (50%) or more of the outstanding capital stock or other equity interests the holders of which are generally entitled to vote for the election of directors or members of any other governing body of such Person or, in the case of a Person that is a partnership, is a general partner of such partnership, or any Person the accounts of which such party is required to consolidate in its own financial statements under the generally accepted accounting principles applicable to such party; and
     “TSX” means the Toronto Stock Exchange.
     1.2 CBCA. In addition to the terms defined above, words and phrases used herein and defined in the CBCA shall have the same meaning herein as in the CBCA unless the context requires otherwise.
     1.3 Sections and Headings. The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to a section or an exhibit refers to the specified section of or exhibit to this Plan of Arrangement.
     1.4 Number, Gender and Persons. In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa and words importing any gender include all genders.

ARTICLE II
ARRANGEMENT
     2.1 Combination Agreement. This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Combination Agreement.
ARTICLE III
ARRANGEMENT
     3.1 Binding Effect. This Plan of Arrangement, within the meaning of section 192 of the CBCA, will become effective at, and be binding at and after, the Effective Time on (i) Inco, (ii) Phelps Dodge, (iii) Phelps Dodge Subco, (iv) Amalco, (v) all Inco Shareholders, and (vi) all holders and beneficial owners of Inco Options and Converted Phelps Dodge Options.
     3.2 Arrangement. Commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further act or formality:
     (a) each Inco Common Share (other than an Inco Restricted Share or a Subject Share) will be transferred by the holder thereof to Phelps Dodge Subco in exchange for (i) the number of Phelps Dodge Common Shares equal to the Exchange Ratio, and (ii) cash in the amount of the Cash Consideration, and the name of such holder will be removed from the register of holders of Inco Common Shares, and Phelps Dodge Subco will be recorded as the registered holder of such Inco Common Share and will be deemed to be the legal and beneficial owner of such share free of any claims or encumbrances;
     (b) each Inco Restricted Share outstanding immediately prior to the Effective Time will be transferred by the holder thereof to Phelps Dodge Subco in exchange for a number of Phelps Dodge Common Shares equal to the Stock Award Exchange Ratio, and the name of such holder will be removed from the register of holders of Inco Common Shares, and Phelps Dodge Subco will be recorded as the registered holder of such Inco Restricted Share and will be deemed to be the legal and beneficial owner of such share free of any claims or encumbrances, and the former holder of each Inco Restricted Share shall hold the Phelps Dodge Common Shares receivable in exchange on the same terms and conditions as were applicable to such Inco Restricted Share pursuant to the KEIP Plan under which it was issued and the agreement evidencing the grant thereto prior to the Effective Time;
     (c) each Inco Option outstanding immediately prior to the Effective Time, whether or not vested, shall be cancelled and in exchange therefor the holder shall receive a fully vested option granted by Phelps Dodge (a “Converted Phelps Dodge Option”) to acquire (on the same terms and conditions other than vesting as were applicable to such Inco Option pursuant to the relevant Inco Option Plan under which it was issued and the agreement evidencing the grant thereof prior to the Effective Time) the number (rounded down to the nearest whole number) of Phelps Dodge Common Shares determined by multiplying (A) the number of Inco Common Shares subject to such Inco Option immediately prior to the Effective Time by (B) the Stock Award Exchange Ratio. The exercise price per Phelps Dodge Common Share subject to any such Converted Phelps Dodge Option (the “Converted Phelps Dodge Option Exercise Price”) will be an amount (rounded up to the nearest one hundredth of a cent) equal to the quotient of (A) the exercise price per Inco Common Share subject to such Inco Option immediately prior to the Effective Time and (B) the Stock Award Exchange Ratio, expressed in U.S. dollars based on the noon buying rate of the Bank of Canada on the last trading day immediately preceding the Effective Date; provided that the exercise price otherwise determined shall be increased to the extent required to ensure that the In The Money Amount of the Converted Phelps Dodge Option is equal to the In The Money Amount of the corresponding Inco Option. For greater certainty, if a particular Inco Option includes an Inco SAR, the corresponding Converted Phelps Dodge Option will include a stock appreciation right subject to the same terms and conditions (other than vesting) as were applicable to the Inco SAR (including for greater certainty the right to exercise it in respect of part of the Converted Phelps Dodge Option to which it relates) except that the stock appreciation right, which may be exercised in lieu of, but not in addition to, the Converted Phelps Dodge Option, shall represent the right to receive, upon exercise (and consequent surrender of the Converted Phelps Dodge Option), (i) the number of Phelps Dodge Common Shares (rounded down to the nearest whole share) having an aggregate fair market value on the date of exercise equal to the positive difference between (A) the aggregate fair market value of the Phelps Dodge Common Shares subject to the corresponding Converted Phelps Dodge Option and (B) the aggregate Converted Phelps Dodge Option exercise price, (ii) the equivalent amount of cash, or (iii) an equivalent combination thereof, as Phelps Dodge may determine in its sole discretion. The conversion mechanism set forth in this section 3.2(c) shall be adjusted to the extent required to comply with Section 409A of the Code and the rules, regulations and guidance promulgated thereunder, where applicable;
     (d) Phelps Dodge Subco shall add to the stated capital account maintained for its common shares the fair market value of the Phelps Dodge Common Shares delivered by Phelps Dodge on behalf of Phelps Dodge Subco pursuant to section 6.1(a)(i); and
     (e) the Amalgamating Corporations shall be amalgamated and continue as one corporation (“Amalco”) on the terms prescribed in this Plan of Arrangement (the “Amalgamation”) and:
     (i) Amalco shall possess all of the property, rights, privileges and franchises and shall be subject to all of the liabilities, including civil, criminal and quasi-criminal, and all contracts, disabilities and debts of each of the Amalgamating Corporations (in each case excluding any security issued by one Amalgamating Corporation and held by the other Amalgamating Corporation and any liability or obligation of one Amalgamating Corporation to the other Amalgamating Corporation);
     (ii) a conviction against, or ruling, order or judgment in favour of or against an Amalgamating Corporation may be enforced by or against Amalco;
     (iii) the Articles of Arrangement shall be deemed to be the articles of amalgamation of Amalco and, except for the purposes of subsection 104(1) of the CBCA, the Certificate shall be deemed to be the certificate of amalgamation of Amalco;
     (iv) Amalco shall be deemed to be the party plaintiff or the party defendant, as the case may be, in any civil action commenced by or against an Amalgamating Corporation before the Effective Time;
     (v) all issued and outstanding Inco Common Shares, including for certainty all issued and outstanding Inco Restricted Shares and Subject Shares, shall be cancelled without any repayment of capital in respect thereof; and

     (vi) each common share of Phelps Dodge Subco shall become one Amalco Common Share.
     3.3 No Fractional Phelps Dodge Common Shares. No fractional Phelps Dodge Common Shares shall be issued to Former Inco Shareholders. Any fractional number of Phelps Dodge Common Shares that would otherwise be received by a Former Inco Shareholder shall be rounded down to the nearest whole number. Where the number of Phelps Dodge Common Shares receivable by a Person under the Arrangement is reduced as a result of such rounding down, such Person shall receive in lieu of any such fractional share a cash payment equal to the fraction of a Phelps Dodge Common Share so rounded down multiplied by the volume weighted average closing price of the Phelps Dodge Common Shares on the NYSE on the last five trading days immediately before the Effective Date.
     3.4 Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted, as required, to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Phelps Dodge Common Shares or Inco Common Shares other than stock dividends paid in lieu of ordinary course dividends), consolidation, reorganization, recapitalization or other like change with respect to Phelps Dodge Common Shares or Inco Common Shares occurring after the date of the Combination Agreement and prior to the Effective Time (but, for greater certainty, not including consummation of the Inco Bid or any Falconbridge Subsequent Acquisition Transaction), so that the Former Inco Shareholders shall be entitled to receive consideration of the same value that they were entitled to receive before such event.
     3.5 Withholding Rights. Phelps Dodge, Phelps Dodge Subco, Inco, Amalco and the Depositary shall be entitled to deduct and withhold from all amounts payable under the Plan of Arrangement (including, without limitation, any amounts payable pursuant to section 4.1) to any Former Inco Shareholder, or holder of Inco Options or other Inco securities or to withhold from all dividends or other distributions payable in respect of Phelps Dodge Shares to be issued under the Plan of Arrangement, such amounts as Phelps Dodge, Phelps Dodge Subco, Inco, Amalco or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the Code or any provision of any applicable federal, provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Former Inco Shareholder, holder of Inco Options or other Inco securities, in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amounts so required or permitted to be deducted or withheld from any payment to a Person exceed the cash portion of the consideration otherwise payable to that Person, Phelps Dodge, Phelps Dodge Subco, Inco, Amalco and the Depositary are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Phelps Dodge, Phelps Dodge Subco, Inco, Amalco or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement or entitlement, and Phelps Dodge, Phelps Dodge Subco, Inco, Amalco or the Depositary shall notify the Person thereof and remit to the Person any unapplied balance of the net proceeds of such sale.

ARTICLE IV
RIGHTS OF DISSENT
     4.1 Rights of Dissent. Each Inco Shareholder may, with respect to the Inco Common Shares held by such Inco Shareholder, including for greater certainty Inco Restricted Shares, exercise rights of dissent pursuant to and in the manner set forth in section 190 of the CBCA, the Interim Order and this section 4.1 (the “Dissent Rights”) in connection with the Arrangement; provided that, notwithstanding subsection 190(5) of the CBCA, the written objection to the Inco resolution referred to in subsection 190(5) of the CBCA must be received by Inco not later than 5:00 p.m. (Toronto time) on the Business Day preceding the Inco Meeting. Each Inco Shareholder who:
     (a) is a Dissenting Shareholder shall be deemed to have transferred the Inco Common Shares held by such Dissenting Shareholder to Phelps Dodge Subco immediately prior to the transfers described in section 3.2(a) without any further act or formality and free and clear of all liens, claims and encumbrances, with Phelps Dodge Subco being obligated to pay such Dissenting Shareholder in consideration therefor the fair value of such Inco Common Shares, which fair value, notwithstanding anything to the contrary in the CBCA, if permitted by the Court, shall be determined as of the Effective Time, and the name of such Dissenting Shareholder will be removed from the register of holders of Inco Common Shares and Phelps Dodge Subco will be recorded as the registered holder of the Inco Common Shares so transferred and will be deemed to be the legal and beneficial owner of such Inco Common Shares; or
     (b) withdraws such exercise of Dissent Rights or is ultimately determined not to be entitled, for any reason, to be paid fair value for such Person’s Inco Common Shares shall be deemed to have participated in the Arrangement and will be deemed to have transferred each of such Person’s Inco Common Shares to Phelps Dodge Subco in exchange for Phelps Dodge Common Shares and cash at the time and on the terms set out in section 3.2(a), and in no case shall Phelps Dodge, Phelps Dodge Subco, Inco, Amalco or any other Person be required to recognize such Inco Shareholder as an Inco Shareholder after the Effective Time, and the name of such Inco Shareholder shall be removed from the register of holders of Inco Common Shares at the Effective Time.
ARTICLE V
AMALCO
     5.1 Name. The name of Amalco shall be • or such other name as may be assigned to Amalco by the Director.
     5.2 Registered Office. The registered office of Amalco shall be located in the City of Toronto in the Province of Ontario and the address of the registered office of Amalco shall be •.
     5.3 Authorized Capital. Amalco shall be authorized to issue an unlimited number of Amalco Common Shares to which are attached the rights, privileges, restrictions and conditions set forth in Exhibit 1 and an unlimited number of preferred shares issuable in series (the “Preferred Shares”).
     5.4 Stated Capital. On the Amalgamation, Amalco shall add to the stated capital account maintained by Amalco for the Amalco Shares an amount equal to the aggregate of (i) the amount of the stated capital account maintained by Phelps Dodge Subco in respect of the common shares of Phelps Dodge Subco immediately prior to the Effective Time and (ii) the amount described in section 3.2(d) hereto.
     5.5 Directors.
     (a) Minimum and Maximum. The directors of Amalco shall, until otherwise changed in accordance with the CBCA, consist of a minimum number of one and a maximum number of ten directors.
     (b) Initial Directors. The number of directors on the board of directors shall initially be set at two. The initial directors of Amalco immediately following the Amalgamation shall be the persons whose names and residential addresses appear below:

Name	Residential Address

•	•

•	•
The initial directors shall hold office until the next annual meeting of the shareholders of Amalco or until their successors are elected or appointed. The actual number of directors within the minimum and maximum number set out in section 5.5(a) may be determined from time to time by resolution of the directors. Any vacancy on the board of directors resulting from an increase in the number of directors as so determined may be filled by resolution of the directors.
     5.6 Business and Powers. There shall be no restriction on the business which Amalco is authorized to carry on or on the powers which Amalco may exercise.
     5.7 By-Laws. The by-laws of Amalco, until repealed, amended or altered, shall be the by-laws of Phelps Dodge Subco.
     5.8 Charging Power. Without restricting any of the powers and capacities of Amalco, whether under the CBCA or otherwise, Amalco may mortgage, hypothecate, pledge or otherwise create a security interest in all or any present or future, real or personal, movable or immovable, legal or equitable property of Amalco (including without limitation its book debts, rights, powers, franchises and undertaking) for any purpose whatsoever.
ARTICLE VI
DELIVERY OF CASH AND PHELPS DODGE COMMON SHARES
     6.1 Delivery of Cash and Phelps Dodge Common Shares.
     (a) On or before the Effective Time, Phelps Dodge and Phelps Dodge Subco shall ensure the deposit with the Depositary, for the benefit of the Former Inco Shareholders, of:
     (i) certificates representing that number of Phelps Dodge Common Shares which are to be delivered to the Depositary by Phelps Dodge on behalf of Phelps Dodge Subco pursuant to Article III upon the exchange of Inco Common Shares; and

     (ii) sufficient funds for the purpose of paying for the acquisition of Inco Common Shares pursuant to Article III.
     (b) Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one or more outstanding Inco Common Shares, which were exchanged in whole or in part for Phelps Dodge Common Shares in accordance with section 3.2, together with the Letter of Transmittal and such other documents and instruments as would have been required to effect the transfer of the Inco Common Shares formerly represented by such certificate under the CBCA and the by-laws of Inco and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, or in the case of Inco Restricted Shares, to Amalco pursuant to the relevant plan under which the Inco Restricted Shares were issued and the agreement evidencing the grant thereof prior to the Effective Time, following the Effective Time, a certificate representing the Phelps Dodge Common Shares which such holder is entitled to receive in accordance with section 3.2.
     (c) In the case of Inco Common Shares, other than Inco Restricted Shares and Subject Shares, upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one or more outstanding Inco Common Shares which were exchanged in part for cash in accordance with section 3.2, together with the Letter of Transmittal and such other documents and instruments as would have been required to effect the transfer of the Inco Common Shares formerly represented by such certificate under the CBCA and the by-laws of Inco and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, a cheque in Canadian currency representing the cash to be paid in connection with the acquisition of such Inco Common Shares.
     (d) After the Effective Time and until surrendered for cancellation as contemplated by section 6.1(a), each certificate which immediately prior to the Effective Time represented one or more Inco Common Shares (other than Subject Shares) shall be deemed at all times to represent only the right to receive the entitlements described in this Article VI.

     6.2 Lost Certificates. In the event that any certificate which immediately prior to the Effective Time represented one or more outstanding Inco Common Shares which were exchanged (in whole or in part) for Phelps Dodge Common Shares in accordance with section 3.2(a) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, the cash and a certificate representing the Phelps Dodge Common Shares which such holder is entitled to receive in accordance with section 3.2(a). When authorizing such delivery of cash and a certificate representing the Phelps Dodge Common Shares which such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom a certificate representing such Phelps Dodge Common Shares is to be delivered shall, as a condition precedent to the delivery of such cash and Phelps Dodge Common Shares, give a bond satisfactory to Phelps Dodge and the Depositary in such amount as Phelps Dodge and the Depositary may direct, or otherwise indemnify Phelps Dodge, Phelps Dodge Subco and the Depositary in a manner satisfactory to Phelps Dodge and the Depositary, against any claim that may be made against Phelps Dodge, Phelps Dodge Subco or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the by-laws of Amalco.
     6.3 Distributions with Respect to Unsurrendered Certificates. No dividend or other distribution declared or made after the Effective Time with respect to Phelps Dodge Common Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Time, represented outstanding Inco Common Shares unless and until the holder of such certificate shall have complied with the provisions of section 6.1 or section 6.2. Subject to applicable law and to section 3.5, at the time of such compliance, there shall, in addition to the delivery of a certificate representing the Phelps Dodge Common Shares to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect such Phelps Dodge Common Shares. No interest shall be payable with respect to the cash to be paid in connection with the acquisition of Inco Common Shares.
     6.4 Limitation and Proscription. To the extent that a Former Inco Shareholder shall not have complied with the provisions of section 6.1 or section 6.2 on or before the date which is six years after the Effective Date (the “Final Proscription Date”), then the Phelps Dodge Common Shares which such Former Inco Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the certificates representing such Phelps Dodge Common Shares and the cash shall be delivered to Phelps Dodge by the Depositary and such Phelps Dodge Common Shares shall be cancelled by Phelps Dodge, and the interest of the Former Inco Shareholder in such Phelps Dodge Common Shares and the cash shall be terminated as of such final proscription date.
ARTICLE VII
AMENDMENTS
     7.1 Amendments to Plan of Arrangement.
     (a) Inco reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by

Phelps Dodge, (iii) filed with the Court and, if made following the Inco Meeting, approved by the Court and (iv) communicated to Inco Shareholders if and as required by the Court.
     (b) Phelps Dodge reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date as provided for in the Combination Agreement.
     (c) Any amendment, modification or supplement to this Plan of Arrangement may be (i) proposed by Inco at any time prior to the Inco Meeting (provided that Phelps Dodge shall have consented thereto); or (ii) proposed by Phelps Dodge at anytime prior to the Inco Meeting (provided that Inco, except as provided in section 7.1(b), shall have consented thereto) and in each case with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Inco Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.
     (d) Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Inco Meeting shall be effective only if (i) it is consented to by each of Inco and Phelps Dodge and (ii) if required by the Court, it is consented to by holders of the Inco Common Shares voting in the manner directed by the Court.
     (e) Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time unilaterally by Phelps Dodge, provided that it concerns a matter which, in the reasonable opinion of Phelps Dodge, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any holder of Inco Common Shares or Inco Options at the Effective Time.
ARTICLE VIII
FURTHER ASSURANCES
     8.1 Further Assurances. Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Combination Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.
* * * *
[the remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Plan of Arrangement to be executed by their duly authorized respective officers as of •, 2006.

PHELPS DODGE
By:

Name: •
Title: •

PHELPS DODGE SUBCO
By:

Name: •
Title: •

INCO
By:

Name: •
Title: •

EXHIBIT 1
Share Provisions of
Amalco
The rights, privileges, restrictions and conditions attaching to the common shares (each a “Common Share”) and the Preferred Shares of Amalco are as follows:
1. Common Shares
     (a) Voting Rights
          Except for meetings at which the holders of shares of another class or series of the Amalco’s capital stock from time to time authorized are entitled to vote separately as a class or series, the holders of Common Shares shall be entitled to receive notice of, to attend (in person or by proxy) and be heard, and to vote on the basis of one vote in respect of each such share held, at all meetings of the shareholders of the Amalco.
     (b) Dividends
     (i) Subject to any preference as to dividends attached to any other class or series of             shares in the Amalco’s capital stock authorized from time to time and ranking in priority to the Common Shares as to dividends, the holders of the Common Shares shall be entitled to receive, and the Amalco shall pay, out of the moneys or property of the Amalco properly applicable to the payment of dividends, such dividends (if any and in such form) as the directors of the Amalco (the “Directors”) may in their discretion declare.
     (ii) The Directors may (but need not) determine at any time or from time to time, with respect to any cash dividend declared payable on the Common Shares, that the holders of the             shares of such class, or the holders of shares of such class whose addresses, on the books of the Amalco, are in Canada and/or in specified jurisdictions outside Canada, shall have the right to elect to receive such dividend in the form of a stock dividend payable in Common Shares having a value, as determined by the Directors, that is substantially equivalent, as of a date or a period of days determined by the Directors, to the cash amount of such dividend, provided that the Directors may (but need not) value the shares to be issued by way of stock dividend at a discount from the relevant market value thereof of up to five per cent (5%), and provided further that shareholders shall receive cash in lieu of any fractional interests in shares to which they would otherwise be entitled unless the Directors shall otherwise determine. If the Directors shall determine that shareholders are entitled to fractional interests in shares issued by way of stock dividend, shareholders shall be entitled to receive dividends in respect of such fractional share interests.
     (c) Liquidation, Dissolution or Winding-up
          Subject to the prior rights of any other class or series of shares in the Amalco’s capital stock authorized from time to time and ranking in priority to the Common Shares, the holders of the Common Shares shall, in the event of a distribution of assets of the Amalco among

B(1)-1

its shareholders on a liquidation, dissolution or winding-up of the Amalco, whether voluntary or involuntary, or any other distribution of assets of the Amalco among its shareholders for the purpose of winding up its affairs, be entitled to receive the remaining property of the Amalco.
     (d) Other Distributions
          The Amalco may issue or distribute securities of the Amalco or of any other body corporate (including rights, options or warrants to acquire such securities and any securities convertible into or exchangeable for such securities) or any other property or assets of any kind (including evidences of indebtedness and any rights, options or warrants to acquire such property or assets), exclusively to holders of the Common Shares by way of a special distribution or otherwise, as the Directors in their discretion may declare.
2. Preferred Shares
     (a) The Directors may, at any time and from time to time, issue the Preferred Shares in one or more series, each series to consist of such number of shares as the Directors determine before issuance of any shares of such series.
     (b) Subject to the following provisions, and subject to the filing of articles of amendment in prescribed form and the endorsement thereon of a certificate of amendment, in accordance with the Canada Business Corporations Act, the Directors may fix from time to time before the issue of shares of any series, the number of shares that is to comprise such series and the designation, rights, privileges, restrictions and conditions attaching to such series of Preferred Shares including, without limitation, the rate or amount of any dividends or the method of calculating any dividends, the dates of payment of dividends, and any redemption, purchase, conversion or exchange prices and terms. In addition, the Directors may change the rights, privileges, restrictions and conditions attaching to any series of Preferred Shares of which no shares have been issued.
     (c) The Preferred Shares of any series may be made convertible into or exchangeable for Common Shares of the Company or another corporation.
     (d) The Preferred Shares of each series, with respect to the payment of any dividends and any distribution of assets or return of capital in the event of liquidation, dissolution or winding up of the Company, rank on a parity with the Preferred Shares of every other series with respect to priority in the payment of dividends and return of capital in the event of the liquidation, dissolution or winding-up of the Company.
     (e) Subject to the provisions respecting any particular series and subject to subparagraphs (f) and (g), the holders of Preferred Shares are not entitled to receive notice of, nor to attend or vote at meetings of the shareholders of the Company.
     (f) The provisions attaching to the Preferred Shares as a class may be amended or repealed at any time with such approval as is then required by law to be given by the holders of the Preferred Shares as a class.
     (g) Subject to the terms of any series of Preferred Shares, the holders of the Preferred Shares as a class and the holders of shares of any particular series of Preferred Shares are not

B(1)-2

entitled to vote separately as a class or series, as the case may be, upon, and are not entitled to dissent in respect of, any proposal to amend the articles of the Company to:
     (i) increase or decrease any maximum number of authorized shares of such class or series, or increase any maximum number of authorized shares of a class or series having rights or privileges equal or superior to the shares of such class or series;
     (ii) effect an exchange, reclassification or cancellation of all or part of the shares of such class or series; and
     (iii) create a new class or series of shares equal or superior to the shares of such class or series.

B(1)-3

Exhibit C
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PHELPS DODGE INCO CORPORATION
(Under Section 807 of the
Business Corporation Law)
     I, [          ], being the [               ] of Phelps Dodge Inco Corporation, a corporation formed under the laws of the State of New York (the “Corporation”), to effect the amendment and restatement of the Restated Certificate of Incorporation of the Corporation, do hereby certify as follows:
     1. The name of the corporation is Phelps Dodge Inco Corporation (the “Corporation”).
     2. The Certificate of Incorporation of the Corporation was filed by the Department of State of the State of New York on August 10, 1885. Restated Certificates of Incorporation were filed by such Department on June 16, 1987 and July 13, 1999.
     3. The Restated Certificate of Incorporation of the Corporation, as amended to date, is hereby further amended as authorized by Section 801 of the Business Corporation Law (a) to change the name of the Corporation, (b) to increase the authorized capital of the Corporation, (c) to increase the maximum number of directors of the Corporation from 12 to 15; and (d) to delete as obsolete provision A.2 regarding the 6.75% Series A Mandatory Convertible Preferred Shares.
     4. The text of the Restated Certificate of Incorporation of the Corporation as amended and supplemented to date, and as further amended by the filing of this Amended and Restated Certificate of Incorporation, is hereby amended and restated to read in full as follows:
* * * * *
FIRST: The name of the Corporation is Phelps Dodge Inco Corporation.
SECOND: The objects for which this Corporation is formed are to do any of the things herein set forth to the same extent as natural born persons might, and in any part of the world and as principal or agent, to wit: To conduct mining operations of all kinds; to explore for, develop and deal in, any natural resources of any kind; to purchase, take, hold, sell, convey, lease, explore, develop, improve or otherwise deal in mining, natural resources, land, town site, building, power, water and other properties of all forms; to mine, extract or otherwise develop minerals, ores, metals, oil and other substances of all kinds; to smelt, reduce and otherwise treat minerals, ores, metals, oil and other substances of all kinds; to sell the product of all the foregoing operations; to undertake and carry on any business and operations incidental to such dealings, exploration, development; mining and treatment.
     To apply for, purchase, or otherwise acquire, and to hold, own, use, operate and to sell, assign or to otherwise dispose of, to grant licenses in respect to or otherwise turn to account letters patent and any and all inventions, improvements and processes used in connection with or secured under letters patent of the United States or elsewhere, or otherwise.
     To build and construct houses, structures, engines, cars, machinery and other equipment, and mining and metallurgical facilities and plants, including plants for the handling, concentrating, smelting, reduction and treatment of minerals, ores, metals, oil and other substances of all kinds, and to operate the same.
     To conduct manufacturing operations of all kinds; to manufacture, purchase or otherwise acquire, hold, own, mortgage, pledge, sell, assign, transfer or otherwise dispose of, invest, trade and deal in goods, wares and merchandise and property of all classes and descriptions; to transact a general mercantile business.
     To act as the agent of others in disposing of their minerals, ores and metals of all kinds or other substances, and to make contracts with others with reference to handling, smelting, treating and disposing of their minerals, ores and metals of all kinds and other substances.
     The Corporation may purchase, acquire, hold and dispose of the stocks, bonds and other evidences of indebtedness of any corporation, domestic or foreign, and issue in exchange therefor its stock, bonds or other obligations.
     The Corporation may do everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers hereinabove set forth, either alone or in association with other corporations, firms or individuals, and do every other act or thing incidental or appurtenant to or growing out of or connected with the aforesaid business or powers, or any part thereof.
THIRD: The total number of shares that the Corporation shall have authority to issue shall be one billion five hundred and six million (1,506,000,000), consisting of six million (6,000,000) Preferred Shares having a par value of one dollar per share and one billion five hundred million (1,500,000,000) Common Shares having a par value of six dollars and twenty-five cents ($6.25) per share. The designations, relative rights, preferences and limitations of each class of shares of the Corporation shall be as follows:

A. The Preferred Shares may be issued from time to time in one or more series, in such number, and with such distinctive serial designations and relative rights, preferences and limitations, as may be fixed by the Board of Directors. Subject to the limitations set forth herein and any limitations prescribed by law, the Board of Directors is expressly authorized, prior to issuance of any series of Preferred Shares, to fix the number of shares included in such series and the designation, relative rights, preferences and limitations of such series and to file a certificate of amendment pursuant to Section 805 of the Business Corporation Law or any statute amendatory thereof or supplemental thereto, establishing or changing the number, designation and relative rights, preferences and limitations of such series. Pursuant to the foregoing general authority vested in the Board of Directors, but not in limitation of the powers conferred on the Board of Directors thereby and by the laws of the State of New York, the Board of Directors is expressly authorized to determine with respect to each series of Preferred Shares:
(a) the distinctive designation or designations of such series and the number of shares constituting such series;
(b) the rate or amount and times at which, and the preferences and conditions under which, dividends shall be payable on shares of such series, the status of such dividends as cumulative or noncumulative, the date or dates form which dividends, if cumulative, shall accumulate, and the status of such shares as participating or non-participating after the payment of dividends as to which such shares are entitled to any preference;
(c) the rights and preferences, if any, of the holders of shares of such series upon the liquidation, dissolution or winding-up of the affairs of, or upon any distribution of the assets of, the Corporation, which amount may vary depending upon whether such liquidation, dissolution or winding-up is voluntary or involuntary and, if voluntary, may vary at different dates, and the status of the shares of such series as participating or non-participating after the satisfaction of any such rights and preferences;
(d) the full or limited voting rights, if any, to be provided for shares of such series, in addition to the voting rights provided by law;
(e) the times, terms and conditions, if any, upon which shares of such series shall be subject to redemption, including the amount the holders of shares of such series shall be entitled to receive upon redemption (which amount may vary under different conditions or at different redemption dates) and the amount, terms, conditions and manner of operation of any purchase, retirement or sinking fund to be provided for the shares of such series;
(f) the rights, if any, of holders of shares of such series to convert such shares into, or to exchange such shares for, shares of any other class or classes or of any other series of the same class, the prices or rates of conversion or exchange, and adjustments thereto, and any other terms and conditions applicable to such conversion or exchange;
(g) the limitations, if any, applicable while such series is outstanding on the payment of dividends or making of distributions on, or the acquisition or redemption of, Common Shares or any other class of share ranking junior, either as to dividends or upon liquidation, to the shares of such series;
(h) the conditions or restrictions, if any, upon the issue of any additional shares (including additional shares of such series or any other series or of any other class) ranking on a parity with or prior to the shares of such series either as to dividends or upon liquidation; and
(i) any other preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of shares of such series;
in each case, so far as not inconsistent with the provisions of this Certificate of Incorporation or the laws of the State of New York as then in effect. All Preferred Shares shall be identical and of equal rank except in respect to the particulars that may be fixed by the Board of Directors as provided above, and all shares of each series of Preferred Shares shall be identical and of equal rank except as to the times from which cumulative dividends, if any, thereon shall be cumulative. The number of authorized Preferred Shares may be increased or decreased by the affirmative vote of the holders of a majority of the shares of the Corporation entitled to vote thereon, without any requirement that such increase or decrease be approved by a class vote on the part of the holders of the Preferred Shares or any series thereof, or on the part of any other class of stock of the Corporation, except as may be otherwise required by the laws of the State of New York or provided in the certificate of amendment establishing the voting rights of any series of Preferred Shares. The Board of Directors may from time to time amend any of the provisions of any certificate of amendment establishing any series of Preferred Shares, subject to any class voting rights of the holders of such shares and subject to the requirements of the laws of the State of New York.
A. 1. Junior Participating Cumulative Preferred Shares
The number, designation, relative rights, preferences and limitations of the Junior Participating Cumulative Preferred Shares are as follows:
(1) Designation and Number of Shares. 400,000 of the Preferred Shares shall be, and be designated as, Junior Participating Cumulative Preferred Shares (hereinafter referred to as the “Junior Preferred Shares”).
(2) Dividends.

A. Subject to the provisions of subclauses B and D of this clause (2), holders of the Junior Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the tenth day of March, June, September and December in each year (each such date, which is subject to change pursuant to the provisions of subclause D of this clause (2), being hereinafter referred to as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Junior Preferred Share, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $2.50 per share ($10.00 per annum), and (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares (by reclassification or otherwise), declared on the Common Shares since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any Junior Preferred Share. In the event the Corporation shall at any time declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then the number 100 (or such number to which it may previously have been adjusted) in subclause (ii) of the preceding sentence shall be adjusted (or further adjusted) by multiplying such number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.
B. Holders of the Junior Preferred Shares shall be entitled to receive such dividends in preference to and in priority over dividends upon the Common Shares and upon any other shares which are by their terms junior to the Junior Preferred Shares as to dividends. Junior Preferred Shares shall be junior as to dividends to any other Preferred Shares which are by their terms senior to the Junior Preferred Shares as to dividends, and if at any time the Corporation has failed to pay accrued dividends on any such other Preferred Shares at the time outstanding at the times such dividends are payable, the Corporation shall not declare or pay any dividends on the Junior Preferred Shares.
C. If at any time the Corporation has failed to pay accrued dividends on any Junior Preferred Shares at the time outstanding at the times such dividends are payable, the Corporation shall not
(i) declare or pay any dividend on the Common Shares or make any payment on account of, or set apart money for a sinking or other analogous fund for, the purchase, redemption or other retirement of any Common Shares or make any distribution in respect thereof, either directly or indirectly and whether in cash or property or in obligations or shares of the Corporation (other than in Common Shares),
(ii) purchase any Junior Preferred Shares (except for a consideration payable in Common Shares), or
(iii) permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase any Common Shares or Junior Preferred Shares, unless, in the case of any such dividend, payment, distribution, purchase or redemption, all dividends accrued and payable but unpaid on the Junior Preferred Shares have been or contemporaneously are declared and paid in full or declared and a sum sufficient for the payment thereof set aside for such payment.
D. The Corporation shall declare a dividend or distribution on the Junior Preferred Shares as provided in subclause A of this clause (2) immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares); provided that, in the event no dividend or distribution shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $2.50 per share ($10.00 per annum) on the Junior Preferred Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. The Board of Directors may change any of the Quarterly Dividend Payment Dates to a different date to coincide with the payment date for a dividend or distribution on the Common Shares.
E. Dividends at the $10.00 minimum annual rate shall begin to accrue and be cumulative on outstanding Junior Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Junior Preferred Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Junior Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall accumulate but shall not bear interest. Dividends paid on the shares of Junior Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Junior Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 50 days prior to the date fixed for the payment thereof.
(3) No Redemption. The Junior Preferred Shares shall not be redeemable.

(4) Liquidation.
A. The liquidation price of the Junior Preferred Shares, in case of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, shall be an amount per share equal to the greater of (i) $100 and ( ii ) an aggregate amount (subject to the provisions for adjustment hereinafter set forth) equal to 100 times the aggregate per share amount to be distributed to holders of Common Shares. In the event the Corporation shall at any time declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then the number 100 (or such number to which it may previously have been adjusted) in subclause (ii) of the preceding sentence shall be adjusted (or further adjusted) by multiplying such number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.
B. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of Junior Preferred Shares ( i ) shall not be entitled to receive the liquidation price of such shares held by them until the liquidation price of any other Preferred Shares which are by their terms senior to the Junior Preferred Shares as to the distribution of assets on any voluntary or involuntary liquidation of the Corporation shall have been paid in full and ( ii ) shall be entitled to receive the liquidation price of such shares held by them in preference to and in priority over any distributions upon the Common Shares and upon any other shares which are by their terms junior to the Junior Preferred Shares as to the distribution of assets on any voluntary or involuntary liquidation of the Corporation. Upon payment in full of the liquidation price to which the holders of Junior Preferred Shares are entitled, the holders of Junior Preferred Shares will not be entitled to any further participation in any distribution of assets by the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation price payable to the holders of Junior Preferred Shares, the holders of all such shares shall share pro rata on a share-by-share basis among all such shares at the time outstanding.
C. Neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any other corporation with or into the Corporation, nor a sale or transfer of all or any part of the Corporation’s assets for cash or securities shall be considered a liquidation, dissolution or winding-up of the Corporation within the meaning of this clause (4).
(5) Convertibility . The Junior Preferred Shares shall not be convertible into any other securities of the Corporation.

(6) Other Shares . The Junior Preferred Shares do not restrict in any way the issuance of any additional shares (including additional Junior Preferred Shares) ranking on a parity with or prior to the Junior Preferred Shares either as to dividends or upon liquidation or any additional Common Shares or other shares that may be entitled to vote with the Junior Preferred Shares. Any Junior Preferred Shares which are acquired by the Corporation and subsequently cancelled by the Board of Directors shall have the status of authorized but unissued Preferred Shares, without designation as to series, subject to reissuance by the Board of Directors as Junior Preferred Shares or of any one or more series.
(7) Voting Rights . The holders of Junior Preferred Shares shall have the following voting rights:
A. Subject to the provisions for adjustment hereinafter set forth, each Junior Preferred Share shall entitle the holder thereof to 100 votes on all matters submitted to a vote of shareholders of the Corporation and the holders of Junior Preferred Shares and the holders of Common Shares shall vote together as one class on all such matters. In the event the Corporation shall at any time declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then the number 100 in the preceding sentence (or such number to which it may previously have been adjusted) shall be adjusted (or further adjusted) by multiplying such number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.
B. Except as otherwise provided herein or required by law, the holders of Junior Preferred Shares shall have no voting rights for taking any corporate action.
(8) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case (subject to the provision for adjustment hereinafter set forth) each Junior Preferred Share shall at the same time be similarly exchanged for or changed into 100 times the aggregate per share amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, for which or into which each Common Share is exchanged or changed. In the event the Corporation shall at any time declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then the number 100 in the preceding sentence (or such number to which it may previously have been adjusted) shall be adjusted (or further adjusted) by multiplying such number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.
(9) Definition of “Common Shares” . As used in this Paragraph A.1 of this Certificate of Incorporation, the term “Common Shares” shall mean the Common Shares of the Corporation having a par value of six dollars and twenty-five cents ($6.25) per share, as such shares may be changed through any subdivision, combination or consolidation thereof.
B. Except as otherwise provided by the laws of the State of New York or by any certificate of amendment filed pursuant to Paragraph A of this Article THIRD, setting forth the relative rights, preferences and limitations of any series of Preferred Shares, the entire voting power of the shares of the Corporation for the election of Directors and for all other purposes, as well as all other rights appertaining to shares of the Corporation, shall be vested exclusively in the Common Shares. Each Common Share shall have one vote upon all matters to be voted on by the holders of the Common Shares, and shall be entitled to participate equally in all dividends payable with respect to the Common Shares and to share ratably, subject to the rights and preferences of any such Preferred Shares, in all assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation.
C. No present or future holder of any shares of the Corporation, whether heretofore or hereafter issued, shall have any preemptive rights with respect to ( a ) any shares of the Corporation or ( b ) any other securities of the Corporation (including bonds and debentures) convertible into or carrying rights or options to purchase any shares of the Corporation.
FOURTH: The office of the Corporation shall be located in the City of New York, County of New York, State of New York. CT Corporation System, 1633 Broadway, New York, New York 10019, is designated as the registered agent of the Corporation upon whom process in any action or proceeding against it may be served. The Secretary of State of the State of New York is also designated as the agent of the Corporation upon whom process in any action or proceeding against it may be served. The address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation which may be served upon him is: Phelps Dodge Inco Corporation, c/o CT Corporation System, 1633 Broadway, New York, New York 10019.
FIFTH: The duration of the Corporation shall be perpetual.
SIXTH: The number of the Corporation’s Directors shall not be less than nine nor more than fifteen, provided that whenever the holders of any one or more series of Preferred Shares of the Corporation become entitled to elect one or more Directors to the Board of Directors in accordance with any applicable provisions of this Certificate of

Incorporation, such maximum number of Directors shall be increased automatically by the number of Directors such holders are so entitled to elect. Such increase shall remain in effect until the right of such holders to elect such Director or Directors shall cease and until the Director or Directors elected by such holders shall no longer hold office. No Director may be removed without cause by shareholders of the Corporation.
SEVENTH: The personal liability of the Directors of the Corporation for any breach of duty in such capacity is hereby eliminated and limited to the fullest extent permitted by Section 402(b) of the New York Business Corporation Law, as the same may be amended from time to time.
* * * * *
     5. The majority of the stockholders of the Corporation, at meeting duly called, approved said restatement and amendment in accordance with the applicable provisions of section 803 of the Business Corporation Law of the State of New York.
     IN WITNESS WHEREOF, I have executed this certificate, and affirm that the statements made herein are true under penalties of perjury, on this [     ] day of [     ], 2006.

Exhibit D
FIFTH AMENDING AGREEMENT
THIS FIFTH AMENDING AGREEMENT made the 25th day of June, 2006
B E T W E E N:

INCO LIMITED,
a corporation existing under the laws
of Canada,

(hereinafter called the “Offeror”),

- and -

FALCONBRIDGE LIMITED,
a corporation existing under the laws
of the Province of Ontario,

(hereinafter called the “Company”).
     WHEREAS the Offeror mailed the Offer dated October 24, 2005 to purchase all outstanding Common Shares of the Company in accordance with Section 1.1(b) of the Support Agreement dated October 10, 2005 entered into between the Offeror and the Company, as amended by Amending Agreement dated January 12, 2006, Second Amending Agreement dated February 20, 2006, Third Amending Agreement dated March 21, 2006 and Fourth Amending Agreement dated May 13, 2006 (as amended from time to time, the “Support Agreement”);
     AND WHEREAS the Offeror has entered into a combination agreement, dated as of June 25, 2006 (the “Combination Agreement”), with Phelps Dodge Corporation (“Phelps Dodge”), which provides, among other things, for the amalgamation of the Offeror with a newly-formed, wholly-owned subsidiary of Phelps Dodge pursuant to a plan of arrangement;
     AND WHEREAS, the board of directors of the Offeror, upon consultation with its financial and legal advisors, has unanimously approved the terms of the Combination Agreement and the transactions contemplated thereby;

     AND WHEREAS the board of directors of the Offeror has determined, after receiving financial and legal advice, that it would be advisable and in the best interests of the Offeror and its shareholders to pursue the acquisition of the Company as contemplated by the Support Agreement by amending the Offer in accordance with the amended terms and conditions contained herein (the “Amended Offer”);
     AND WHEREAS the Board of Directors has determined, after receiving financial and legal advice, that it would be advisable and in the best interests of the Company for the Board of Directors to support the Combination Agreement and the Amended Offer and to recommend acceptance of the Amended Offer to Shareholders in writing and for the Company to continue to co-operate with the Offeror and to use its reasonable best efforts to permit the Amended Offer to be successful;
     AND WHEREAS the Offeror proposes to extend the expiry time of the Offer;
     NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereby covenant and agree as follows:
     1. Amendments to the Support Agreement
     (a) Section 1.1(a) of the Support Agreement is hereby amended by:
     (i) deleting the reference to Cdn. $51.17 where it appears in clause (i) of Section 1.1(a) and substituting therefor a reference to Cdn. $53.83;
     (ii) deleting the reference to Cdn. $4,786,678,875 where it appears in Section 1.1(a) and substituting therefor a reference to Cdn. $6,700,377,653;
     (iii) deleting the reference to 0.6927 of a common share of the Offeror where it appears in clause (ii) of Section 1.1(a) and substituting therefor a reference to 0.82419 of a common share of the Offeror; and
     (iv) deleting the reference to 200,657,578 Offeror Shares where it appears in Section 1.1(a) and substituting therefor a reference to 213,171,558 Offeror Shares.
     Accordingly, the first sentence of Section 1.1(a) shall now read as follows:
“The Offeror shall promptly publicly announce its intention to make an offer and, subject to the terms and conditions set forth below, either make, or cause a directly or indirectly wholly-owed subsidiary of the Offeror (the “Acquisition Company”) to make, either alone, or jointly with the Offeror, an offer (the “Offer”) to purchase all outstanding Common Shares (other than those owned directly or indirectly by the Offeror), including Common Shares issuable (and that, prior to the Expiry Time (as defined below) are actually issued) upon the conversion, exchange or exercise of any securities of the Company that are convertible into or exchangeable or exercisable for Common Shares (the “Convertible Securities”) at a price per Common Share of: (i) Cdn. $53.83 in cash; or (ii) 0.82419 of a common share of the Offeror (the “Offeror Shares”) and Cdn. $0.05 in cash, at the election of the holder thereof, but subject to an aggregate maximum of Cdn. $6,700,377,653 in cash (the “Cash Maximum”) and an aggregate maximum of 213,171,558 Offeror Shares (the “Share Maximum”) in accordance in all material respects with all applicable securities Laws (as defined in Schedule B to this Agreement) in Canada and the United States (collectively, “Securities Laws”).”
     (b) Section 1.4 of the Support Agreement is hereby amended by deleting each reference to 0.6934 where it appears in Section 1.4 and substituting therefor a reference to 0.8250.
     (c) Section 5.1 of the Support Agreement is hereby amended by adding at the end of such Section the following new paragraph (i):
"(i) Subject to the conditions herein provided, the Company agrees to use its reasonable best efforts to obtain all necessary waivers, consents, rulings, orders and approvals, and to effect all necessary registrations and filings, including, but not limited to, filings under applicable Laws and submissions of information requested by Governmental Entities with respect to the transactions contemplated by the Combination Agreement. The Company shall use its reasonable best efforts to co-operate with the Offeror in taking such actions.”
     (d) Article 5 of the Support Agreement is amended by adding the following subsections (j) to Section 5.1:
(j) The Company will furnish to the Offeror all information concerning it and its shareholders as may be required (and, in the case of its shareholders, available to it) for the preparation, filing and mailing of the Notice of

Variation (as hereinafter defined), the Inco Proxy Circular (as defined in the Combination Agreement), the approval by the shareholders of the Offeror of the transactions contemplated by the Combination Agreement, the making of the regulatory filings referred to in Section 7.5 of the Combination Agreement or otherwise required to consummate the transactions contemplated thereby, and the obtaining of all such regulatory approvals, provided that the Offeror acknowledges that Falconbridge may restrict access to any of its information to the extent that any Law (including Laws relating to the exchange of information and all applicable antitrust, competition and similar Laws, and attorney-client and other privileges) applicable to the Company or any confidentiality agreement (other than with Phelps Dodge and other than in connection with any take-over bid for the Company) requires such party or its subsidiaries to restrict or prohibit such access. The Company represents that none of the Company information (“Falconbridge Information”) to be supplied by it in writing by the Company or its Subsidiaries for inclusion in the Inco Proxy Circular will, at the time of mailing of the Inco Proxy Circular contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished; provided that the Offeror has complied with section 7(ii) of the Fifth Amending Agreement dated June 25, 2006 entered into between the Offeror and the Company and provided further that if the Company notifies the Offeror pursuant to the following sentence that it has become aware that the Falconbridge Information in the Inco Proxy Circular (as defined in the Combination Agreement) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that the Falconbridge Information in the Inco Proxy Circular must otherwise be amended or supplemented, the Offeror prepares and files a supplement or amendment to the Inco Proxy Circular to correct such information in compliance with applicable Securities Laws. The Company shall promptly notify the Offeror if, at any time before the Effective Time, it becomes aware that any Falconbridge Information supplied in writing by the Company or its Subsidiaries for inclusion in the Inco Proxy Circular contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which it is made, or that the Falconbridge Information must otherwise be amended or supplemented and, in such event, shall cooperate with the Offeror in the preparation of a supplement or amendment to the Inco Proxy Circular.
     (e) Section 5.2(g) of the Support Agreement is amended by (i) deleting the reference to seven business days where it appears in subparagraph (iii) and substituting therefor a reference to 10 business days; (ii) inserting at the beginning of subparagraph (v) thereof “if the Company proposes to enter into a definitive agreement with respect to a Superior Proposal after complying with this Section 5.2(g)”; (iii) inserting at the beginning of subparagraph (vi) thereof “in the case of (v) above”; and (iv) adding as subparagraph (vii) “if the Company proposes to approve or recommend an Acquisition Proposal in the circumstances where Section 5.3(d)(ii) is applicable, the Company has previously, or concurrently will have, paid to the Offeror the Offeror Enhanced Expense Payment” and accordingly, Section 5.2(g) shall now read as follows:
(g) The Company shall not accept, approve or recommend, nor enter into any agreement relating to, an Acquisition Proposal (other than a confidentiality agreement contemplated by Section 5.2(c)(D) above) unless:
(i) the Acquisition Proposal constitutes a Superior Proposal;
(ii) the Company has complied with Sections 5.2(b) through 5.2(h), inclusive;
(iii) the Company has provided the Offeror with notice in writing that there is a Superior Proposal together with all documentation related to and detailing the Superior Proposal (including a copy of the confidentiality agreement between the Company and the Person making the Superior Proposal if not previously delivered) at least 10 business days prior to the date on which the Board of Directors proposes to accept, approve, recommend or to enter into any agreement relating to such Superior Proposal;

(iv) 10 business days shall have elapsed from the later of the date the Offeror received notice of the Company’s proposed determination to accept, approve, recommend or to enter into any agreement relating to such Superior Proposal, and the date the Offeror received a copy of the written proposal in respect of the Acquisition Proposal and, if the Offeror has proposed to amend the terms of the Offer in accordance with Section 5.2(h), the Board of Directors (after receiving advice from its financial advisors and outside legal counsel) shall have determined in good faith that the Acquisition Proposal is a Superior Proposal compared to the proposed amendment to the terms of the Offer by the Offeror;
(v) if the Company proposes to enter into a definitive agreement with respect to a Superior Proposal after complying with this Section 5.2(g), the Company concurrently terminates this Agreement pursuant to Section 6.1(k);
(vi) in the case of (v) above, the Company has previously, or concurrently will have, paid to the Offeror the Company Termination Payment; and
(vii) if the Company proposes to approve or recommend an Acquisition Proposal in the circumstances where Section 5.3(d)(ii) is applicable, the Company has previously, or concurrently will have, paid to the Offeror the Offeror Enhanced Expense Payment.
     (f) Section 6.1(g) is hereby amended by deleting Section 6.1(g) in its entirety and substituting the following therefor:
“by the Company, if (i) the Offeror has not complied in all material respects with its covenants or obligations under this Support Agreement or (ii) any representation or warranty of the Offeror set out in Schedule B to this Support Agreement (without giving effort to any materiality (including the word “material”) or “Material Adverse Effect” qualification) shall have been at October 10, 2005 untrue or incorrect or shall have become untrue or incorrect at any time prior to the Expiry Time and such untrue or incorrect representation or warranty is not curable or, if curable, is not cured by the earlier of such date which is 30 days from the date of notice of such breach and Expiry Time, except, in each case, for any untrue or incorrect representations or warranties which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Offeror.”
     (g) Section 6.1(h) is hereby amended by deleting Section 6.1(h) in its entirety and substituting the following therefor:
“by the Offeror, if (i) the Company has not complied in all material respects with any of its covenants or obligations under this Support Agreement; or (ii) any representation or warranty of the Company set out in Schedule C to this Support Agreement (without giving effort to any materiality (including the word “material”) or “Material Adverse Effect” qualification) shall have been at October 10, 2005 untrue or incorrect of shall have become untrue or incorrect at any time prior to the Expiry Time and such untrue or incorrect representation or warranty is not curable or, if curable, is not cured by the earlier of such date which is 30 days from the date of notice of such breach and the Expiry Time, except, in each case for any untrue or incorrect representations or warranties which, individually or in the aggregate, would not, or would not reasonably be expected to, have a Material Adverse Effect with respect to the Company or would not, or would not reasonably be expected to, prevent or materially delay the completion of the Offer prior to the Expiry Time or the completion of a Contemplated Transaction, including any amalgamation of the Offeror and the Company under a Subsequent Acquisition Transaction.”
     (h) Section 6.4 of the Support Agreement is hereby amended by deleting Section 6.4 in its entirety and substituting the following therefor:
“For greater certainty, the parties agree that the compensation or damages to be received pursuant to Section 5.3 of this Agreement is the sole remedy in compensation or damages of the party receiving such payment. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect, except that (i) for greater certainty, Sections 1.3, 5.3 and 6.4 shall survive termination of this

Agreement; and (ii) nothing herein shall relieve or have the effect of relieving any party in any way from liability for damages incurred or suffered by a party as a result of an intentional or wilful breach of this Agreement. Nothing herein shall preclude a party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any such covenants or agreements, without the necessity of posting bond or security in connection therewith.”
     (i) Section 7.8 of the Support Agreement is hereby amended by adding to such section the following definitions:
"Combination Agreement” means the Combination Agreement, dated as of June 25, 2006, between the Offeror and Phelps Dodge, as the same may be amended from time to time in accordance with its terms.”
"Phelps Dodge” means Phelps Dodge Corporation.
     2. Public Announcement of Fifth Amending Agreement. Each of the Offeror and the Company agrees that, promptly after the entering into of this Agreement, it shall issue a press release announcing the entering into of this Agreement and, in the case of the Offeror, its intention to make the Amended Offer and consummate the transactions contemplated by the Combination Agreement, which press release shall, in each case, be satisfactory in form and substance to the other party acting reasonably.
     3. Amended Offer. The Offeror shall vary the Offer in accordance with the terms contained in Section 1 of this Agreement and shall mail the Amended Offer by way of a notice of variation of the Offer (the “Notice of Variation”) in accordance in all material respects with applicable Securities Laws to all registered shareholders as soon as reasonably practicable. Prior to printing the Notice of Variation, the Offeror shall provide the Company with an opportunity to review and comment on it, recognizing that whether or not such comments are appropriate will be determined by the Offeror, acting reasonably.
     4. Company Approval of the Amended Offer. The Company represents and warrants to and in favour of the Offeror, and acknowledges that the Offeror is relying upon such representations in entering into this Agreement, that as of the date hereof:
     (a) The Board of Directors, upon consultation with its financial and legal advisors, has unanimously determined to support the transactions contemplated by the Support Agreement, as amended by this Agreement, and the Combination Agreement;

     (b) CIBC World Markets Inc. has delivered an oral opinion to the Board of Directors to the effect that the consideration to be received under the Amended Offer is fair from a financial point of view to all Shareholders (other than the Offeror);
     (c) the Board of Directors, upon consultation with its financial and legal advisors, has unanimously determined that the price offered under the Amended Offer is fair from a financial point of view to all Shareholders (other than the Offeror) and that it is in the best interests of the Company for the Amended Offer to be made and the Board of Directors to support it and, accordingly, has unanimously approved the entering into of this Agreement and the making of a recommendation that Shareholders (other than the Offeror) accept the Amended Offer. Each member of the Board of Directors has agreed to support the Amended Offer and has agreed that the press release to be issued by the Offeror announcing the Amended Offer may so state and that references to such agreement may be made in the Amended Offer, the Notice of Variation and any other documents relating to the Offer; provided, however, that references herein to the unanimous determination and approval of the Board of Directors and to the agreement of each of the Directors shall not include Directors who have declared a conflict of interest and have not participated in any consideration of the Offer; and
     (d) the Company shall prepare and make available for distribution contemporaneously and together with the Notice of Variation, in both the English and French languages as circumstances may require, sufficient copies of a notice of change to its directors’ circular relating to the Amended Offer (the “Notice of Change”), prepared in all material respects in accordance with all applicable Securities Laws, which shall reflect the foregoing determinations and recommendation, and the Company shall take all other reasonable action to support the Offer. Prior to printing the Notice of Change, the Company shall provide the Offeror with an opportunity to review and comment on it, recognizing that whether or not such comments are appropriate will be determined by the Company, acting reasonably. The Company shall file the Notice of Change and any other documents required by all applicable Securities Laws in connection with the Notice of Change with applicable securities regulatory authorities within the times and in the manner required by all applicable Securities Laws.
     5. Confirmation of Support Agreement. The Offeror and the Company hereby confirm that the Support Agreement remains in full force and effect, unamended except as provided for in this Agreement.
     6. Consistency with Support Agreement. The Company acknowledges to the Offeror that the entry by the Offeror into the Combination Agreement and the performance by the Offeror of its obligations thereunder in accordance with the terms of the Combination Agreement do not constitute a breach by the Offeror of its obligations under the Support Agreement. The Offeror acknowledges to the Company that the entry by the Company into a cooperation agreement with Phelps Dodge contemplated by the Combination Agreement and the performance by the Company of its obligations thereunder in accordance therewith do not constitute a breach by the Company of its obligations under the Support Agreement. Each of the Company and the Offeror (i) represents to the other that it is not aware of: (A) any default or breach by the other of any of the other’s covenants or obligations under the Support Agreement or (B) any representations or warranties of the other in the Support Agreement which were as at October 10, 2005, or have become, untrue or incorrect, including any default, breach, untruth or incorrectness that would entitle it to terminate the Support Agreement whether before or after notice or failure to cure; and (ii) expressly waives and hereby releases the other from all claims it may have with respect to any possible default or breach of the other’s covenants under the Support Agreement in existence on or prior to the date hereof and any untrue or incorrect representation or warranty by the other under the Support Agreement on or prior to the date hereof, which in any case was known to it on the date hereof.
     7. Cooperation by Inco. Until the Company is a subsidiary of the Offeror: (i) the Offeror shall consult with the Company in advance prior to entering into any amendment to the Combination Agreement with Phelps Dodge; and (ii) the Company shall be given an opportunity to review and comment upon the Inco Proxy Circular prior to mailing, recognizing that whether or not such comments are appropriate will be determined by the Offeror, acting reasonably.
     8. Support Agreement Definition. For greater certainty, the Company agrees that the definition of “Support Agreement” in the glossary of the Offer may be amended by the Offeror by inserting after the date October 10, 2005 the words “as the agreement may be amended by Inco and Falconbridge from time to time”.
     9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.
     IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written, by the duly authorized representatives of the parties hereto.

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written, by the duly authorized representatives of the parties hereto.

INCO LIMITED

By:

Name:
Title:

By:

Name:
Title:

FALCONBRIDGE LIMITED

By:

Name:
Title:

By:

Name:
Title:

Exhibit E
COOPERATION AGREEMENT
     This COOPERATION AGREEMENT is made and entered into as of June 25, 2006, between Phelps Dodge Corporation, a New York corporation (“Phelps Dodge”), and Falconbridge Limited, a corporation organized and existing under the laws of the Province of Ontario (“Falconbridge”).
RECITALS
     A. Falconbridge and Inco Limited, a corporation organized and existing under the laws of Canada (“Inco”), are party to a Support Agreement dated October 10, 2005 and amended on January 12, 2006, February 20, 2006, March 21, 2006, May 13, 2006 (as further amended on the date hereof, and as may be further amended from time to time, the “Support Agreement”), which agreement contemplates the acquisition by Inco of all of the outstanding shares of Falconbridge on the terms set forth therein.
     B. Phelps Dodge and Inco have entered into a Combination Agreement, dated as of the date hereof (as may be amended from time to time, the “Combination Agreement”), providing that subject to the terms and conditions of such agreement, Phelps Dodge and Inco would implement a plan of arrangement pursuant to which a wholly-owned subsidiary of Phelps Dodge would acquire all of the outstanding common shares of Inco, and the shareholders of Inco immediately prior to the effectiveness of the Arrangement would receive a combination of shares of common stock of Phelps Dodge and cash as further described in the Combination Agreement and the plan of arrangement (the “Plan of Arrangement”) attached thereto as Exhibit B.
     C. On the date hereof, Falconbridge and Inco have amended the Support Agreement to provide, among other things, for an increase in the amount of the Offer described therein (as so increased, the “Revised Offer”).
     D. In order to assist Inco to fund the Revised Offer, Phelps Dodge and Inco have entered into a note purchase agreement, dated as of the date hereof (the “Note Purchase Agreement”) pursuant to which, on the terms and subject to the conditions set forth therein, Phelps Dodge has agreed to purchase convertible note(s) of Inco in an aggregate principal amount of up to $3,000,000,000.
     E. In order to facilitate the consummation of the transactions contemplated by the Combination Agreement and the Support Agreement, and as a condition to Phelps Dodge’s willingness to enter into the Note Purchase Agreement and to Inco’s agreeing to the Revised Offer, Phelps Dodge and Falconbridge wish to enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
COVENANTS
     1.1. Confidentiality. The parties acknowledge that Falconbridge and Phelps Dodge have previously executed reciprocal confidentiality agreements, each dated as of June 12, 2006 (the “Confidentiality Agreements”), which Confidentiality Agreements will continue in full force and effect in accordance with their respective terms.
     1.2. Access to Information. Each of Phelps Dodge and Falconbridge will (and will cause each of its Subsidiaries to) afford the other party and its accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to its properties, books, records, contracts and personnel during the period prior to the Effective Time to obtain all information concerning its business, properties, results of operations and personnel, as may be reasonably requested. No information or knowledge obtained by any party in any investigation pursuant to this Section 1.2 will affect or be deemed to modify any representation or warranty contained herein. Notwithstanding the foregoing, either party may restrict the foregoing access to the extent that any Law (including Laws relating to the exchange of information and all applicable antitrust, competition and similar Laws, and attorney-client and other privileges) applicable to such party or any confidentiality agreement (other than with Inco or other than in connection with a takeover bid for Falconbridge) requires such party or its Subsidiaries to restrict or prohibit such access. The parties will hold any information obtained pursuant to this Section 1.2 in confidence in accordance with, and otherwise subject to, the provisions of the Confidentiality Agreement.
     1.3. Cooperation in Filings. Subject to the exceptions set out in Section 1.2, Falconbridge shall furnish to Phelps Dodge all information concerning it and its shareholders as may be required (and, in the case of its shareholders, available to it) for the preparation, filing and mailing of the Phelps Dodge Proxy Statement, the approval by the shareholders of Phelps Dodge of the transactions contemplated by the Combination Agreement, the making of the regulatory filings referred to in Section 7.5 of the Combination Agreement or otherwise required to consummated the transactions contemplated thereby, and the obtaining of all such regulatory approvals. Falconbridge shall promptly notify Phelps Dodge if, at any time before the Effective Time, it becomes aware that the Falconbridge Information (as defined herein) in the Phelps Dodge Proxy Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that the Falconbridge Information in the Phelps Dodge Proxy Statement must otherwise be amended or supplemented and, in such event, shall cooperate with Phelps Dodge in the preparation of a supplement or amendment to the Phelps Dodge Proxy Statement.
     1.4. Public Announcements. Falconbridge and Phelps Dodge shall cooperate to develop a joint communications plan along with Inco relating to the transactions contemplated hereby and by the Support Agreement and the Combination Agreement. Each of Phelps Dodge and Falconbridge shall use its reasonable best efforts (i) to ensure that all press releases and other public statements made by it with respect to this Agreement or the transactions contemplated hereby or by the Support Agreement or the Combination Agreement shall be consistent with such joint communications plan, and (ii) except where the circumstances make it impractical or prompt disclosure is required by applicable law, to consult with the other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby or by the Support Agreement or the Combination Agreement. Except in respect of any announcement required by applicable Law, neither Falconbridge nor Phelps Dodge shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld or delayed.
     1.5. Cooperation by Phelps Dodge. Until Falconbridge is a subsidiary of Inco: (i) Phelps Dodge shall consult with Falconbridge prior to entering into any amendment to the Combination Agreement with Inco; and (ii) Falconbridge shall be given an opportunity to review and comment upon the Phelps Dodge Proxy Statement prior to mailing, recognizing that whether or not such comments are appropriate will be determined solely by Phelps Dodge.
     1.6. Certain Filings. Without the prior written consent of Phelps Dodge, Falconbridge shall not and shall not permit its Subsidiaries to file any registration statement under the 1933 Act or an amendment to any 1933 Act registration statement (other than amendments to Falconbridge’s currently effective S-8 registration statements that may be necessary or advisable pursuant to applicable Securities Laws).
ARTICLE II
REPRESENTATIONS AND WARRANTIES
     2.1. Representations and Warranties of Falconbridge. Falconbridge represents and warrants to Phelps Dodge, as of the date hereof, as follows:
     (a) Falconbridge has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Falconbridge of this Agreement has been duly and validly authorized by all necessary corporate action on the part of Falconbridge, and no other corporate proceedings on the part of Falconbridge are necessary to authorize this Agreement, or to allow Falconbridge to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Falconbridge and, assuming the due authorization, execution and delivery by Phelps Dodge, constitutes a valid, legal and binding obligation of Falconbridge, enforceable against Falconbridge in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.
     (b) The execution, delivery and performance by Falconbridge of this Agreement and the performance of its obligations hereunder do not and will not (i) contravene, conflict with or result in a violation or breach of any provision of the Articles of Incorporation, By-laws and other organizational documents of Falconbridge or the equivalent organizational documents of any of Falconbridge’s material Subsidiaries, (ii) contravene, conflict with or result in a violation or breach of any provisions of any Law applicable to Falconbridge or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, amendment, acceleration, triggering or cancellation or other change of any right or obligation or the loss of any benefit to which Falconbridge or any of its Subsidiaries is entitled under (A) any provision of any agreement, commitment, contract, note, lease, or other instrument binding upon Falconbridge or any of its Subsidiaries or (B) any license, permit, franchise, certificate, approval or other similar authorization (a “Permit”) held by, or affecting, or relating in any way to, the assets or business of, Falconbridge or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Falconbridge or any of its Subsidiaries, other than such exceptions in the case of clause (ii), (iii) or (iv) as would not, individually or in the aggregate, affect the ability of Falconbridge to perform its obligations or the rights of Phelps Dodge hereunder.
     (c) The execution, delivery and performance by Falconbridge of this Agreement and the performance by Falconbridge of its obligations hereunder do not, and shall not, require any approval, action by or in respect of, filing with or notification to, any Governmental Entity, to be made or obtained by Falconbridge or its Subsidiaries other than filings required under applicable securities laws related to the take-over bids of Falconbridge by Inco and Xstrata plc and any approvals, actions, filings to be made in connection with the amendment to the Support Agreement and the execution of the Combination Agreement.

     (d) None of the information (the “Falconbridge Information”) to be supplied in writing by Falconbridge or its Affiliates specifically for inclusion in the Phelps Dodge Proxy Statement will, at the time of the mailing of the Phelps Dodge Proxy Statement and any amendments or supplements thereto, and at the time of the Phelps Dodge Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided that Phelps Dodge has complied with section 1.5 and provided further that if Falconbridge notifies Phelps Dodge pursuant to section 1.3 that it has become aware that the Falconbridge Information in the Phelps Dodge Proxy Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that the Falconbridge Information in the Phelps Dodge Proxy Statement must otherwise be amended or supplemented, Phelps Dodge prepares and files a supplement or amendment to the Phelps Dodge Proxy Statement to correct such information in compliance with applicable Securities Laws.
     2.2. Representations and Warranties of Phelps Dodge. Phelps Dodge represents and warrants to Inco, as of the date hereof, as follows:
     (a) Phelps Dodge has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Phelps Dodge of this Agreement has been duly and validly authorized by all necessary corporate action on the part of Phelps Dodge, and no other corporate proceedings on the part of Phelps Dodge are necessary to authorize this Agreement, or to allow Phelps Dodge to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Phelps Dodge and, assuming the due authorization, execution and delivery by Phelps Dodge, constitutes a valid, legal and binding obligation of Phelps Dodge, enforceable against Phelps Dodge in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.
     (b) The execution, delivery and performance by Phelps Dodge of this Agreement and the performance of its obligations hereunder do not and will not (i) contravene, conflict with or result in a violation or breach of any provision of the Articles of Incorporation, By-laws and other organizational documents of Phelps Dodge or the equivalent organizational documents of any of Phelps Dodge’s material Subsidiaries, (ii) contravene, conflict with or result in a violation or breach of any provisions of any Law applicable to Phelps Dodge or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, amendment, acceleration, triggering or cancellation or other change of any right or obligation or the loss of any benefit to which Phelps Dodge or any of its Subsidiaries is entitled under (A) any provision of any agreement, commitment, contract, note, lease, or other instrument binding upon Phelps Dodge or any of its Subsidiaries or (B) any Permit held by, or affecting, or relating in any way to, the assets or business of, Phelps Dodge or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Phelps Dodge or any of its Subsidiaries, other than such exceptions in the case of clause (ii), (iii) or (iv) as would not, individually or in the aggregate, affect the ability of Phelps Dodge to perform its obligations or the rights of Falconbridge hereunder.
     (c) The execution, delivery and performance by Phelps Dodge of this Agreement and the performance by Phelps Dodge of its obligations hereunder do not, and shall not, require any Approval, action by or in respect of, filing with or notification to, any Governmental Entity, to be made or obtained by Phelps Dodge or its Subsidiaries other than filings required under applicable securities laws related to the take-over bids of Falconbridge by Inco and Xstrata plc and any approvals, action, filings to be made in connection with the amendment to the Support Agreement and the execution of the Combination Agreement.
ARTICLE III
GENERAL PROVISIONS
     3.1. Termination. This Agreement shall terminate, and other than section 3.9 which provision shall survive the termination of this Agreement, be of no further force and effect, upon any termination of either (i) the Support Agreement by either Falconbridge or Inco or (ii) the Combination Agreement by either Phelps Dodge or Inco.
     3.2. Certain Defined Terms. The following terms shall have the following meanings:
     “1933 Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.
     “1934 Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.
     “Effective Time” has the meaning ascribed thereto in the Plan of Arrangement.
     “Governmental Entity” means any (a) multinational, federal, provincial, state, regional, municipal or other government, governmental or public department, central bank, court, tribunal, arbitrator, commission, board, bureau or agency, whether U.S., Canadian, foreign or multinational, (b) subdivision, agent, commission, board or authority of any of the foregoing or (c) self-regulatory organization or stock exchange, including The New York Stock Exchange, Inc. or The Toronto Stock Exchange.
     “Laws” means laws (including common law), statutes, rules, regulations, orders, ordinances, codes, treaties, and judicial, arbitral, administrative, ministerial or departmental judgments, awards or other requirements of any Governmental Entity.
     “Lien” means, with respect to any property, right or asset, any mortgage, lien, pledge, charge, security interest, purchase option, right of first offer or refusal, encumbrance or other adverse claim of any kind in respect of such property or asset.
     “Phelps Dodge Proxy Statement” means the notice of the meeting of the holders of the common shares of Phelps Dodge to be held for purposes of approving the transactions contemplated by the Combination Agreement, the proxy statement accompanying such notice, and all other documents required by the Securities Laws or other applicable Laws to be sent to holders of the common shares of Phelps Dodge in connection with such meeting, as the same may be amended, supplemented or otherwise modified from time to time.
     “Securities Laws” means the Securities Act (Ontario) and the equivalent legislation in the other provinces and territories of Canada, the 1933 Act, and the 1934 Act, all as now enacted or as the same may from time to time be amended, and the applicable rules and regulations promulgated thereunder.
     “Subsidiary” shall mean, when used with reference to any party, any Person of which such party (either alone or through or together with any other Subsidiary) either owns, directly or indirectly, fifty percent (50%) or more of the outstanding capital stock or other equity interests the holders of which are generally entitled to vote for the election of directors or members of any other governing body of such Person or, in the case of a Person that is a partnership, is a general partner of such partnership, or any Person the accounts of which such party is required to consolidate in its own financial statements under the generally accepted accounting principles applicable to such party.
     3.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to Phelps Dodge, to:

Phelps Dodge Corporation One North Central Ave. Phoenix, AZ 85004 Attention: David Colton Telecopy No.: (602) 366-7321

with copies to:

Debevoise & Plimpton LLP 919 Third Avenue New York, N.Y. 10022 Attention: Michael W. Blair Gregory V. Gooding Telecopy No.: (212) 909-6870

and

Heenan Blaikie P.O. Box 185, Suite 2600 200 Bay Street South Tower, Royal Bank Plaza Toronto, Ontario M5J 2J4 Attention: Jeff Barnes Telecopy No.: (416) 360-8425

(b)	if to Falconbridge, to:

Falconbridge Limited 207 Queen’s Quay West, Suite 800 Toronto, ON, Canada M5J 1A7 Attention: Jeffery Snow Telecopy No.: (416) 982-7490

with copies to:

McCarthy Tétrault LLP Suite 4700, Toronto Dominion Bank Tower Toronto, ON M5K 1E6 Attention: Garth Girvan Telecopy No.: (416) 868-0673

     3.4. Counterparts. This Agreement may be executed in one or more counterparts, which may be delivered by facsimile transmission, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     3.5. Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements between the parties hereto as contemplated by or referred to herein, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior representations, agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and neither party is relying on any prior oral or written representations, agreements, understandings or undertakings with respect to the subject matter hereof, it being understood that the Confidentiality Agreements shall continue in full force and effect and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder.
     3.6. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     3.7. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     3.8. Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with, and any disputes arising out of or related to this Agreement shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Actions shall be heard and determined in such New York court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 10.2 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
     3.9. No Personal Liability.
     (a) No director or officer of Phelps Dodge shall have any personal liability whatsoever to Falconbridge under this Agreement, or any other document delivered in connection with this Agreement on behalf of Phelps Dodge.
     (b) No director or officer of Falconbridge shall have any personal liability whatsoever to Phelps Dodge under this Agreement, or any other document delivered in connection with this Agreement on behalf of Falconbridge.
     3.10. Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     3.11. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Unless otherwise indicated, the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” a Person, such reference shall be deemed to include the business of such Person and all direct and indirect Subsidiaries of such Person. Reference to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.

     3.12. WAIVER OF JURY TRIAL. EACH OF PHELPS DODGE AND FALCONBRIDGE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PHELPS DODGE OR FALCONBRIDGE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
* * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

PHELPS DODGE CORPORATION
By:
Name:
Title:

FALCONBRIDGE LIMITED
By:
Name:
Title:

     IN WITNESS WHEREOF, the undersigned hereby consents to the execution and delivery of this Agreement by each of Falconbridge Limited and Phelps Dodge Corporation and to the performance by each such party of its obligations hereunder.

INCO LIMITED
By:
Name:
Title:

Exhibit F

NOTE PURCHASE AGREEMENT
8% CONVERTIBLE SUBORDINATED NOTE
BY AND AMONG
PHELPS DODGE CORPORATION
AND
INCO LIMITED
June 25, 2006

TABLE OF CONTENTS

ARTICLE I

ISSUANCE AND SALE OF NOTES
1.1 Authorization of Notes	1
1.2 Use of Proceeds	1
1.3 Sale and Purchase of Notes	2
1.4 Closing Issuance of Notes and Cash Payment	3

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF ITALY
2.1 Organization and Qualification	3
2.2 Articles of Incorporation and Bylaws	3
2.3 Authority Relative to this Agreement	4
2.4 No Conflict; Required Filings and Consents	4
2.5 Issuance of Notes	5
2.6 Offering	5
2.7 Private Offering by Italy	5
2.8 Margin Regulations	5
2.9 Status under Certain Statutes	6
2.10 Combination Agreement Representations	6

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PORTUGAL
3.1 Accredited Investor Status	6
3.2 Transfer Restrictions	6
3.3 Authority Relative to this Agreement	7
3.4 No Conflict; Required Filings and Consents	7

ARTICLE IV

COVENANTS OF ITALY
4.1 Availability of Common Shares for Conversion	8
4.2 Covenants in Combination Agreement	8

ARTICLE V

FURTHER AGREEMENTS
5.1 Form of Notes	8
5.2 Confidentiality	8
5.3 Public Announcements	8
5.4 Reasonable Best Efforts	8
5.5 Fees and Expenses	9
5.6 Transfer and Exchange of Notes	9

ARTICLE VI

CONDITIONS TO CLOSING
Portugal’s obligation to purchase the Notes at each Note Closing is subject to the fulfillment to its satisfaction on or prior to the related Note Closing Date of each of the following conditions:	10
6.1 Legal Investment	10
6.2 Representations and Warranties	10
6.3 Agreements and Covenants	10
6.4 Use of Proceeds	10
6.5 Regulatory Approvals	10
6.6 Registration Rights	10
6.7 Opinions of Counsel	11
6.8 Issuance Taxes	11
6.9 France Acquisition	11
6.10 Combination Agreement	11
6.11 Outside Date	11

ARTICLE VII

TERMINATION OF COMMITMENT
7.1 Termination of Commitment	11
ARTICLE VIII

GENERAL PROVISIONS
8.1 Certain Defined Terms and Interpretation	12
8.2 Notices	12
8.3 Counterparts	14
8.4 Entire Agreement; Third Party Beneficiaries	14
8.5 Amendment	14
8.6 Severability	14
8.7 Other Remedies; Specific Performance	14

8.8 Governing Law	15
8.9 No Personal Liability	15
8.10 Assignment	15
8.11 WAIVER OF JURY TRIAL	16
8.12 Currency	16
8.13 Delays or Omissions	16

EXHIBITS

Exhibit A Form of Note

NOTE PURCHASE AGREEMENT
     NOTE PURCHASE AGREEMENT, dated as of June 25, 2006 (this “Agreement”), between INCO LIMITED, a corporation organized and existing under the laws of Canada (“Italy”), and PHELPS DODGE CORPORATION, a New York corporation (“Portugal”).
RECITALS
     A. Italy and Portugal have entered into a Combination Agreement, dated as of the date hereof (the “Combination Agreement”), which agreement provides for the acquisition by Portugal of all of the outstanding capital stock of Italy pursuant to the Plan of Arrangement attached as an exhibit to the Combination Agreement, subject to the conditions therein.
     B. Italy and France, a corporation organized and existing under the laws of Ontario (“France”), are party to a Support Agreement providing for the acquisition of France by Italy, which agreement has been amended as of the date hereof in order, among other things, to increase the cash consideration to be paid to the shareholders of France in connection with such acquisition.
     C. Portugal wishes to commit to purchase from Italy, on the terms and subject to the conditions set forth in this Agreement, up to US$3.0 billion principal amount of Italy’s 8.0% Convertible Subordinated Notes due April 1, 2012 (the “Notes”). The parties agree that each Note so purchased will comprise a separate debt issue by Italy.
     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
ISSUANCE AND SALE OF NOTES
     1.1 Authorization of Notes. Italy will authorize the issue and sale of the Notes, which shall be substantially in the form set forth in Exhibit A.
     1.2 Use of Proceeds. Subject to the following two sentences, proceeds from the sale of Notes may be applied by Italy only for (a) the acquisition of Falconbridge common shares as contemplated by the Support Agreement (an “Acquisition Use”) and/or (b) the satisfaction of the obligations of Italy and France to any shareholders exercising dissent rights in respect of such transaction (a “Dissent Right Use”). Proceeds from the sale of Notes may be applied to an Acquisition Use provided, and to the extent, that Italy has fully drawn all commitments under all financing facilities that it has in place on June 25, 2006 or that are contemplated by financing commitments in place on such date for the purpose of funding its acquisition of France (collectively, the “France Acquisition Facilities”) and such funds, together with Italy’s reasonably available cash resources, are insufficient to pay the cash portion of the consideration payable to the shareholders of France pursuant to the offer and the subsequent acquisition transaction contemplated by the Support Agreement. Proceeds from the sale of Notes may be applied to a Dissent Right Use provided, and to the extent, that (1) the product of (x) the number of France common shares in respect of which dissent rights have been validly exercised and not withdrawn multiplied by (y) Cdn$80.13 is in excess of (2) the amount of undrawn commitments under the France Acquisition Facilities plus the amount of Italy’s reasonably available cash resources.
     1.3 Sale and Purchase of Notes.
     (a) On the terms and subject to the conditions of this Agreement (including Section 1.2), on the date (the “Initial Note Closing Date”) of the closing of the acquisition by Italy of at least two-thirds of the outstanding common shares of France (or such lesser amount as shall be approved by Portugal in writing) (the “Initial Take-Up”) on the terms and subject to the conditions set forth in the Support Agreement (no material term or condition of which shall be waived or amended by Italy without the prior written consent of Portugal), Italy shall issue, transfer, deliver and sell to Portugal, and Portugal shall purchase and accept from Italy, Notes in an aggregate principal amount (the “Initial Purchase Amount”) , as shall be specified by Italy, not to exceed US$3,000,000,000.
     (b) On the terms and subject to the conditions of this Agreement (including Section 1.2), on any one date (a “Second Note Closing Date”) subsequent to the Initial Take-Up and prior to the France Subsequent Acquisition Transaction that Italy acquires additional common shares of France as contemplated by the Support Agreement, Italy shall issue, transfer, deliver and sell to Portugal, and Portugal shall purchase and accept from Italy, Notes in an aggregate principal amount (the “Second Purchase Amount”), as shall be specified by Italy, not to exceed US$3,000,000,000 less the Initial Purchase Amount.
     (c) On the terms and subject to the conditions of this Agreement (including Section 1.2), on such date (the “Third Note Closing Date”) as Italy shall consummate the France Subsequent Acquisition Transaction, Italy shall issue, transfer, deliver and sell to Portugal, and Portugal shall purchase and accept from Italy, Notes in an aggregate principal amount (the “Third Purchase Amount”), as shall be specified by Italy, not to exceed US$3,000,000,000 less the sum of the Initial Purchase Amount and the Second Purchase Amount.

     (d) On the terms and subject to the conditions of this Agreement (including Section 1.2), on such date (the “Final Note Closing Date,” and together with the Initial Note Closing Date, the Second Note Closing Date, and the Third Note Closing Date, a “Note Closing Date”) as shall be specified by Italy that is within 90 calendar days following the consummation of the France Subsequent Acquisition Transaction, Italy shall issue, transfer, deliver and sell to Portugal, and Portugal shall purchase and accept from Italy, Notes in an aggregate principal amount, as shall be specified by Italy, not to exceed US$3,000,000,000 less the sum of the Initial Purchase Amount, the Second Purchase Amount and the Third Purchase Amount.
     (e) Italy shall give Portugal at least five business days written notice of (i) each Note Closing Date and (ii) the amount of Notes to be purchased on such date.
     1.4 Closing Issuance of Notes and Cash Payment. At the closing (a “Note Closing”) of any purchase of Notes hereunder (a “Note Purchase”) (i) Italy shall deliver to Portugal one or more Notes, as may be specified by Portugal, each dated as of the Closing Date related to such Note Purchase and registered in the name of Portugal or its nominee, duly authorized, free and clear of all liens and restrictions of any kind (except for those imposed by applicable securities laws) and (ii) Portugal shall deliver or cause to be delivered to Italy by wire transfer of immediately available funds, to an account or accounts designated by Italy, the related Purchase Price.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF ITALY
     Italy represents and warrants to Portugal as follows:
     2.1 Organization and Qualification. Each of Italy and its Subsidiaries that is a corporation or other legal entity duly is organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate, partnership or similar power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Italy. Each of Italy and its Subsidiaries is in possession of all Approvals from all Governmental Entities necessary to own, lease and operate the properties it purports to own, operate or lease and to lawfully carry on its business as now conducted, except where the failure to have such Approvals has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Italy.
     2.2 Articles of Incorporation and Bylaws. Italy has Disclosed to Portugal complete and correct copies of the Italy Charter Documents, as amended to date. Such Italy Charter Documents, as so amended, and the equivalent organizational documents of each of its Subsidiaries, are in full force and effect. Italy is not in violation of any of the provisions of the Italy Charter Documents, and no material Subsidiary of Italy is in violation of any of its organizational documents, except where such violation has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Italy.
     2.3 Authority Relative to this Agreement. Italy has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Italy of this Agreement and the consummation by Italy of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Italy, and no other corporate proceedings on the part of Italy are necessary to authorize this Agreement, or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Italy and, assuming the due authorization, execution and delivery by Portugal, constitutes a valid, legal and binding obligation of Italy, enforceable against Italy in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought and (iii) the Currency Act (Canada) precludes a court in Canada from rendering judgment in any currency other than Canadian currency.
     2.4 No Conflict; Required Filings and Consents.
     (a) The execution, delivery and performance by Italy of this Agreement and the consummation by Italy of the transactions contemplated hereby do not and will not, subject to receipt of the Approvals referred to in Section 2.4(b) below, (i) contravene, conflict with or result in a violation or breach of any provision of the Italy Charter Documents or the equivalent organizational documents of any of Italy’s material Subsidiaries, (ii) contravene, conflict with or result in a violation or breach of any provisions of any Law applicable to Italy or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, amendment, acceleration, triggering or cancellation or other change of any right or obligation or the loss of any benefit to which Italy or any of its Subsidiaries is entitled under (A) any provision of any Contract or other instrument binding upon Italy or any of its Subsidiaries or (B) any Permit held by, or affecting, or relating in any way to, the assets or business of, Italy or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Italy or any of its Subsidiaries, other than such exceptions in the case of clause (ii), (iii) or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Italy.
     (b) The execution, delivery and performance by Italy of this Agreement and the consummation by Italy of the transactions contemplated hereby do not, and shall not, require any Approval, action by or in respect of, filing with or notification to, any Governmental Entity, to be made or obtained by Italy or its Subsidiaries, except for (A) such filings, authorizations, decisions or orders as may be required by the rules and regulations of the TSX, (B) the listing of the Common Shares issuable upon conversion or maturity of the Notes on the NYSE, and (C) any other Approvals or Permits, which, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy.
     2.5 Issuance of Notes. The issuance, sale and delivery of the Notes in accordance with this Agreement, and the issuance and delivery of any Italy Common Shares upon conversion of all or any portion of the Notes, have been, or will be on or prior to the Closing, duly authorized by all necessary corporate action on the part of Italy, and a bona fide estimate of the number of Italy Common Shares so issuable has been duly reserved for issuance. The Notes when issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement will be duly and validly issued, and any Italy Common Shares issuable upon conversion of all or part of the Notes, will be duly and validly issued, fully paid and nonassessable. No person has any preemptive right or rights of first refusal which will be triggered by reason of the issuance of any Italy Common Shares upon conversion of all or part of the Notes.
     2.6 Offering. Assuming the accuracy of Portugal’s representations and warranties in Article III hereof, the offer, issuance and sale of the Notes as contemplated by this Agreement and the issuance and delivery of the Italy Common Shares issuable on the conversion of the Notes, are exempt from the registration requirements of the 1933 Act and the registration and prospectus requirements of the Securities Act (Ontario), and neither Italy nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemption.
     2.7 Private Offering by Italy. Neither Italy nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than Portugal. Neither Italy nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.
     2.8 Margin Regulations. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities, in either case under such circumstances as to involve Italy in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 10% of the value of the consolidated assets of Italy and its Subsidiaries, but Italy expects that margin stock will constitute more than 10% of the value of such assets after the initial take-up of France shares pursuant to the pending offer to acquire such shares. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
     2.9 Status under Certain Statutes. Neither Italy nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended.
     2.10 Combination Agreement Representations. As of the date hereof, each of the representations and warranties of Italy set forth in the Combination Agreement are, subject to the Italy Disclosure Schedule referred to therein, true and correct in all respects, except to the extent that the failure of such representations and warranties to be true (ignoring for such purpose any materiality (including the word “material”) or “Material Adverse Effect” qualification) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Portugal.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PORTUGAL
     Portugal represents and warrants to Italy as follows:
     3.1 Accredited Investor Status. Portugal is an “Accredited Investor” as that term is defined in (i) Rule 501 of Regulation D promulgated under the Securities Act and (ii) National Instrument 45-106 – Prospectus and Registration Exemptions of the Canadian Securities Administrators. Portugal is able to bear the economic risk of the purchase of the Notes pursuant to the terms of this Agreement, including a complete loss of Portugal’s investment in the Notes.
     3.2 Transfer Restrictions. Portugal understands that the Notes have not been registered under the 1933 Act, or qualified for distribution under any Canadian provincial securities laws, nor qualified under any state securities law. Portugal understands that the resale of the Notes in the United States may be restricted unless a subsequent disposition thereof is registered under the Securities Act and registered under any state securities law or is exempt from such registration; provided, however, that nothing in this paragraph shall affect Portugal’s rights as set forth in the Registration Rights Agreement.

     3.3 Authority Relative to this Agreement. Portugal has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Portugal of this Agreement and the consummation by Portugal of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Portugal, and no other corporate proceedings on the part of Portugal are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Portugal and, assuming the due authorization, execution and delivery by Italy, constitutes a valid, legal and binding obligation of Portugal, enforceable against Portugal in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought and (iii) the Currency Act (Canada) precludes a court in Canada from rendering judgment in any currency other than Canadian currency.
     3.4 No Conflict; Required Filings and Consents. The execution, delivery and performance by Portugal of this Agreement and the consummation by Portugal of the transactions contemplated hereby, do not and will not (i) contravene, conflict with or result in a violation or breach of any provision of the Portugal Charter Documents or the equivalent organizational documents of any of Portugal’s material Subsidiaries, (ii) contravene, conflict with or result in a violation or breach of any provisions of any Law applicable to Portugal or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, amendment, acceleration, triggering or cancellation or other change of any right or obligation or the loss of any benefit to which Portugal or any of its Subsidiaries is entitled under (A) any provision of any Contract or other instrument binding upon Portugal or any of its Subsidiaries or (B) any Permit held by, or affecting, or relating in any way to, the assets or business of, Portugal or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Portugal or any of its Subsidiaries, other than such exceptions in the case of clause (ii), (iii) or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal.

ARTICLE IV
COVENANTS OF ITALY
     4.1 Availability of Common Shares for Conversion. Italy will not issue or agree to issue any Italy Common Shares or options, rights or warrants to purchase Italy Common Shares or securities convertible into or exchangeable for Italy Common Shares or take any other action if, after giving effect thereto, the number of Italy Common Shares remaining unissued and duly reserved for issuance upon conversion of the Notes shall be insufficient to permit conversion.
     4.2 Covenants in Combination Agreement. Italy will comply with each of the covenants and agreements in the Combination Agreement that are applicable to it, on the terms and subject to the conditions set forth therein.
ARTICLE V
FURTHER AGREEMENTS
     5.1 Form of Notes. The Notes shall be substantially in the form attached as Exhibit A.
     5.2 Confidentiality. The parties acknowledge that Italy and Portugal have previously executed the Confidentiality Agreements, which will continue in full force and effect in accordance with their respective terms.
     5.3 Public Announcements. Portugal and Italy shall use reasonable best efforts (i) to develop a joint communications plan, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except where the circumstances make it impractical or prompt disclosure is required by applicable law, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. Except in respect of any announcement required by applicable Law, no party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld or delayed.
     5.4 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of Portugal and Italy agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the Agreement and the transactions contemplated hereby, including the issuance, sale and delivery of the Notes.
     5.5 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the transactions contemplated hereby are consummated. Notwithstanding the foregoing, Italy shall pay all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Notes.
     5.6 Transfer and Exchange of Notes.
     (a) Portugal agrees that it will not transfer any Notes to any person in the mining business having an equity market capitalization of $10 billion or more, or any person known by Portugal (without any duty of investigation) to be an affiliate of such person or person acting jointly or in concert with any such person, and that any Person to whom Portugal transfers any Notes must agree to the foregoing restriction.
     (b) Subject to the foregoing section 5.6(a), upon surrender of the Notes at the principal executive office of Italy for registration of transfer or exchange (and in the case of a surrender for registration of transfer, accompanied by a written instrument of transfer duly executed by the registered holder of the Notes or such Holder’s attorney duly authorized in writing and accompanied by the address for notices of each transferee of the Notes or part thereof), Italy shall, within five Business Days thereafter, execute and deliver, at Italy’s expense (except as provided below), one or more new notes (as requested by the holder thereof, each in a principal amount no less than US$250,000,000) (the “New Notes”) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Notes. Each of the New Notes shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit A. Each of the New Notes shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Notes or dated the date of the surrendered Notes if no interest shall have been paid thereon. Italy may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of the Notes.
     (c) Any transferee, by its acceptance of a note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 3.2. Italy may require that a transferee acknowledge the restrictions herein.
     5.7 Voting by Portugal. For so long as Portugal holds any Italy Common Shares acquired upon the conversion of the Notes, it will use its reasonable best efforts to cause such shares to be voted in proportion with the votes cast by the other holders of outstanding Italy Common Shares.

ARTICLE VI
CONDITIONS TO CLOSING
     Portugal’s obligation to purchase the Notes at each Note Closing is subject to the fulfillment to its satisfaction on or prior to the related Note Closing Date of each of the following conditions:
     6.1 Legal Investment. At the time of the Note Closing, the purchase of the Notes by Portugal hereunder shall be legally permitted by all Laws to which Portugal and Italy are subject.
     6.2 Representations and Warranties. The representations and warranties of Italy contained in this Agreement shall be true and correct in all material respects as of such Note Closing Date with the same effect as if made at and as of such Note Closing Date, and Portugal shall have received a certificate with respect to the foregoing signed on behalf of Italy by an authorized officer of Italy.
     6.3 Agreements and Covenants. Italy shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to such Note Closing Date, and Portugal shall have received a certificate to such effect signed on behalf of Italy by an authorized officer of Italy.
     6.4 Use of Proceeds. Portugal shall have received a certificate signed on behalf of Italy by an authorized officer of Italy to the effect that either (i) proceeds from the sale of Notes will be applied to an Acquisition Use and Italy has fully drawn on all commitments under the France Acquisition Facilities and such funds, together with Italy’s reasonably available cash resources, are insufficient to pay the cash portion of the consideration payable to the shareholders of France as contemplated by the Support Agreement or (ii) proceeds from the sale of Notes will be applied to a Dissent Right Use and (1) the product of (x) the number of France common shares in respect of which dissent rights have been validly exercised and not withdrawn multiplied by (y) Cdn$80.13 is in excess of (2) the amount of undrawn commitments under the France Acquisition Facilities plus the amount of Italy’s reasonably available cash resources.
     6.5 Regulatory Approvals. Italy shall have obtained (i) the conditional approval of the TSX to the issuance and sale of the Notes and the issuance of the Italy Common Shares upon the conversion of the Notes and (ii) the conditional approval for the listing of such Italy Common Shares on the TSX, and (iii) application shall have been made for the listing of such Italy Common Shares on the NYSE.
     6.6 Registration Rights. Italy shall have executed and delivered a registration rights agreement, having customary terms and otherwise in form and substance reasonably satisfactory to Portugal, it being understood that the parties intend to use reasonable commercial efforts to agree on the form of such an agreement promptly after the date hereof.
     6.7 Opinions of Counsel. Portugal shall have received a favorable written opinions from Osler, Hoskin & Harcourt LLP and Sullivan & Cromwell LLP, counsel to Italy, reasonably satisfactory to Portugal, as to the validity and enforceability of the Notes and the registration rights agreement and the exemption of the sale of the Notes from registration under the Securities Act.
     6.8 Issuance Taxes. All taxes imposed by law in connection with the issuance, sale and delivery of the Notes shall have been fully paid by Italy, and all laws imposing such taxes shall have been fully complied with by Italy.
     6.9 France Acquisition. All of the conditions set forth in Section 1.1 of the Support Agreement shall have been satisfied in full without waiver thereof (except as may have been agreed in writing by Portugal).
     6.10 Combination Agreement. The Combination Agreement shall not have been terminated pursuant to any of clauses (a), (g) (to the extent resulting from the failure of the condition set forth in Section 8.3(b) of the Combination Agreement), (i) (except in circumstances arising as a result of a Material Adverse Effect in respect of Portugal), or (j) of Section 9.1 thereof.
     6.11 Outside Date. Such Note Closing Date is not later than March 31, 2007.
ARTICLE VII
TERMINATION OF COMMITMENT
     7.1 Termination of Commitment.
     (a) The purchase commitment of Phelps Dodge under Article I hereof may be terminated at any time by the mutual written consent of Italy and Portugal.
     (b) Phelps Dodge may terminate its purchase commitment under Article I hereof (i) if there has been a material breach of any representation or warranty of Italy contained in this Agreement or (ii) if there has been a material breach of any of the covenants or agreements contained in this Agreement on the part of Italy, which breach under clause (i) or (ii) is not curable or, if curable, is not cured within 10 business days after written notice of such breach is given by Portugal to Italy; or (iii) if a Change of Control (as defined in the Notes) shall have occurred, or (iv) at any time after March 31, 2007.

     (c) This Agreement shall be terminated and the Note Purchase may be abandoned by either Italy or Portugal prior to the Initial Note Closing if there shall be passed any Law that makes the consummation of the transaction contemplated by this Agreement or the Support Agreement illegal or otherwise prohibited, or if a Governmental Entity in the United States or Canada shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transaction contemplated by this Agreement or the Support Agreement, which Order or other action is final and nonappealable.
ARTICLE VIII
GENERAL PROVISIONS
     8.1 Certain Defined Terms and Interpretation.
     (a) All capitalized terms used herein that are not specifically defined herein are used as defined in the Combination Agreement.
     (b) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Unless otherwise indicated, the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” a Person, such reference shall be deemed to include the business of such Person and all direct and indirect Subsidiaries of such Person. Reference to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.
     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):
(i)	if to Portugal, to:
Phelps Dodge Corporation
One North Central Ave.
Phoenix, AZ 85004
Attention: David Colton
Telecopy No.: (602) 366-7321

with copies to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, N.Y. 10022
Attention:    Michael W. Blair
                    Gregory V. Gooding
Telecopy No.:     (212) 909-6870
and
Heenan Blaikie
P.O. Box 185, Suite 2600
200 Bay Street
South Tower, Royal Bank Plaza
Toronto, Ontario M5J 2J4
Attention:   Jeff Barnes
Telecopy No.:   (416) 360-8425
(ii)	if to Italy, to:
Inco Limited
145 King Street West
Suite 1500
Toronto, Ontario M5H 4B7,
Canada
Attention: Simon Fish
Telecopy No.: (416) 361-7781
with copies to:
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:    Donald R. Crawshaw
Telecopy No.: 212-558-3588

and
Osler, Hoskin & Harcourt LLP
P.O. Box 50
1 First Canadian Place, Suite 6600
Toronto, Ontario
Canada M5X 1B8
Attention: Dale Ponder
Telecopy No.:
     8.3 Counterparts. This Agreement may be executed in one or more counterparts, which may be delivered by facsimile transmission, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     8.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior representations, agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any other person any rights or remedies hereunder.
     8.5 Amendment. This Agreement may be amended, not later than the Closing Date, by action taken or authorized by the respective boards of directors of the parties (or, to the extent permitted by Laws, any duly empowered committee thereof) at any time by execution of an instrument in writing signed on behalf of each of Portugal and Italy.
     8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     8.8 Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with, and any disputes arising out of or related to this Agreement shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York. Except with respect to any matter relating thereto over which the Court has jurisdiction, the parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Actions shall be heard and determined in such New York court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 8.2 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
     8.9 No Personal Liability.
     (a) No director or officer of Portugal shall have any personal liability whatsoever to Italy under this Agreement, or any other document delivered in connection with the Arrangement on behalf of Portugal.
     (b) No director or officer of Italy shall have any personal liability whatsoever to Portugal under this Agreement, or any other document delivered in connection with the Arrangement on behalf of Italy.
     8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     8.11 WAIVER OF JURY TRIAL. EACH OF PORTUGAL AND ITALY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PORTUGAL OR ITALY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
     8.12 Currency. Unless otherwise specifically indicated, all sums of money referred to in this Agreement are expressed in U.S. Dollars.
     8.13 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to Portugal as holder of the Notes, upon any breach or default of Italy under this Agreement, shall impair any such right, power or remedy of Portugal nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Portugal of any breach or default under this Agreement, or any waiver on the part of Portugal of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.
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     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

INCO LIMITED

By:

Name:
Title:

PHELPS DODGE CORPORATION

By:

Name:
Title: